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As filed with the Securities and Exchange Commission on May 4, 2006

Registration No. 333-102511

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 5 ON FORM S-1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Brand Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	13-3909681 (I.R.S. Employer Identification Number)

Brand Energy & Infrastructure Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	13-3909682 (I.R.S. Employer Identification Number)

Brand Scaffold Services, LLC
(Exact name of registrant
as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	43-1872612 (I.R.S. Employer Identification Number)

Brand Scaffold Rental & Erection, LLC
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	13-3909680 (I.R.S. Employer Identification Number)

Brand Scaffold Builders, LLC
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	13-3909683 (I.R.S. Employer Identification Number)

Scaffold-Jax, Inc.
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	59-2561427 (I.R.S. Employer Identification Number)

Brand Scaffold Erectors, Inc.
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	43-1915982 (I.R.S. Employer Identification Number)

Scaffold Building Services, Inc.
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	26-0047244 (I.R.S. Employer Identification Number)

Brand Special Events, Inc.
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	43-1872610 (I.R.S. Employer Identification Number)

Mike Brown-Grandstands, Inc.
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	43-1879382 (I.R.S. Employer Identification Number)

Kwikrig, Inc.
(Exact name of registrant as
specified in its charter)

California (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	95-4396650 (I.R.S. Employer Identification Number)

Brand Staffing Services, Inc.
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	43-1845105 (I.R.S. Employer Identification Number)

Skyview Staffing, Inc.
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	43-1845084 (I.R.S. Employer Identification Number)

Hightower Staffing, Inc.
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	43-1876520 (I.R.S. Employer Identification Number)

Brandcraft Labor, Inc.
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	43-1898879 (I.R.S. Employer Identification Number)

Skyview Safety Services, Inc.
(Exact name of registrant as
specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1700 (Primary Standard Industrial Classification Code Number)	43-1929453 (I.R.S. Employer Identification Number)

2505 South Main Street
Kennesaw, Georgia 30144
(770) 514-1411
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul T. Wood
Chief Executive Officer and President
2505 South Main Street
Kennesaw, Georgia 30144
(770) 514-1411
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jin K. Kim, Esq.
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York
(212) 506-2696

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion—Dated May 4, 2006.

PROSPECTUS

Brand Services, Inc.

$150,000,000

12% Senior Subordinated Notes due 2012

Guaranteed by the Guarantors name herein

        We issued the 12% Senior Subordinated Notes due 2012 (the "notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for our 12% Senior Subordinated Notes due 2012 (the "old notes").

        We will pay interest on the notes semi-annually on April 15 and October 15 of each year, commencing on April 15, 2003. The notes will mature on October 15, 2012. At our option, we may redeem the notes on or after October 15, 2007 at the redemption prices set forth in this prospectus. There is no sinking fund for the notes.

        The notes are our unsecured senior subordinated obligations and rank junior to our senior indebtedness and equally with all of our unsecured senior subordinated indebtedness. Our obligations under the notes are fully and unconditionally guaranteed on a senior subordinated basis by Brand Energy & Infrastructure Services, Inc., our parent, and each of our domestic subsidiaries.

        This prospectus is to be used by J.P. Morgan Securities Inc. in connection with offers and sales related to market-making transactions in the notes. J.P. Morgan Securities Inc. may act as principal or agent in such transactions. These sales will be made at prices related to prevailing market prices at the time of such sale. We will receive no portion of the proceeds of the sale of such notes and will bear expenses incident to the registration thereof.

        Investing in the notes involves risks. See "Risk Factors" beginning on page 10 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA	7
RISK FACTORS	10
FORWARD-LOOKING STATEMENTS	20
USE OF PROCEEDS	21
CAPITALIZATION	21
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	22
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
BUSINESS	42
MANAGEMENT	49
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
DESCRIPTION OF OTHER INDEBTEDNESS	58
DESCRIPTION OF THE NOTES	60
BOOK-ENTRY; DELIVERY AND FORM	101
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	103
PLAN OF DISTRIBUTION	109
LEGAL MATTERS	110
EXPERTS	110
WHERE YOU CAN FIND MORE INFORMATION	110
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information is this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This summary highlights key aspects of our company, but does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context indicates or otherwise requires, references in this prospectus to (i) the term "Brand Energy" is to Brand Energy & Infrastructure Services, Inc., which is the direct parent of Brand Services, Inc., (ii) the term "Brand Services" is to Brand Services, Inc. and its subsidiaries, (iii) the terms "Brand," "our company," "we," "us" or "our" are to Brand Energy and its subsidiaries, and (iv) the term "Brand LLC" is to Brand Holdings, LLC, which is the direct parent of Brand Energy.

Our Company

        We are a leading industrial services company. We believe we are the largest North American provider of scaffolding work access services, which include design engineering, project management, labor for the erection and dismantlement of complex scaffolding systems and the associated equipment rental. Additionally, we provide concrete forming and shoring and specialty craft labor services. We primarily service North American energy-related markets, with clients in the refining, chemical, power generation, offshore oil production and other industries. In energy-related markets, our services support the ongoing maintenance, inspection and periodic overhauls ("turnarounds") of our customers' facilities. We also provide work access services associated with the construction of new facilities and the expansion or upgrading of existing sites. In the commercial and infrastructure markets, we support new construction and renovation projects, including for high-rise buildings, hospitals, airports, churches, bridges, dams and other construction and renovation projects throughout North America and in select international regions.

        Our work access service offerings facilitate access to our customers' tall and complex structures. The core of our work access business is comprised of work access services for ongoing maintenance at our customers' facilities, many of which we have serviced for over 20 years. In our forming and shoring business, we provide customized applications that support our customers concrete formwork needs. The modular formwork systems we provide enable our customers to shorten construction times and reduce labor costs. We also provide our customers with specialty craft labor services, including insulation, carpentry and safety services. We believe that providing these services strengthens our relationships with our core customer base and provides us with a source of revenues that requires no additional capital investment.

        In 2005 we acquired the operations of Aluma Enterprises, a leading provider of work access and forming and shoring services in Canada. Approximately 60% of Aluma's business serves the Canadian refining market, including the Alberta Oil Sands. Through this acquisition we also acquired a concrete forming and shoring business which has a strong presence in select North American regions and international markets.

        We deliver our services through an extensive field service organization consisting of 6,000 to 7,000 skilled craftspeople (depending on seasonal needs), 88 field offices and an additional 74 facilities located at customer sites throughout the United States, Canada and selected international locations.

Industry Dynamics

  The Work Access Industry

        The scaffolding industry provides work access services to the industrial and the commercial markets, each of which requires different types of equipment and services. Services we provide to our industrial customers generally require "system" scaffolding capable of conforming to irregularly shaped structures. These structures require specially engineered designs and equipment as well as a highly skilled workforce to erect and dismantle the scaffolding. Services we provide our commercial customers generally require "frame and brace" scaffolding, which is less versatile than system scaffolding but which is broadly used in the construction and renovation markets. We estimate that the total North American market for work access services is approximately $2.6 billion.

        Industrial customers require work access services for ongoing maintenance, periodic turnarounds and capital projects related to their facilities. Turnarounds and capital projects commonly require the partial or complete shutdown of a facility, which results in the loss of substantial revenue per day; as a result, speed and reliability in the execution of this work are key customer considerations. Safety is another important consideration for industrial customers, as work access contractor accidents may be counted against a customer's safety record and may result in project delays, increases in insurance premiums and additional regulatory oversight and related costs.

        Commercial work access services are provided primarily to the high-rise commercial, residential and institutional construction and renovation markets. Building construction companies use work access services to provide their construction and maintenance personnel with safe and efficient platforms to perform masonry work, apply stucco, drywall and paint and conduct a wide range of other construction and renovation activities.

        Industrial companies, engineering and construction firms and commercial construction companies are increasingly outsourcing work access services primarily due to increased safety regulations, limited availability of skilled labor, the greater expertise of work access providers and a general trend for these firms to focus on their core competencies. These companies have generally outsourced work access projects to providers with large equipment fleets and strong project management services. Concurrent with this ongoing trend is an increasing desire by industrial work access customers to consolidate their service providers and reduce the number of suppliers that have access to their facilities. This trend creates opportunities for providers which have existing relationships with such customers.

        Maintenance and capital spending by companies in the refining, petrochemical, chemical, utility, pulp and paper and building construction and renovation industries drives demand for work access services. These companies' spending decisions are, in turn, influenced by the strength of the markets for their products and, in many cases, regulatory, macroeconomic and geopolitical factors. For example, in the refining industry, strong overall demand for refined petroleum products, a trend toward refining a wider range of crude oil grades, the need to de-bottleneck production capacity as refinery utilization rates reach more than 90% and increased investment to achieve compliance with environmental regulations are driving increased spending by refineries on maintenance and capital projects.

        In the Alberta Oil Sands, one of the largest oil reserves in the world, high levels of demand for crude oil and declining extraction costs are driving significant capital investment. According to the Oil and Gas Journal and the Canadian Association of Petroleum Producers, the Alberta Oil Sands contain the second-largest deposits of oil in the world, representing approximately 50% of Canada's total crude oil output and approximately 10% of total North American production. One industry source estimates that $85.0 to $90.0 billion of additional capital could be spent in the Alberta Oil Sands by 2015 to triple the current output capacity to three million barrels per day. This investment represents an attractive growth opportunity for work access service providers. In the utility industry, high natural gas prices have led to increasing reliance on coal-fired and combined-cycle power plants which, in turn, has resulted in increased maintenance costs for utility companies. In addition, growing electricity demand and emissions regulations have driven capital investment as utilities expand capacity and make improvements required to comply with environmental regulations.

  The Concrete Forming and Shoring Industry

        Concrete forming and shoring is a major sector within the construction industry. Forming and shoring equipment consists of steel and aluminum interlocking horizontal, vertical and platform pieces. "Forming" is a term used to describe the assembly of these pieces into forms that allow the pouring of vertical concrete structures like walls, cores, piers and columns. "Shoring" is a term used to describe an assembly of these pieces into table-like structures that allow the pouring of horizontal slabs or floors. Shoring is also used to support recently poured horizontal surfaces or loaded horizontal surfaces. Forming and shoring companies offer a spectrum of services, from pre-engineered systems to custom-designed formwork and shoring services that meet specific construction needs. Pre-engineered formwork and shoring systems are typically rented to customers on a project-by-project basis, whereas custom designed formwork and shoring systems are typically sold to owners or project managers for use on complex or non-standard concrete structures. These services are typically provided to build structures, including high-rise buildings, dams and locks, tunnels, bridges and overpasses, airports, stadiums and power plants.

        The forming and shoring industry is currently benefiting from strong demand for large scale capital projects driven by strong economic growth, particularly in the Southern and Western United States, and federal government investment in aging transportation infrastructure. The forming and shoring industry has also benefited from the increased desirability of concrete as a building material over steel construction due to the increased design flexibility, lower cost and abundant supply of concrete. These factors are driving construction contractors and managers to favor pre-engineered forming and shoring equipment to further shorten construction times and lower labor costs.

Our Strategy

        We intend to leverage our strong position with existing customers in our current market segments, while maintaining an entrepreneurial culture that encourages our employees to identify and capitalize on new opportunities. In order to accomplish these goals, we are focused on the following strategies:

  •
  Maintain Our Current Market Leadership Position.    We intend to continue to focus on North American energy-related markets while leveraging our strong customer relationships to secure additional maintenance projects, which have historically led to opportunities to support capital projects by these customers.

  •
  Continue to Focus on Our Alberta Oil Sands Business.    We are focused on maintaining our existing business and winning new contracts in the fast-growing market for oil extraction and refining in the Alberta Oil Sands region, which is believed to contain the second-largest deposit of oil in the world.

  •
  Increase Our Focus on the Utility Sector.    We intend to increase our focus on clients in the utility sector, where we expect that the combination of higher energy prices, reliance on coal-fired generating facilities and the need to comply with new environmental regulations presents a significant opportunity for us to expand our business.

  •
  Enhance Our Business through Acquisitions.    We intend to focus on enhancing our business through selected acquisitions, which represent an opportunity to extend our geographic reach and to increase our service offerings while achieving cost and revenue synergies.

  •
  Continue to Develop Innovative Proprietary Engineering Capabilities.    We intend to continue to develop innovative proprietary engineering capabilities that help us both retain existing customers and successfully bid for new business.

  •
  Leverage Our Existing Customer Base to Add Complementary Services.    We intend to continue to leverage our existing customer base to add complementary services that will help us deepen our existing customer relationships, generate an incremental source of revenue without additional capital investment and enhance our ability to offer our craft laborers consistent and steady work.

  •
  Optimize Business Performance with Focused Initiatives.    Our Six Sigma training and certification process, an upgraded server-based application IT platform and the operational experience of our management enable us to manage our business and expand our margins through operational leverage and efficiency while providing superior customer reporting on project management and job costs.

Proposed Transactions

        In connection with the filing of a Form S-1 with the Securities and Exchange Commission for the initial public offering (the "Offering") of Brand Energy's common stock, we expect to effect a number of transactions, including:

  •
  the refinancing, or amendment and restatement, of our credit facility pursuant to which, among other things, we will borrow an additional amount (to be determined in connection with the Offering) in term loans thereunder;

  •
  the redemption of all of the outstanding shares of our non-voting cumulative redeemable Series A preferred stock;

  •
  the consummation of private repurchases of all of our outstanding 13% senior subordinated pay-in-kind notes due 2013;

  •
  the consummation of a tender offer and consent solicitation in respect of Brand Services' outstanding 12% senior subordinated notes due 2012 pursuant to which Brand Services will offer to repurchase all of the outstanding notes and solicit consents to certain amendments to the indenture governing the notes, and a corresponding contribution by Brand Energy to the capital of Brand Services in cash in an amount sufficient to permit Brand Services to repurchase all of the notes tendered in connection with such tender offer;

  •
  the consummation of a stock split of our common stock;

  •
  the redemption by Brand LLC of all of its outstanding Class A Units (the "LLC Redemption") at an aggregate redemption price payable in such number of shares of our common stock then held by Brand LLC (such shares, the "Class A Unit Redemption Shares") equal to the aggregate required redemption price calculated in accordance with Brand LLC's limited liability company agreement divided by the initial public offering price per share of our common stock in the Offering; and

  •
  the liquidation of Brand LLC and the distribution in liquidation of all of the remaining shares of our common stock then held by Brand LLC (after giving effect to the LLC Redemption) to the remaining holders of its membership units and the holders of warrants to purchase its membership units (collectively, the "LLC Liquidation").

We collectively refer to the Offering together with each of the foregoing transactions as the "Offering and Related Transactions."

Corporate Information

        Brand Services, Inc. was incorporated in the state of Delaware in 1996. Our executive offices are located at 2505 South Main Street, Kennesaw, Georgia 30144, and our telephone number is (770) 514-1411. Our corporate website address is www.brandservicesinc.com. Our website and the information contained on our website are not part of this prospectus.

Terms of the Notes

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Brand Services, Inc.
Notes	$150,000,000 aggregate principal amount of 12% Senior Subordinated Notes due 2012.
Maturity Date	October 15, 2012.
Interest	12% per annum, payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2003.
Guaranties	The notes are fully and unconditionally guaranteed, jointly and severally, by Brand Energy and all of our current and certain of our future domestic restricted subsidiaries.
Ranking	The notes are our unsecured senior subordinated obligations. The notes and guaranties rank:
• junior to all of our and the guarantors' existing and future senior indebtedness;
• equally with any of our and the guarantors' existing and future senior subordinated indebtedness; and
• senior to any of our and the guarantors' existing and future subordinated indebtedness.

As of December 31, 2005, we had $289.8 million of senior indebtedness outstanding (which amount does not include $50.0 million that we have the ability to borrow under our revolving credit facility) and our non-guarantor subsidiaries, which are our foreign subsidiaries, had approximately $20.4 million of third party liabilities that would be structurally senior to the notes.
The indenture governing the notes permits us to incur a significant amount of additional senior debt. See "Description of Notes."

Our credit facility consists of $287.0 million in aggregate principal amount of term loans, $35.0 million in letter of credit facilities and a $50.0 million revolving credit facility. See "Description of Other Indebtedness—Credit Facility."
Optional Redemption
We may redeem any of the notes at any time on or after October 15, 2007, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.
Mandatory Redemption	Except as set forth herein, we are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control
If a change of control of our company occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell to us the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See "Description of the Notes—Change of Control."
If a change of control were to occur, we may not have sufficient funds to pay the purchase price of the outstanding notes.
Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur or guarantee additional indebtedness;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make certain investments;
	•	enter into arrangements that restrict dividends from subsidiaries;
	•	sell assets;
	•	engage in transactions with affiliates; and
	•	effect a consolidation or merger.
These limitations will be subject to a number of important qualifications and exceptions. See "Description of the Notes—Certain Covenants."

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of certain risks relating to an investment in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth a summary of historical financial data about us. You should read this table together with the discussion under the headings "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Certain Indebtedness" and "Unaudited Pro Forma Consolidated Financial Information" and our consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the summary historical financial data for each of the three years ended December 31, 2005 from our audited consolidated financial statements included elsewhere in this prospectus. The historical results set forth below do not necessarily indicate results expected for any future period.

        On July 29, 2005, we acquired the operating assets of the Aluma Systems group of companies of Toronto, Ontario, Canada ("Aluma"). We refer to our acquisition of Aluma as the "Aluma Acquisition." To finance the Aluma Acquisition, we:

  •
  amended and restated our existing credit facility to, among other things, provide for supplemental term loans in the aggregate principal amount of $185.0 million;

  •
  made additional borrowing of $5.0 million of revolving loans under our credit facility; and

  •
  raised $30.0 million in proceeds from the issuance and sale of our non-voting cumulative redeemable Series A preferred stock.

        We collectively refer to the Aluma Acquisition together with our entry into our amended and restated credit facility, our additional borrowings under our credit facility and the issuance and sale of our non-voting cumulative redeemable Series A preferred stock, together, in each case, with our use of the proceeds therefrom, as the "Aluma Acquisition and Related Transactions." See "Unaudited Pro

Forma Consolidated Financial Information" for a description of certain accounting matters related to the Aluma Acquisition and Related Transactions.

Year Ended December 31,
2003	2004	2005
(audited)	(audited)	(audited)
(in thousands)
Income Statement Data:
Revenue	$347,737	$333,954	$491,376
Operating expenses	279,223	264,413	385,178

Gross profit	68,514	69,541	106,198
Selling and administrative expenses	44,125	45,145	80,534
Non-cash compensation	—	233	1,388

Operating income	24,389	24,163	24,276
Interest expense	32,718	33,673	40,803
Interest income	(267)	(284)	(252)
Foreign currency (gain) loss	—	—	(2,712)
Loss on interest rate and foreign currency swaps	—	—	1,288
Redeemable preferred stock dividend expense	—	—	2,338

Income (loss) before provision for income tax	(8,062)	(9,226)	(17,189)
Provision (benefit) for income tax	(2,221)	(2,420)	(2,733)

Net income (loss)	$(5,841)	$(6,806)	$(14,456)

Other Financial Data:
Depreciation and amortization	$38,503	$28,935	$35,195
Cash interest expense(1)	26,745	26,074	32,152
Capital expenditures	11,921	14,092	35,219
Net cash provided by (used for):
Operating activities	36,601	26,848	29,530
Investing activities	(10,148)	(12,728)	(244,558)
Financing activities	(8,170)	(22,812)	207,209
Ratio of earnings to fixed charges and preferred stock dividends(2)	0.8	x	0.7	x	0.6	x
As of December 31, 2005
(in thousands)
Balance Sheet Data:
Working capital	$56,510
Total assets	823,071
Long-term debt (including current portion and revolving loan)	484,598
Notes payable and capital lease obligation (including current portion)	828
Redeemable preferred stock	32,337
Stockholder's equity (deficit)	204,133

(1)
Cash interest expense represents total interest expense less amortization of deferred financing fees, amortization of the discounts on long-term debt, accretion of our outstanding 13% senior subordinated pay-in-kind notes due 2013. Amortization of deferred financing fees were $1,109, $1,420 and $1,699 for the years ended December 31, 2003, 2004 and 2005, respectively. Amortization of the discounts on long-term debt was $412, $468 and $532 for the years ended December 31, 2003, 2004 and 2005, respectively. Accretion of our outstanding 13% senior subordinated pay-in-kind notes due 2013 was $4,675, $5,612 and $6,208 for the years ended December 31, 2003, 2004 and 2005, respectively.

(2)
For the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs and accretion of preferred stock dividends. The deficiency of earnings to cover fixed charges for the years ended December 31, 2003, 2004 and 2005 were $8,062, $9,226 and $17,189, respectively.

RISK FACTORS

        An investment in the notes involves a high degree of risk. You should carefully consider the following risks, together with the other information contained in this prospectus, including our financial statements and the related notes, before making an investment in the notes. Additional risks not presently known to us or that we currently deem immaterial may also impair our business. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, which in turn could adversely affect our ability to repay the notes.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry and prevent us from fulfilling our obligation to service our current indebtedness.

        We are highly leveraged and have significant debt service obligations. As of December 31, 2005, our total long-term indebtedness was $491.4 million, excluding unused commitments under our revolving credit facility, which represented 67% of our total capitalization. $289.8 million of such indebtedness was senior to the notes and $20.4 million was structurally senior to the notes. See "—Subordination" below.

        Our substantial indebtedness could:

  •
  limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate activities;

  •
  require us to dedicate a substantial portion of our operating cash flow to payments on our indebtedness, thereby reducing the availability of our cash flow to fund other areas of our business;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  make us more vulnerable in the event of a downturn in general economic conditions or in our business;

  •
  make it more difficult to satisfy our obligations under the notes, including our repurchase obligation upon the occurrence of specified change of control events; and

  •
  expose us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates.

To service our indebtedness, we will require a significant amount of cash. If we are unable to generate sufficient cash to service all of our indebtedness, we may be forced to take other actions to satisfy our obligations, which may not be successful.

        Our estimated annual payment obligation for 2006 with respect to our indebtedness is comprised of approximately $3.3 million of principal payments and $40.5 million of interest payments and bank fees. While our ratio of earnings to fixed charges for the year ended December 31, 2001 and the period from January 1, 2002 through October 16, 2002 was 1.0x and 1.4x, respectively, earnings were insufficient to cover fixed charges in the period from October 17, 2002 through December 31, 2002, and the years ended December 31, 2003, 2004 and 2005 by $3.0 million, $8.1 million, $9.2 million and $17.2 million, respectively.

        Our ability to pay interest on and principal of the notes and to satisfy our other debt obligations will depend upon our future operating performance and our ability to obtain additional debt or equity financing. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. In addition, all of our operations are conducted through our subsidiaries and our access to payments and advances from our subsidiaries in amounts and at times sufficient to fund our debt obligations will affect our ability to make these payments. The ability of our subsidiaries to make distributions or other payments to us will depend upon their operating results and applicable laws and any contractual restrictions contained in the instruments governing their indebtedness. While we currently anticipate that we will be able to satisfy our annual debt service payments with cash from operations, if in the future we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance our then-outstanding obligations, obtain additional financing or sell assets. Our ability to restructure or refinance will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

Despite our level of indebtedness, we and our subsidiaries will be able to incur substantially more debt. This could exacerbate the risks described above.

        We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the terms of our credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. See "Description of the Notes" and "Description of Other Indebtedness."

Our debt agreements contain provisions that restrict our operations.

        Among other things, the operating and financial restrictions and covenants contained in our debt agreements restrict, condition or prohibit us from:

  •
  incurring or guaranteeing additional indebtedness;

  •
  creating liens on our assets;

  •
  making investments;

  •
  creating restrictions on the payment of dividends or other amounts to us;

  •
  entering into transactions with affiliates;

  •
  merging or consolidating with any other person; or

  •
  selling, assigning, transferring, leasing or otherwise conveying certain of our assets.

        In addition, our credit facility contains financial and operating covenants and prohibitions, including requirements that we maintain certain financial ratios and use a portion of excess cash flow and proceeds of asset sales to repay indebtedness under it.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of these restrictions or covenants could cause a default under our debt agreements, including the notes. In such an event, moreover, the lenders under our credit facility could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our other indebtedness could contain financial and other covenants more restrictive than those applicable to the notes.

        If our operating performance declines we may in the future need to obtain waivers from the required lenders under our credit facilities to avoid being in default. If we breach our covenants under our credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our credit facility and the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See "Description of Other Indebtedness."

Your right to receive payments on these notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guaranties of these notes are junior to all of our guarantors' existing senior indebtedness and possibly to all their future borrowings. In addition, claims of creditors of our non-guarantor subsidiaries will generally have priority with respect to the assets and earnings of those subsidiaries over your claims.

        The notes are contractually junior in right of payment to all of our senior indebtedness, and the guaranties are contractually junior in right of payment to all senior indebtedness of the guarantors. As of December 31, 2005, Brand Services, excluding its subsidiaries, had $289.3 million of senior indebtedness, consisting of indebtedness under our credit facility and notes payable. In addition, Brand Energy had $289.0 million of senior indebtedness, consisting of Brand Energy's guarantee of our credit facility, and the subsidiary guarantors had $289.4 million of senior indebtedness, consisting entirely of guaranties of our indebtedness under our credit facility and capital lease obligations.

        We may not pay principal, premium, if any, interest or other amounts on the notes in the event of a payment default in respect of certain senior indebtedness, including debt under our credit facility, unless the indebtedness has been paid in full in cash or the default has been cured or waived. In addition, if certain other defaults regarding certain senior indebtedness occur, we may not be permitted to pay any amount on the notes or any guarantee of the notes for a designated period of time. If we are, or any of the guarantors is, declared bankrupt or insolvent, or if there is a payment default under, or an acceleration of, any senior indebtedness, we are required to pay the lenders under the credit facility and any other creditors who are holders of senior indebtedness in full before we apply any of our assets to pay you. You may thus receive less ratably than our other creditors, or the creditors of the guarantors, in a bankruptcy, liquidation or dissolution. Accordingly, we may not have enough assets remaining after payments to holders of our senior indebtedness to pay you.

        In addition, none of our current and future foreign subsidiaries is guaranteeing the notes, and these non-guarantor subsidiaries are permitted to incur additional indebtedness under the indenture. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness or guaranties issued by those subsidiaries, will generally have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the notes, even if the obligations of those subsidiaries do not constitute senior indebtedness. As of December 31, 2005, our non-guarantor subsidiaries had approximately $20.4 million of third party liabilities and held approximately $365.1 million of our consolidated assets. For the years ended December 31, 2004 and 2005, our non-guarantor subsidiaries generated approximately 5.9% and 21.7% of our consolidated revenues, respectively.

If we default under our credit facility, the lenders could foreclose on the assets we have pledged to them, to your exclusion as the holders of the notes.

        Our obligations under the notes are unsecured, but our obligations under our credit facility and each guarantor's obligations under their guarantees are secured by a security interest in substantially all of our assets. If we are declared bankrupt or insolvent, or if we default under our credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under our indenture at such time. Furthermore, if the lenders foreclose and sell the equity interests in any subsidiary of ours that is a guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In such an event, we may not be able to continue as a going concern.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the notes indenture.

        Any change of control would constitute a default under our credit facility. Therefore, upon the occurrence of a change of control, the lenders under our credit facility would have the right to accelerate their loans, and we would be required to prepay all of our outstanding obligations under our credit facility.

        Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. In the event of a change of control, due to certain restrictions in our credit facility, we may have to offer to repay all borrowings under our credit facility or obtain the consent of our lenders under our credit facility to purchase the notes. If we do not obtain such consent or repay such borrowings, we may be prohibited from purchasing notes. In such case, our failure to make the change of control offer, or consummate the purchase of tendered notes, would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under our credit facility. See "Description of the Notes."

Your right to require us to redeem the notes is limited.

        The holders of notes have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the change of control provisions of the notes indenture will not afford any protection in a highly leveraged transaction, including such a transaction initiated by us, if such transaction does not result in a change of control or otherwise result in an event of default under the notes indenture. Accordingly, the change of control provision is likely to be of limited usefulness in such situations.

In some circumstances, fraudulent transfer laws may permit a court to take action detrimental to you.

        Substantially all our existing and future domestic subsidiaries will guarantee the notes. If, however, any subsidiary becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court might:

  •
  avoid all or a portion of such subsidiary guarantor's obligations to you;

  •
  subordinate such subsidiary guarantor's obligations to you to other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the related guaranty; and

  •
  take other action detrimental to you, including, in certain circumstances, invalidating the related guaranty.

        The court might do so if it found that, when the subsidiary entered into its guaranty (or, in some states, when payments became due thereunder), the subsidiary guarantor:

  •
  received less than reasonably equivalent value or fair consideration for the guaranty; and

  •
  either (1) was or was rendered insolvent, (2) was left with inadequate capital to conduct its business or (3) believed or should have believed that it would incur debts beyond its ability to pay.

        The court might also avoid a subsidiary's guaranty, without regard to those factors, if it found that the subsidiary entered into its guaranty with actual intent to hinder, delay or defraud its creditors.

        A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guaranty unless it benefited directly or indirectly from the notes' issuance. If a court avoided a guaranty, you would no longer have a claim against the guarantor. In addition, the court might direct you to repay any amounts already received from the guarantor.

        The test for determining solvency for these purposes will depend on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property or if the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" includes contingent and unliquidated debts.

        The indenture states that the liability of each subsidiary on its guaranty is limited to the maximum amount that the subsidiary can incur without risk that the guaranty will be subject to avoidance as a fraudulent transfer. However, this may not protect the guaranties from fraudulent transfer attack.

Because the old notes were issued with original issue discount, holders will pay tax on amounts before such amounts are received.

        The old notes were issued at a discount from their stated principal amount for U.S. federal income tax purposes and each new note received in exchange for an old note will be deemed to have been issued at the same time, and with an identical amount of original issue discount. Because the amount of discount is in excess of a statutorily defined de minimis amount, the discount is subject to the special tax rules applicable to original issue discount. Consequently, original issue discount will be included in the gross income of a U.S. holder of notes for U.S. federal income tax purposes in advance of the receipt of cash payments on the notes. For more information, see "Certain United States Federal Income Tax Consequences."

Bankruptcy may delay payment on the notes.

        The Bankruptcy Code generally prohibits the payment of pre-bankruptcy debt by a company that commences a bankruptcy case. If we and all our subsidiaries became debtors in bankruptcy cases, so long as the cases were pending you would likely not receive any payment of principal or interest due under the notes.

An active trading market may not develop for the notes, which may make the notes illiquid and adversely affect the market price quoted for the notes.

        You cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by J.P. Morgan Securities Inc. that as of the date of this prospectus J.P. Morgan Securities Inc. intends to make a market in the notes. J.P. Morgan Securities Inc. is not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934. Because J.P. Morgan Securities Inc. is our affiliate, J.P. Morgan Securities Inc. is required to deliver a current "market-making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the notes may, in part, depend on our ability to maintain a current market-making prospectus. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Risks Relating to Our Business

We have a history of losses and may incur additional losses in the future.

        We sustained losses of $5.8 million, $6.8 million and $14.5 million for the fiscal years ended 2003, 2004 and 2005, respectively. We may continue to incur losses and these losses could adversely affect our ability to fund our operations, satisfy our debt obligations and make capital expenditures. As a result, you could lose all or part of your investment. If we cannot achieve or sustain profitability, we may not be able to meet our working capital requirements, which would have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The market for our services experiences seasonal fluctuations in demand.

        The market for industrial work access solutions experiences seasonal fluctuations in demand. In particular, because of high demand for gasoline for automobiles during the summer, most refineries elect to perform turnarounds during the first and fourth quarters. Our utility clients follow a similar pattern. Conversely, commercial non-residential building construction, particularly in the renovation business, occurs throughout the year but is heaviest in the second and third quarters.

        The effects of seasonal fluctuations in demands for our services may lead to:

  •
  low inventory utilization during periods of low demand;

  •
  an inability to service all of our customers during periods of high demand;

  •
  competitive pricing pressure during periods of low demand;

  •
  periods of low cash flow; and

  •
  quarter-to-quarter volatility in net income.

Cyclical industry and economic conditions may adversely affect our business.

        A reduction in maintenance and capital spending by companies in the refining, petrochemical, chemical, utility, pulp and paper and building construction and renovation industries would adversely affect our business. Spending in these industries is subject to general economic slowdowns, cyclical conditions and geopolitical factors. In particular:

  •
  Deteriorating oil prices or low utilization rates may reduce the demand for maintenance or capacity-expanding capital projects in the refining and petrochemical industries.

  •
  Energy policies or geopolitical developments that lead to a shift away from coal-fired power generation to cleaner technologies could reduce the demand for maintenance work in the utility industry.

  •
  A weakening of emissions regulations could reduce the demand for capital spending required for environmental compliance in the utility, refining and petrochemical industries.

  •
  Declining state or federal spending on infrastructure projects, or a general economic slowdown, could reduce investment in construction of high-rise buildings, hospitals, airports, churches, bridges, dams, and other concrete construction of the kind that drives demand for our forming and shoring and work access services.

  •
  During periods of high demand for their products, refineries and pulp and paper mills often delay projects that require our work access services in order to operate at full capacity.

        The cyclical nature of our principal customers' end-markets could have a material adverse effect on us because it could negatively impact our sales and lower our asset utilization.

Losing certain customers would materially and adversely affect our revenue.

        Our 10 largest customers accounted for 36% of our 2005 revenues. One customer, ExxonMobil, accounted for $37.6 million or 11%, $35.6 million or 11% and $40.7 million or 8% of our revenues for the years ended December 31, 2003, 2004 and 2005, respectively. Another customer, Shell Motiva, accounted for $37.3 million or 11%, $34.6 million or 10% and $31.9 million or 7% of our revenues for the years ended December 31, 2003, 2004 and 2005, respectively. In addition, another customer, Syncrude, accounted for $38.1 million or 8% of 2005 revenues. The loss of any of our large customers would have a material adverse effect on our financial condition, results of operations and cash flows.

Our business is labor intensive. A labor shortage, increases in the cost of labor or labor disputes could materially affect our financial performance.

        Our business is labor intensive and, as a result, the availability and cost of qualified personnel affect our financial performance. The availability of labor can vary depending on market conditions. The labor market has tightened significantly in recent periods, particularly along the Gulf Coast and in Western Canada. If sufficient labor is not available in the future or the cost of labor rises, we may not be able to meet the demands of our customers or our operating costs may increase. Approximately 35% of our employees are represented by labor unions. Strikes or other types of labor disputes could adversely affect our business as a result of lost revenues, increased costs or reduced profitability.

Deterioration in the financial performance of any one of a small group of industries could materially adversely affect our revenue.

        Our financial performance depends upon the continued viability and financial stability of our customers, which in turn substantially depend on the viability and financial stability of the oil, petrochemical, chemical, utilities, pulp and paper and construction industries. During economic downturns, the ability of our customers to make capital expenditures may decline significantly, which could result in fewer projects or the suspension or cancellation of existing or planned projects, as well as difficulty in collecting amounts owed to us for work completed or in progress. The factors that affect these industries in general, and our customers in particular, could have a material adverse effect on our revenue and could also adversely affect our liquidity and cash flow from operating activities.

Conflicts may exist between your interests and the interests of our parent entity and its controlling shareholders.

        Certain shareholders of our parent that are affiliated with J.P. Morgan Partners (collectively, the "J.P. Morgan Affiliates") own approximately 73% (on a fully diluted basis) of the voting equity interests of our parent, Brand Energy. Accordingly, the J.P. Morgan Affiliates substantially control our affairs. The interests of the J.P. Morgan Affiliates may not in all cases be aligned with your interests as a holder of the notes. In addition, as a result of the J.P. Morgan Affiliates' ownership interests, conflicts of interest could arise with respect to transactions between the J.P. Morgan Affiliates and us, potential acquisitions of businesses and properties, the incurrence of additional indebtedness, the payment of dividends and other matters.

Our operations involve hazards that could result in personal injury or death, work stoppage or serious damage to our equipment or the property of our customers. An increase in accidents could materially increase the cost and availability of insurance, and could hinder our ability to compete for and retain customers.

        Our operations, which include the assembly and disassembly of, and the movement of materials, equipment and personnel across, temporary structures often at great heights, involve hazards that could result in personal injury or death, work stoppage or serious damage to our equipment or the property of our customers. To protect ourselves against such casualty and liability risks, we maintain insurance with third parties. Prior to the payment of any claims, our insurance coverage requires us to pay deductibles of up to $1,000,000 per incident for general liability and workers' compensation liability and $350,000 for automobile liability. Our insurance covers liability in excess of these deductibles. In 2005 our insurance costs of $10.6 million consisted of $5.8 million in claims handling costs and payments made on claims below our deductibles and $4.8 million for premium payments. Our high deductibles may cause us to incur significant costs. Also, if our insurance premiums or related costs rise significantly in the future as a result of an increased incidence of claims or otherwise, our profitability could be reduced. In addition, while we maintain insurance coverage in amounts and against the risks we believe are consistent with industry practice, this insurance may not be adequate to cover all losses or liabilities we may incur in our operations and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable.

        Furthermore, because our historically strong safety record is a key marketing tool in our bids for work access solutions projects, future incidents involving personal injuries or other on-site accidents may hinder our ability to compete for new bids or to retain current customers.

We rely on key management and other personnel. Losing certain employees could materially affect our financial performance and prospects.

        Our continued success depends to a large extent upon the continued services of our senior management and of employees having critical client relationships. The loss of any of these employees could have a material adverse effect on our revenue, our financial performance and management.

We operate in highly competitive industries. If we do not compete effectively, we could lose market share or key clients to the competition.

        We operate in highly competitive industries. We believe that competition in the work access solutions industry and the forming and shoring industry is based on a number of factors, including reputation, customer service, safety, price, speed and reliability. Many of our competitors have significantly greater access to financial resources than we do and as a result may be better able to successfully compete. Because new contracts are generally awarded through a competitive bid process in which price plays a key role, we may need to accept lower contract margins in order to compete against competitors that have the ability to bid for contracts at lower prices or have a pre-existing relationship with the potential client. If we do not compete effectively, we could lose market share or key clients to the competition.

There are risks associated with our plan to expand our business through acquisition.

        Although we expect to expand our business through strategic acquisitions, we may not be able to expand our business as planned if:

  •
  suitable acquisition candidates are not available;

  •
  acquisitions cannot be completed on reasonable terms;

  •
  we are unable to successfully integrate the operations of any acquired entity; or

  •
  we are unable to raise the funds necessary to make acquisitions.

        Some of the risks associated with our acquisition strategy include problems inherent to integrating new businesses, such as a potential loss of customers and key personnel and a potential disruption in operations. In addition, our ability to make acquisitions may be limited by restrictions contained in our debt agreements.

We may fail to raise additional funds necessary for future capital spending or acquisitions, which would limit our ability to service our existing customers or expand our business.

        Our business requires significant capital to purchase equipment to replace damaged equipment and to expand our business. If we do not have funds available to purchase replacement equipment, we may not be able to service our current customers. If we do not have funds available to add additional equipment, we may not be able to expand our business. Part of our business plan is to make strategic acquisitions, which will add to our market share and profitability. If we do not have funds available to make strategic acquisitions, we may not be able to expand our business as planned. The inability to raise additional capital could have a material adverse effect on us.

Fluctuations in foreign exchange rates, especially a depreciation of the Canadian dollar against the U.S. dollar, could negatively impact our results of operations, which we record in U.S. dollars.

        As a result of the acquisition of the operations of Aluma, we gained significant operations in Canada. We use local currency (primarily Canadian dollars) as the functional currency for the financial statements of our non-U.S. subsidiaries. We then translate the local-currency amounts into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. We translate the assets and liabilities of non-U.S. subsidiaries at the exchange rate as of the balance sheet date and the results of operation of such subsidiaries at the average exchange rate during the relevant period. Exchange rates between Canadian dollars and U.S. dollars in recent years have fluctuated significantly and may continue to do so in the future. Because we record the financial results of our non-U.S. operations in U.S. dollars, depreciation of the Canadian dollar against the U.S. dollar would reduce the contribution, in U.S. dollar terms, of our Canadian operations and would consequently have a negative impact on our consolidated results of operations.

        In addition, to fund the acquisition of Aluma, we borrowed CDN$70.3 million under our credit facility. Simultaneously, we loaned CDN$132.0 million to our Canadian subsidiary to purchase the Canadian assets of Aluma. As a result of these transactions, we recognize currency gains and losses on a net receivable exposure of approximately CDN$61.7 million. A decline in the value of the Canadian dollar against the U.S. dollar could result in a currency loss with respect to this net receivable exposure.

Rising interest rates will substantially increase interest expense under our variable rate debt and will adversely affect our ability to make our debt payments.

        Interest under our variable rate debt accrues at fluctuating rates. Rising interest rates would substantially increase our interest expense and adversely affect our ability to make our debt payments.

As of December 31, 2005, our total long-term indebtedness was $491.4 million (excluding unused commitments under our credit facility), of which approximately $289.0 million was subject to variable interest rates. Assuming we incur no additional variable rate indebtedness, if interest rates were to increase by 100 basis points, our annualized cash interest expense would increase by approximately $2.9 million.

Failure to maintain adequate internal controls over our scaffolding rental fleet could lead to errors in our financial reporting and inhibit our ability to manage expenses.

        In the fourth quarter of 2005, we initiated a physical inventory of our rental fleet and reconciled the results of the physical inventory to the amounts recorded in our books and records. As a result, we identified a $14.0 million variance between our fixed asset records and the inventory physically observed. The cause of the $14.0 million variance was traced back to improperly functioning controls in two areas: (i) transfers of rental fleet between our locations and their subsequent dispositions were not recorded properly in our perpetual inventory records, and (ii) we did not perform periodic comprehensive reconciliations of our perpetual fleet inventory records to amounts recorded in our books and other records. As a result of the foregoing, our management concluded that these internal control issues represented a material weakness in our system of internal controls and that our disclosure controls and procedures were ineffective as of December 31, 2005 as a result of such material weakness.

        Due to the significant volume of transactions and deficiencies in the retention of records necessary to comprehensively inspect prior periods, we could not specifically identify or allocate the shortage to distinct fiscal years with any certainty. Accordingly, the full amount of the required asset write-off was recorded as a non-cash charge in the fourth quarter of 2005.

        We have taken corrective actions to institute new policies and procedures for the tracking of our equipment disposals and transfers between our locations. We have also adopted a new policy to periodically conduct physical inventories of these assets at each location on a recurring basis. In addition, the process of reconciling perpetual inventory records with our fixed asset ledgers will be performed at the conclusion of each quarter. However, failure to maintain adequate internal controls over our scaffolding rental fleet could lead to errors in our financial reporting and inhibit our ability to manage expenses.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of Brand Energy and its subsidiaries. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "believe," "estimate," "could," "expect," "future," "intend," "plan," "predict," "project," "will" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        These forward-looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Actual future results may vary materially as a result of various risks and uncertainties, including but not limited to:

  •
  seasonal fluctuations and cyclicality in the scaffolding markets;

  •
  the potential loss of a key customer;

  •
  increases in the cost of labor;

  •
  downturns in industries that we serve, such as the oil, petrochemical, chemical, utilities, pulp and paper and construction industries;

  •
  unanticipated cost overruns on unit-price contracts;

  •
  on-the-job accidents;

  •
  the potential loss of key personnel; and

  •
  costs related to the integration of acquisitions.

        Because of these factors, we caution that investors should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of notes offered pursuant to this prospectus.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2005. You should read this table together with the discussions under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

December 31, 2005
(in thousands)
Cash and cash equivalents	$6,310

Debt:
Notes payable	$828
12% senior subordinated notes due 2012	150,000
13% senior subordinated pay-in-kind notes due 2013	52,457
Term loan	288,959
Revolving facility	—
Redeemable preferred stock	32,337

Total debt	524,581
Stockholders' equity (deficit):
Common stock, par value $0.01 per share, 1,000 shares authorized, issued and outstanding	—
Additional paid-in capital	225,833
Cumulative foreign currency translation adjustment	7,248
Accumulated deficit	(28,948)

Total stockholders' equity (deficit)	204,133

Total capitalization	$728,714

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        On October 16, 2002, DLJ Brand Holdings, Inc. (the "Predecessor") merged with Brand Acquisition Corp., a wholly owned subsidiary of Brand LLC. The merged entity was renamed Brand Intermediate Holdings, Inc. Brand Intermediate Holdings, Inc. was subsequently renamed Brand Energy & Infrastructure Services, Inc. We derived the following selected historical financial data for Brand Energy & Infrastructure Services, Inc. for each of the three years in the period ended December 31, 2005 and as at December 31, 2004 and 2005 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the following selected historical financial data for Brand Energy & Infrastructure Services, Inc. for the period from October 17, 2002 through December 31, 2002 and as at December 31, 2002 and 2003 from our audited consolidated financial statements that are not included in this prospectus. We derived the following selected historical financial data for the Predecessor as at and for the year ended December 31, 2001 and for the period from January 1, 2002 through October 16, 2002 from our audited consolidated financial statements that are not included in this prospectus. The selected historical financial data as of December 31, 2002, 2003, 2004 and 2005, for the period from October 17, 2002 through December 31, 2002 and for the years ended December 31, 2003, 2004 and 2005, may not be directly comparable to the selected historical financial data as of December 31, 2001 and for the year ended December 31, 2001 and the period from January 1, 2002 through October 16, 2002 related to the Predecessor company as a result of the effect of the revaluation of assets and liabilities to their estimated fair market values in accordance with the application of purchase accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" to the acquisition of the Predecessor company by Brand Acquisition Corp. on October 16, 2002. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Predecessor		Brand Energy & Infrastructure Services, Inc.
	Year Ended December 31, 2001	January 1, 2002 through October 16, 2002	October 17, 2002 through December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
	(in thousands)
Income Statement Data:
Revenue	$305,089	$290,473	$79,296	$347,737	$333,954	$491,376
Operating expenses	232,292	218,480	65,303	279,223	264,413	385,178

Gross profit	72,797	71,993	13,993	68,514	69,541	106,198
Selling and administrative expenses	42,785	32,502	10,008	44,125	45,145	80,534
Non-cash compensation	—	2,491	—	—	233	1,388
Transaction expenses	—	5,297	—	—	—	—

Operating income	30,012	31,703	3,985	24,389	24,163	24,276
Interest expense	22,750	15,525	7,105	32,718	33,673	40,803
Interest income	(609)	(151)	(159)	(267)	(284)	(252)
Foreign currency (gain) loss	—	—	—	—	—	(2,712)
Loss on interest rate and foreign currency swaps	—	—	—	—	—	1,288
Redeemable preferred stock dividend expense	7,308	6,576	—	—	—	2,338

Income (loss) before provision for income tax	563	9,753	(2,961)	(8,062)	(9,226)	(17,189)
Provision (benefit) for income tax	—	1,335	(1,116)	(2,221)	(2,420)	(2,733)

Net income (loss)	$563	$8,418	$(1,845)	$(5,841)	$(6,806)	$(14,456)

	Predecessor		Brand Energy & Infrastructure Services, Inc.
	Year Ended December 31, 2001	January 1, 2002 through October 16, 2002	October 17, 2002 through December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
(in thousands)
Other Data:
Ratio of earnings to fixed charges and preferred stock dividends(1)	1.0x	1.4x	0.6x	0.8x	0.7x	0.6x
	As of December 31,
	2001	2002	2003	2004	2005
	(in thousands)
Balance Sheet Data:
Working capital	$22,542	$35,850	$53,624	$42,010	$56,510
Total assets	257,436	605,738	590,659	567,575	823,071
Long-term debt (including current portion and revolving loan)	195,510	307,732	306,532	291,514	484,598
Notes payable and capital lease obligation (including current portion)	4,917	2,708	825	777	828
14.5% senior exchangeable preferred stock	55,050	—	—	—	—
Redeemable preferred stock	—	—	—	—	32,337
Stockholder's equity (deficit)	(36,857)	221,793	219,379	213,960	204,133

(1)
For the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs and accretion of preferred stock dividends. The deficiency of earnings to cover fixed charges for the period from October 17, 2002 through December 31, 2002, and for the years ended December 31, 2003, 2004 and 2005 were insufficient to cover fixed charges by $3.0 million, $8.1 million, $9.2 million and $17.2 million, respectively.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth a summary of our historical and pro forma financial data for the periods ended or as of the dates indicated. You should read this table together with the discussion under the headings "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

        On July 29, 2005, we consummated the Aluma Acquisition. We accounted for the Aluma Acquisition under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method, we recorded tangible and identifiable intangible assets acquired and liabilities assumed at their estimated fair values. We recorded the excess of the purchase price, plus estimated fees and expenses related to the Aluma Acquisition over the fair value of these acquired assets as goodwill.

        The following unaudited pro forma financial statements have been derived from the application of pro forma adjustments to our historical consolidated financial statements for the year ended December 31, 2005 and the unaudited consolidated financial statements of Aluma for the seven months ended July 28, 2005. Aluma's unaudited consolidated financial statements for the seven months ended July 28, 2005 are prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which can differ in certain respects from, and were reconciled to, US GAAP. Aluma's condensed consolidated statement of operations were prepared in Canadian dollars and translated to U.S. dollars at the average monthly exchange rate over such period. Certain reclassifications were made to the Aluma condensed consolidated financial statements to conform them to our presentation.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 assumes that the Aluma Acquisition and Related Transactions took place on January 1, 2005. The unaudited pro forma financial statements do not purport to represent what our results of operations or financial position would have been if the Aluma Acquisition and Related Transactions had occurred on the dates indicated and are not intended to project our results of operations or financial position for any future period or date.

        The unaudited pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and principal assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis.

Brand Energy & Infrastructure Services, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2005
(in thousands)

	Year Ended December 31, 2005
		Adjustments for the Aluma Acquisition and Related Transactions(1)(2)
	Actual	Adjustments for Aluma Historical Reclassified US GAAP(3)	Adjustments for the Aluma Acquisition(4)		Adjustments for Financing Activities in Connection with the Aluma Acquisition(5)		Pro forma for the Aluma Acquisition and Related Transactions
Revenue	$491,376	$146,992	$—		$—		$638,368
Operating expenses	385,178	97,642	(706	)(a)	—		482,114

Gross profit	106,198	49,350	706		—		156,254
Selling and administrative expenses	80,534	43,954	1,618	(b)	—		126,106
Non-cash compensation	1,388	—	—		—		1,388

Operating income	24,276	5,396	(912)		—		28,760
Interest expense	40,803	4,072	(4,072	)(c)	7,079	(g)	47,882
Interest income	(252)	(86)	86	(d)	—		(252)
Foreign currency (gain) loss	(2,712)	479	(1,008	)(e)	1,264	(h)	(1,977)
Loss on interest rate and foreign currency swaps	1,288	—	—		—		1,288
Redeemable preferred stock dividend expense	2,338	—	—		3,503	(i)	5,841

Income (loss) before provision for Income tax	(17,189)	931	4,082		(11,846)		(24,022)
Provision (benefit) for income tax	(2,733)	234	1,698	(f)	(3,195	)(j)	(3,996)

Net income (loss)	$(14,456)	$697	$2,384		$(8,651)		$(20,026)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Statement of Operations.

Brand Energy & Infrastructure Services, Inc.
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2005
(in thousands)

        The unaudited pro forma statement of operations gives effect to the following adjustments.

(1)
The Aluma Acquisition

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 reflect the Aluma Acquisition and Related Transactions. The pro forma adjustments give effect to the Aluma Acquisition and Related Transactions as if they had been consummated on January 1, 2005.

Further information about the details of the Aluma Acquisition and Related Transactions can be found in note 4 of our consolidated financial statements included elsewhere in this prospectus.

(2)
Financing

We financed the Aluma Acquisition through (i) $185.0 million of supplemental term loans under our amended and restated senior credit agreement, (ii) $5.0 million of borrowings under our revolving credit facility and (iii) $30.0 million from the sale of our Series A preferred stock. The following is an analysis of the manner in which we financed the Aluma Acquisition and Related Transactions:

Proceeds from short-term bank borrowings		$5,000
Net proceeds from supplemental term loan:
Supplemental term loan	$185,153
Less: bank and other fees	(4,995)

		180,158
Net proceeds from preferred stock issuance:
Series A Preferred stock issuance	$30,000
Less: advisory fees	(600)

		29,400
Cash on-hand		2,709

Cash used in transaction		$217,267

Further information about the details of the amended and restated senior credit agreement and the preferred stock can be found in notes 10 and 11 respectively of our consolidated financial statements included elsewhere in this prospectus.

(3)
Aluma Statement of Operations for the Seven Months Ended July 28, 2005

The following table reconciles from Canadian GAAP to US GAAP Aluma's unaudited condensed statement of operations for the seven months ended July 28, 2005.

	Aluma Historical ($CDN)	Aluma Historical US GAAP ($CDN)	Aluma Historical US GAAP ($USD)	Reclassifications	Aluma Historical US GAAP Reclassified
Revenues	$181,057	$181,057	$146,992	$—	$146,992
Operating expenses	100,664	100,664	81,724	15,918	97,642
Gross Profit	80,393	80,393	65,268	(15,918)	49,350
Selling and administrative expenses	55,678	55,678	45,202	(1,248)	43,954
Operating Income	24,715	24,715	20,066	(14,670)	5,396
Depreciation and amortization	10,741	10,741	8,720	(8,720)	—
Business restructuring and other expenses	7,329	7,329	5,950	(5,950)	—
Interest (income)	—	—	—	(86)	(86)
Interest expense	4,909	4,909	3,986	86	4,072
Foreign currency (gain) loss	590	590	479	—	479
Income (loss) before income tax provision	$1,146	$1,146	$931	$—	$931
Provision for income taxes	288	288	234	—	234

Net income (loss)	$858	$858	$697	$—	$697

Amounts related to reclassifications represent (i) reclassification of business restructuring and other expense to selling and administrative expenses, (ii) reclassification of interest income out of interest expense, (iii) reallocation of depreciation and amortization to operating expenses and selling and administrative expenses in conformity with our statement of operations, and (iv) reclassification of certain of Aluma's selling and administrative expenses to operating expenses in conformity with our statement of operations.

(4)
Pro Forma Adjustments for the Aluma Acquisition

The following is an explanation of the pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 resulting from the Aluma Acquisition.

(a)	Adjustment to depreciation expense for fair value of assets acquired	$(706)
(b)	Adjustment to depreciation and amortization expense for fair value of assets acquired	$1,618
(c)	Elimination of interest expense of Aluma because the related debt was not assumed by us	$(4,072)
(d)	Elimination of interest income of Aluma because the related financial assets were not purchased by us	$86
(e)	Elimination of a portion of Aluma's currency gain (loss) related to debt because the related debt was not assumed by us	$(1,008)
(f)	Adjustment to provision for income taxes for the impact of all other pro forma adjustments	$1,698

(5)
Pro Forma Adjustments for Financing Activities in Connection with the Aluma Acquisition

The following is an explanation of the pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 resulting from the financing activities in connection with the Aluma Acquisition.

(g)	Adjustment to interest expense, including amortization of debt issuance costs, for the incremental borrowings used to finance the acquisition	$7,079
(h)	Reflects impact on foreign currency (gain) loss of borrowings in Canadian dollars and push-down of U.S. dollar debt to Canadian subsidiary	$1,264
(i)	Adjustment to redeemable preferred stock dividend expense to reflect issuance of redeemable preferred stock at January 1, 2005	$3,503
(j)	Adjustment to provision for income taxes for the impact of all other pro forma adjustments	$(3,195)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Historical Consolidated Financial Data," the "Unaudited Pro Forma Consolidated Financial Information" and our financial statements and related notes included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements. See "Forward-Looking Statements" and "Risk Factors" for more information.

Overview

        We are a leading industrial services company. We believe we are the largest North American provider of scaffolding work access services, which include design engineering, project management, labor for the erection and dismantlement of complex scaffolding systems and the associated equipment rental. Additionally, we provide concrete forming and shoring and specialty craft labor services. We primarily service North American energy-related markets, with clients in the refining, chemical, power generation, offshore oil production and other industries. In energy-related markets, our services support the ongoing maintenance, inspection and periodic overhauls ("turnarounds") of our customers' facilities. We also provide work access services associated with the construction of new facilities and the expansion or upgrading of existing sites. In the commercial and infrastructure markets, we support new construction and renovation projects, including for high-rise buildings, hospitals, airports, churches, bridges, dams and other construction and renovation projects throughout North America and in select international regions.

        Our work access service offerings facilitate access to our customers' tall and complex structures. The core of our work access business is comprised of work access services for ongoing maintenance at our customers' facilities, many of which we have serviced for over 20 years. In our forming and shoring business, we provide customized applications that support our customers concrete formwork needs. The modular formwork systems we provide enable our customers to shorten construction times and reduce labor costs. We also provide our customers with specialty craft labor services, including insulation, carpentry and safety services. We believe that providing these services strengthens our relationships with our core customer base and provides us with a source of revenues that requires no additional capital investment.

        In 2005 we acquired the operations of Aluma Enterprises, a leading provider of work access and forming and shoring services in Canada. Approximately 60% of Aluma's business serves the Canadian refining market, including the Alberta Oil Sands. Through this acquisition we also acquired a concrete forming and shoring business which has a strong presence in select North American regions and international markets.

        We deliver our services through an extensive field service organization consisting of 6,000 to 7,000 skilled craftspeople (depending on seasonal needs), 88 field offices and an additional 74 facilities located at customer sites throughout the United States, Canada and selected international locations.

Key Factors Affecting Our Business

        Our operating results are influenced by a broad range of factors, including those outlined below.

  Effects of Seasonality

        The market for industrial work access solutions and forming and shoring services experiences seasonal fluctuations in demand. For instance, because of high demand for gasoline for automobiles during the summer, most refineries prefer to close down for turnarounds during the spring and fall. In addition, cold temperatures in the first and fourth fiscal quarters typically limit activity on maintenance and capital projects in the Alberta Oil Sands. Our utility clients follow a similar pattern. On the other hand, non-residential construction, particularly in the renovation business, occurs throughout the year, but is heaviest in the second and third fiscal quarters. The effects of seasonal fluctuations in demand for our services may lead to:

  •
  low inventory utilization during periods of low demand;

  •
  an inability to service all of our customers during periods of high demand;

  •
  competitive pricing pressure during periods of low demand;

  •
  periods of low cash flow; and

  •
  quarter-to-quarter volatility in net income.

  Effects on our Revenues of Economic Conditions in a Small Group of Industries

        Historically, the demand for our industrial work access and forming and shoring services has varied significantly from year to year, principally due to our dependence on maintenance and capital spending by companies in the refining, petrochemical, chemical, utility, pulp and paper and building construction and renovation industries. The spending of companies in these cyclical industries, in turn, is influenced by the strength of the markets for their products as well as regulatory, macroeconomic and geopolitical factors. For example:

  •
  Strong demand, high utilization rates and rising energy prices in the refining and petrochemical industries have driven work access spending on maintenance and capital projects, including construction of new facilities, capacity enhancement of existing facilities and refurbishment of mothballed facilities.

  •
  Technological advances and high prices for oil have led to major capital investments in extraction and refining facilities in areas such as the Alberta Oil Sands, which has driven demand for our industrial work access services.

  •
  Emissions regulations have led to increased capital spending by utilities and companies in the refining, petrochemical and utility industries for the installation of environmentally compliant technologies, which has driven demand for our work access services.

  •
  High natural gas prices have led to an increasing reliance on high-maintenance coal-fired generating facilities, driving work access spending in the utility industry.

  •
  Federal investment in transportation infrastructure has driven spending on forming and shoring projects by the building construction and renovation industries.

  •
  Economic growth and demographic shifts, particularly in the Southern and Western United States, have driven construction and renovation activity, which has led to increased commercial work access spending.

  •
  The rising cost of lumber, plywood and structural steel, traditional alternatives to concrete construction, have contributed to increased spending on concrete construction projects that require forming and shoring services.

  Effects of Changes in Foreign Currency Exchange Rates

        Our acquisition of Aluma significantly increased our exposure to exchange rate fluctuations between the Canadian dollar and the U.S. dollar. We record the financial results of our non-U.S. operations in U.S. dollars. Consequently, a weakening of the Canadian dollar against the U.S. dollar would reduce the contribution, in U.S. dollar terms, of our Canadian operations, even if, in local currency terms, the results of these Canadian subsidiaries improved or remained the same relative to prior years. Approximately 30% of our revenues are generated in Canadian dollars. In future years we expect our Canadian results of operations will be an increasingly important component of our consolidated results of operations. As a result, the impact of changes in the exchange rate between the Canadian dollar and the U.S. dollar in future years will be increasingly important to our reported levels of revenues and operating income. In general we do not hedge against our translational exposure to changes in the U.S. dollar/Canadian dollar exchange rate, though we do hedge to some extent our exposure to certain Canadian dollar receivables, as described below.

  Effects of Changes in Interest Rates

        As of December 31, 2005, our total long-term indebtedness was $491.4 million, excluding unused commitments under our credit facility, of which approximately $289.0 million was subject to variable interest rates. Assuming we incur no additional variable rate indebtedness, if interest rates were to increase by 100 basis points, our annualized cash interest expense would increase by approximately $2.9 million.

  Effects of Competition and Concentrated Client Base

        We operate in a highly competitive industry. The work access solutions industry is comprised of a few large work access solutions companies and a large number of engineering and construction firms, multi-craft providers and other local work access solutions providers. As a result, we compete on the basis of delivered price as well as on the basis of customer service and safety. Our 10 largest customers accounted for 36% of our 2005 revenues. The loss of any of our large customers to a competitor or otherwise would have a material adverse effect on our financial condition, results of operations and cash flows.

Key Factors Affecting Our Results

  Revenues

        Our revenues consist of revenues from labor, equipment rental and equipment sales. We derive the bulk of our revenues from the labor services we provide in connection with the rental or sale of scaffolding equipment. We generally rent equipment under month-to month rental contracts. We provide services, such as the erection and dismantlement of scaffolding or forming and shoring units, under both price-per-unit and time-and-materials contracts. We typically provide work access services for ongoing maintenance at our customers' facilities, many of which we have serviced for over 20 years. Turnarounds occur every one to four years depending on the industry and the type of turnaround being performed. Although some turnarounds may be postponed for a period of time, they are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. While the postponement of scheduled turnarounds causes fluctuations in our quarterly and annual results, ongoing maintenance and turnarounds provide stable and recurring revenues. Historically, approximately 75% of our revenues have been attributable to serving the industrial market with ongoing maintenance, turnarounds and capital projects of industrial facilities.

        We derive incremental revenues by providing specialty craft services, such as carpentry, insulation and safety services. We also periodically sell new scaffolding and concrete forming and shoring equipment to third parties.

  Operating Expenses

        Our operating expenses consist of the cost of labor, the cost of equipment rental revenues, the cost of equipment sales, and divisional operating expenses, the most significant of which is the cost of labor. The cost of labor as a percentage of operating expenses was 79.5%, 81.1% and 75.9% for 2003, 2004 and 2005, respectively. The cost of labor consists of salaries and related payroll expenses that we pay to our employees who provide our work access and forming and shoring services. In periods of high demand for our services, we may supplement our permanent workforce with as many as 5,000 temporary workers. During periods of intense competition for such temporary workers, our cost of labor increases. For example, a tightening labor market along the Gulf Coast and in Western Canada increased our cost of labor in recent periods. Insurance and related expenses represent a significant component of our cost of labor. In 2005 our insurance costs of $10.6 million represented 3.6% of our cost of labor. If our insurance premiums or related costs rise significantly in the future, our profitability could be reduced.

        The cost of equipment rental, the cost of equipment sales, and divisional operating expenses represented, for the year ended December 31, 2005, 11.7%, 2.6%, and 6.3% respectively, of our operating expenses. The cost of equipment rentals principally consists of depreciation expense and the costs to transport our rental equipment to and from our customer sites. The cost of equipment sales consists of our purchase costs of the equipment sold. Divisional operating expenses are the costs to man and operate our field locations. These costs tend to vary directly with total revenues. As we more fully describe in note 13 of our consolidated financial statements, in 2005, 3.6% of our operating expenses related to a non-recurring write-off of equipment of approximately $14.0 million which has affected the comparability of our 2005 results to other financial periods. We recognized the full impact of the loss of such equipment in the $14.0 million write-off. The write-off has not affected our ability to provide rental equipment to our customers nor has it increased our future capital expenditure requirements.

  Gross Margin

        We use the gross margin (gross profit divided by revenues) of each of our revenue sources to monitor the profitability of our business. Because we price our services as a function of our estimated costs, we expect our gross margin to be relatively stable despite the variable cost of labor. Consequently, we expect that our labor revenues will vary directly with our cost of labor. Nevertheless, although our contracts typically provide for re-pricing on an annual basis, volatility in our variable costs, principally the cost of labor, may have a short term impact on our gross margins to the extent that pricing adjustments cannot be made immediately to reflect such increased costs.

        Because a large component of our cost of rental revenues is depreciation expense, which is a semi-variable cost, we expect that our gross margins on rental revenues should increase as rental revenues increase. From time to time we sell scaffolding and concrete forming and shoring equipment.

  Selling and Administrative Expenses

        Our selling and administrative expenses consist of salaries and other payroll-related costs for our executive, administrative, financial and marketing functions, as well as certain taxes, insurance and professional service fees.

  Interest Expense

        Our interest expense includes the interest on our long-term debt, any borrowings under our revolving debt facility and notes payable, commitment fees for our credit facility and amortization of the related fees to execute required financing arrangements. As a result of our high debt levels, interest expense has represented a significant proportion of our expenses during the periods under review.

  Gain (Loss) on Interest Rate and Foreign Currency Swaps

        When we acquired the assets and operations of Aluma, we increased our exposure to changes in foreign currency exchange rates because the majority of Aluma's assets and operations are located in Canada. In addition, we increased our exposure to changes in interest rates because the debt we assumed to acquire Aluma is variable interest rate debt. To mitigate our risk related to changes in the rate of exchange between the Canadian dollar and the U.S. dollar and to mitigate our risk related to rising interest rates, we entered into several interest rate and foreign currency swaps during 2005. As we more fully describe in note 13 of our consolidated financial statements, we determined that we would not account for these as hedges. As a result, we record the change in fair market value of these financial instruments in this line of our income statement.

  Foreign Currency Transaction Gain

        To fund the acquisition of Aluma, our U.S. subsidiary, Brand Services, borrowed CDN$70.3 million under our credit facility and loaned CDN$132.0 million to our Canadian subsidiary to purchase the Canadian assets of Aluma. As a result, we have a Canadian dollar denominated net receivable on the books of our U.S. subsidiary which changes in value as the rate of exchange rate between the Canadian dollar and the U.S. dollar changes. We record this change in value in this line of our income statement. In particular, because we have a net Canadian receivable on the books of a U.S. subsidiary, we will record unrealized gains if the Canadian dollar strengthens against the U.S. dollar. On the other hand, if the Canadian dollar weakens against the U.S. dollar, we will record unrealized losses.

  Redeemable Preferred Stock Expense

        We issued redeemable preferred stock during 2005 to finance the acquisition of Aluma. As we more fully discuss in note 12 of our consolidated financial statements, we account for the redeemable preferred stock as debt because it has a mandatory redemption feature. As a result, we charge the related dividends to expense in this line of our income statement.

Critical Accounting Policies

        A summary of our significant account policies is included in note 2 to our consolidated financial statements. The preparation of financial statements requires our management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Our estimates and assumptions are based on historical experiences and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of our financial condition and results and require management's most subjective judgments. Our most critical accounting policies and estimates are described below.

  Acquisition Accounting

        We have made several acquisitions in recent years. We have accounted for all of these acquisitions in accordance with the purchase method, and accordingly, we have included the results of their operations in our consolidated statement of operations from the respective date of acquisition. We allocated the purchase price of each acquisition to its identifiable assets and liabilities, and we recorded any excess of the cost over the fair value of the net identifiable assets acquired as goodwill. Our initial allocation of purchase price is based on preliminary information, which is subject to adjustments upon obtaining complete valuation information. While the delayed finalization of a purchase price has historically not had a material impact on our consolidated results of operations, we cannot guarantee the same results in future acquisitions.

  Impairment Policies

        We account for our long-lived assets, excluding goodwill and tradenames, in accordance with SFAS No. 144, which requires us to assess the recoverability of these assets when events or changes in circumstances indicate that the carrying amount of the long-lived asset might not be recoverable. If impairment indicators exist, we determine whether the projected undiscounted cash flows will be sufficient to cover the carrying value of such assets. This requires our management to make significant judgments about the expected future cash flows of the asset group. The future cash flows are dependent on general and economic conditions and are subject to change.

        We account for goodwill and tradenames in accordance with SFAS No. 142, which requires us to test goodwill and tradenames for impairment annually and whenever events occur or circumstances change that would, more likely than not, reduce the fair value of the reporting unit below its carrying value. For purposes of SFAS No. 142, we have determined that we will perform our impairment analysis on a consolidated enterprise level. Because quoted market prices are not available, management uses the present value of expected future cash flows to estimate fair value. Management must make significant judgments and estimates about future conditions to estimate future cash flows. Unforeseen events and changes in circumstances and market conditions, including general economic and competitive conditions, could result in significant changes in those estimates and material charges to income.

  Workers' Compensation and Health Benefit Claims

        As part of our ongoing business, we make payments on claims for workers' compensation and health benefits. We have purchased insurance coverage for large claims. We estimate our future workers' compensation and health benefit liabilities using actuarial methods based upon historical data for payment patterns, cost trends, utilization of healthcare services and other relevant factors. These liabilities take into account incurred but not reported (IBNR) claims. While we believe our liabilities for workers' compensation and health benefit claims of $16.0 million as of December 31, 2005, are adequate and that the judgment applied is appropriate, such estimated liabilities could differ materially from our actual future liabilities related to workers' compensation and health benefit claims.

  Revenue Recognition

        We generally rent equipment under month-to-month rental contracts and provide services under both price-per-unit and time-and-materials short-term contracts. Price-per-unit contracts establish a fixed price per unit of scaffolding deployed. We recognize revenues on price-per-unit contracts over the contractual period based upon the percentage of completion method. We determine percentage of completion by comparing costs actually incurred on each contract to total estimated costs to complete each contract. We recognize losses on individual contracts as soon as we determine that our total estimated costs exceed our fixed fee arrangement for that contract. We recognize revenues for services provided on a time-and-materials basis when we provide the related service.

        We periodically sell new scaffolding and concrete forming and shoring equipment directly to third parties. We recognize revenue upon shipment and record as operating expense the cost of the scaffolding or concrete forming equipment sold on the first-in first-out method. In addition, we periodically sell used scaffolding and concrete forming and shoring equipment to third parties, primarily to rental customers. We recognize revenue for the proceeds of such sales and record as operating expense the net book value of the scaffolding or concrete forming equipment. We determine net book value assuming the oldest inventory is sold first, as we maintain inventory records on a group basis.

Acquisition of Aluma

        On July 29, 2005, we purchased substantially all of the operations and the net operating assets of Aluma. The purpose of the transaction was to expand our market position in Canada and obtain entry into the forming and shoring business. The results of Aluma are included in our consolidated financial statements from July 29, 2005 to December 31, 2005. The aggregate purchase price for Aluma was $241.1 million, consisting of purchase price and acquisition related costs of $217.3 million and assumed liabilities of $23.8 million. The acquisition was principally financed through borrowings under our credit facility (See note 10 to our consolidated financial statements), and through the issuance of our redeemable preferred stock (See note 11 to our consolidated financial statements). In connection with the acquisition, we recorded goodwill of $44.1 million based upon the allocation of the excess of the purchase price over the net fair value of the assets acquired.

Change in Accounting Principle

        Effective January 1, 2004, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." We selected the modified prospective transition method under the provisions of SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which requires us to expense stock options prospectively, beginning in the year of adoption. We expensed $0.2 million and $1.4 million of stock options for the years ended December 31, 2004 and 2005, recorded in our consolidated income statement under Non-cash compensation.

        Prior to 2004, we accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. For the year ended December 31, 2003, no stock-based employee compensation expense was recorded as all options granted under those plans had an exercise price greater than the fair market value of the underlying equity on the date of grant.

Results of Operations

  Year Ended December 31, 2005 as Compared to Year Ended December 31, 2004

        Revenue.    Total revenues increased to $491.4 million for the year ended December 31, 2005 from $334.0 million for the year ended December 31, 2004, which represented an increase of $157.4 million or 47.1%. The increase in revenues was principally attributable to the acquisition of Aluma, which accounted for $110.3 million, or 70.1%, of this increase, and strong demand for work access solutions in all of our markets in 2005. Our revenues derived from the refinery and chemical market increased 12.2% driven by several turnarounds in the United States.

        Gross Profit.    Gross profit for the year ended December 31, 2005 was $106.2 million or 21.6% of revenues compared to 2004 gross profit of $69.5 million or 20.8% of revenues. The increase in gross profit was principally attributable to the acquisition of Aluma, which accounted for $34.7 million, or 94.6%, of this increase.

        Gross profit for 2005 includes a one-time non-cash write-off of equipment of $14.0 million resulting from a physical inventory of our scaffolding equipment which was performed in November 2005. As more fully described in note 14 to our consolidated financial statements included elsewhere in this prospectus, we believe that the write-off resulted from scaffolding equipment that was lost, scrapped or destroyed over a period of several years.

        Gross profit on labor services increased 23.3% to $57.1 million or 16.4% of labor revenues as compared to 2004 gross profit on labor services, which was $46.3 million or 17.8% of labor revenues. The acquisition of Aluma accounted for $5.2 million of 2005 labor gross profit. The decrease in labor gross margin percentage was principally due to the Aluma acquisition and higher than normal labor costs on a large capital project in the United States. Gross profit on equipment rentals increased 107.1% to $79.0 million in 2005 or 63.7% of equipment revenues as compared to 2004 gross profit on equipment rentals of $38.2 million or 57.5% of equipment rental revenues. The acquisition of Aluma accounted for $30.0 million of 2005 equipment gross profit. The increase in gross margin on equipment rental was driven by the Aluma acquisition and a 16.5% increase in equipment rental revenues in our existing business while total equipment rental costs for our existing business remained relatively flat, decreasing 0.2% between years. Divisional operating costs increased 41.6% to $24.1 million in 2005 or 4.9% of total revenues as compared to 2004 divisional operating costs of $17.0 million or 5.1% of total revenues. The acquisition of Aluma accounted for $5.8 million of the increase in divisional operating costs. Higher salary expenses needed to support the 47.1% rise in revenues and higher truck and maintenance expense partially driven by higher fuel costs also contributed to the increase in divisional operating costs.

        Selling and Administrative Expenses.    Selling and administrative expenses increased $35.4 million to $80.6 million in 2005. The acquisition of Aluma accounted for $22.1 million of the increase and non-recurring charges and expenses accounted for $3.9 million of the increase. Non-recurring charges and expenses are comprised of $2.1 million in severance charges related to our former CEO and other executive positions, $0.6 million of duplicate salaries for the CEO position, $0.6 million in recruiting and relocation fees for new executives, $0.3 million of professional fees related to tax restructuring, and $0.3 million of moving and other integration costs related to the acquisition of Aluma. Selling and administrative expenses also increased as a result of increases in bonus and sales commission expenses of $5.4 million, bad debt expenses of $1.2 million, travel expenses of $0.7 million and salaries and benefits of $0.6 million.

        Operating Income.    As a result of the factors discussed above, operating income increased by $0.1 million to $24.3 million for the year ended December 31, 2005 from $24.2 million for the year ended December 31, 2004.

        Interest Expense.    Interest expense increased by $7.1 million to $40.8 million for the year ended December 31, 2005, from $33.7 million for the year ended December 31, 2004. This increase was primarily due to the impact of higher interest rates on our outstanding senior debt under our credit facility and the interest expense in respect of the additional $185.0 million in senior debt under our credit facility drawn in connection with the acquisition of Aluma, and the compounding effect of interest on our 13% senior subordinated pay-in-kind notes due 2013.

        Redeemable Preferred Stock Dividend Expense.    Preferred stock dividend expense in 2005 arose from our issuance of preferred stock to finance the acquisition of Aluma. As further discussed in note 12 to our consolidated financial statements, because the preferred stock has a mandatory redemption date, it is reflected as debt in the consolidated financial statements and the related dividends are recorded as preferred stock dividend expense.

        Foreign Currency Transaction Gain.    To fund the acquisition of Aluma, on July 29, 2005 Brand Services borrowed CDN$70.3 million under the credit facility. Simultaneously, Brand Services loaned CDN$132.0 million to its Canadian subsidiary to purchase the Canadian assets of Aluma. As a result of these transactions, Brand Services has a net receivable exposure of approximately CDN$61.7 million on which it recognizes currency gains and losses. From the date of the acquisition of Aluma to December 31, 2005, the U.S. dollar weakened against the Canadian dollar by approximately 5.5% resulting in a foreign currency transaction gain of $2.7 million.

        Loss on Interest and Foreign Currency Rate Swaps.    During 2005 we entered into several interest and currency swaps to mitigate our interest rate exposure to our variable interest rate debt and our currency rate exposure related to our investment in Aluma. We did not elect to treat these swap agreements as hedges under SFAS No. 133 and, accordingly, recorded mark-to-market gains and losses in net income. For the year ended December 31, 2005, we recorded a gain of $0.2 million on our interest rate swaps and a loss of $1.5 million on our currency swaps.

        Provision for Taxes.    For the year ended December 31, 2005, the benefit for income taxes was recorded at an effective rate of 15.9% versus an effective tax rate of 26.2% for the year ended December 31, 2004. The primary reasons for the decrease in the effective tax benefit rate are (i) we recorded preferred dividend expense in 2005 which is non-deductible for tax purposes and (ii) our non-deductible non-cash compensation expense in 2005 was higher than the amount we recorded in 2004. Our overall effective tax rate is also impacted by interest expense that we cannot deduct for tax purposes. We explain the differences between our effective tax rate and the federal statutory rate of 34% in greater detail in note 18 to our consolidated financial statements.

        At December 31, 2005, we had approximately $97 million in losses that we can use in future years to reduce our federal tax payments. We anticipate that we will be able to utilize these losses before they expire in various years between 2012 and 2023.

  Year Ended December 31, 2004 as Compared to Year Ended December 31, 2003

        Revenue.    Total revenue declined to $334.0 million for the year ended December 31, 2004 from $347.7 million for the year ended December 31, 2003, which represented a decrease of $13.7 million, or 4.0%. The primary reason for the decrease was a $27.1 million decrease in revenue derived from the power utility capital sector, much of which was anticipated, due to large projects in the Northeast and on the West Coast that were completed in 2003. This decrease was partially offset by increases in demand for our services in the commercial and other industrial markets.

        Gross Profit.    Gross profit for the year ended December 31, 2004 was $69.5 million or 20.8% of revenues compared to 2003 gross profit of $68.5 million or 19.7% of revenues. Overall gross profit increased by $1.0 million or 1.5% for the year ended December 31, 2004 compared to the year ended December 31, 2003. Labor gross profit increased by $0.4 million despite a $7.1 million decrease in labor revenues. The percentage of labor gross profit to labor revenues increased to 17.8% in 2004 from 17.2% in 2003, primarily due to lower insurance claim costs. Equipment rental gross profit increased $2.1 million despite a $6.1 million decrease in rental revenue. The primary reason for this was an $8.4 million decrease in depreciation expense that resulted from groups of assets that became fully depreciated at the end of 2003. These increases were partially offset by a decline in equipment sales gross profit of $0.3 million, primarily due to a $0.6 million decrease in equipment sales revenue, and an increase in divisional operating expenses of $1.2 million. Higher truck expense, primarily due to higher fuel and maintenance costs, was the main factor in the divisional operating expense increase.

        Selling and Administrative Expenses.    Selling and administrative expenses increased $1.0 million to $45.1 million for the year ended December 31, 2004, from $44.1 million for the year ended December 31, 2003. This was primarily the result of increased salaries and travel expenses as well as small increases in a number of miscellaneous accounts, partially offset by lower depreciation expense.

        Operating Income.    As a result of the factors discussed above, operating income decreased by $0.2 million, or 0.9%, to $24.2 million for the year ended December 31, 2004 from $24.4 million for the year ended December 31, 2003.

        Interest Expense.    Interest expense increased by $1.0 million to $33.7 million for the year ended December 31, 2004, from $32.7 million for the year ended December 31, 2003. This increase was primarily due to bank fees associated with obtaining waivers and amendments to our credit facility and the compounding effect on interest on our 13% senior subordinated pay-in-kind notes due 2013. These increases were partially offset by the impact of lower senior debt levels due to principal prepayments made in December 2003 and March 2004.

        Income Tax Benefit.    For the year ended December 31, 2004, the benefit for incomes taxes was recorded at an effective rate of 26.2% versus an effective rate of 27.5% for the year ended December 31, 2003. This rate was lower than the U.S. statutory rate of 34.0% primarily due to Canadian taxes paid and a portion of the interest expense on our 13% senior subordinated pay-in-kind notes due 2013 not being deductible for tax purposes.

        Net Loss.    Net loss increased $0.9 million to $6.8 million for the year ended December 31, 2004 from $5.9 million for the year ended December 31, 2003.

Liquidity and Capital Resources

        We have historically utilized internal cash flow from operations and borrowings under the amended credit facility to fund our operations, capital expenditures and working capital requirements. As of December 31, 2005, we had working capital of $57.8 million, including cash and cash equivalents of $6.3 million.

        For the years ended December 31, 2003, 2004 and 2005, cash provided by operating activities was $36.6 million, $26.8 million and $29.5 million, respectively.

        We believe that our existing working capital, borrowings available under our credit facility and internal cash flow from operations should provide sufficient resources to support current business activities. To the extent we accelerate our growth plans, consummate acquisitions or have lower than anticipated sales or increases in expenses, we may also need to raise additional capital. In particular, increased working capital needs occur whenever we consummate acquisitions or experience strong incremental demand.

        One of our major uses of cash is capital expenditures, primarily comprised of equipment expenditures. Our maintenance capital expenditures generally relate to acquiring scaffolding planks, trucks and other equipment. Expansion capital expenditures are discretionary and generally relate to acquiring new work access solutions and vehicles. These expenditures vary annually based on our level of work access solutions rental activity and growth opportunities. Capital expenditures were $11.9 million, $14.1 million and $35.2 million, for the years ended December 31, 2003, 2004 and 2005, respectively. Future capital expenditures are expected to be at levels approximately equal to the 2005 levels.

        During 2005 we acquired substantially all of the operations and operating assets of Aluma. The aggregate purchase price for Aluma was $241.1 million, consisting of purchase price and acquisition related costs of $217.3 million and assumed liabilities of $23.8 million. The acquisition was principally financed through borrowings under our credit facility, and through the issuance of our redeemable preferred stock.

        In July 2005, we amended our former credit facility in connection with the acquisition of Aluma. Our amended credit facility provides for $287.0 million of term loans, a $50.0 million revolving loan facility, a $20.0 million letter of credit facility and a synthetic letter of credit facility of up to $15.0 million. Up to $20.0 million of the $50.0 million revolving loan facility may be used for additional letters of credit. As of December 31, 2005, we had no borrowings outstanding under the revolving portion of our credit facility and had total outstanding letters of credit of $34.3 million. Under this facility, we and our subsidiaries are subject to numerous financial covenants. In addition to customary events of default, this facility contains certain financial covenants as well as covenants which, among other things, limit the amount of capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. See "Description of Certain Indebtedness—Credit Facility."

        The interest rate on the term loans under our credit facility is variable. For the years ended December 31, 2003, 2004 and 2005, the weighted average interest rate on the term loans was 5.2%, 4.8% and 6.6%, respectively.

        Our estimated interest payment obligation under our credit facility for 2006 is $22.5 million, including commitment and letter of credit fees. We are required to make semi-annual interest payments on the 12% senior subordinated notes due 2012 in the amount of $9.0 million in April and October of every year until the notes mature in October 2012. We are not required to begin making interest payments on the 13% senior subordinated pay-in-kind notes due 2013 until 2008, as these notes are pay-in-kind.

Off-Balance Sheet Arrangements

        As security for our performance to insurers, we are contingently liable under letters of credit in the amounts of $34.5 million and $34.3 million at December 31, 2004 and 2005, respectively. These letters of credit generally have no scheduled expiration date. We pay fees to various banks that range from 3.25% to 4.25% per annum of their face value. If we were required to replace outstanding letters of credit as of December 31, 2005, management believes that the replacement cost would not vary significantly from the present fee structure.

Contractual Obligations

        The following is a summary of payments due under our contractual cash obligations as of December 31, 2005:

	Payments due in
	Total	2006	2007	2008	2009	2010	After 2010
	(in thousands)
Term loan principal	$288,959	$2,904	$2,904	$2,904	$2,904	$2,904	$274,439
Expected interest payments on term loan(1)	122,929	20,740	20,531	20,321	20,111	19,902	21,324
12% senior subordinated notes principal	150,000	—	—	—	—	—	150,000
Expected interest payments on 12% senior subordinated notes	126,000	18,000	18,000	18,000	18,000	18,000	36,000
13% senior subordinated pay-in-kind notes principal	52,457	—	—	—	—	—	52,457
Expected interest payments on 13% senior subordinated pay-in-kind notes	64,449	—	—	8,538	8,538	8,538	38,835
Redeemable preferred stock	32,337	—	—	—	—	—	32,337
Expected dividends on redeemable preferred stock	121,989	—	—	—	—	—	121,989
Operating leases	17,160	6,136	4,392	2,511	1,819	787	1,515
Notes payable and capital leases	828	370	370	88	—	—	—

Total contractual cash obligations	$977,108	$48,150	$46,197	$52,362	$51,372	$50,131	$728,896

(1)
The interest rate on the term loan under our credit facility is floating. For purposes of this table we are using the December 31, 2005 interest rate of 7.2% for all periods. Also, we have the option to make voluntary prepayments on the term loan and are required by the credit facility to make prepayments equal to 50% of the free cash flow generated in each year as defined in the credit facility. For purposes of this table we have not attempted to estimate what, if any, prepayments might be made throughout the life of the term loan.

Effect of Inflation; Seasonality

        Inflation has not generally been a material factor affecting our financial condition, results of operations or cash flows. Our general operating expenses, such as salaries, employee benefits and facilities costs are subject to normal inflationary pressures.

        The market for industrial work access solutions and formwork and shoring services experiences seasonal fluctuations in demand. In particular, because of high demand for gasoline for automobiles during the summer, most refineries prefer to close down for turnarounds during the spring and fall. In addition, cold temperatures in the first and fourth fiscal quarters typically limit activity on maintenance and capital projects in the Alberta Oil Sands. Our work for power utilities follows a similar seasonal pattern. Conversely, non-residential building construction, particularly in the renovation business, occurs throughout the year, but is heaviest in the second and third fiscal quarters.

New Accounting Standards

  SFAS No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No. 123R")

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123R supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends SFAS No. 95, "Statement of Cash Flows." Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

        In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB No. 107") which summarizes the views of the SEC staff regarding the interaction between SFAS No. 123R and certain SEC rules and regulations. SAB No. 107 provides guidance on several topics including: valuation methods, the classification of compensation expense, capitalization of compensation costs related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements, and disclosures in Management's Discussion and Analysis subsequent to adoption of SFAS No. 123R.

        In April 2005, the SEC issued FR-74, "Amendment to Rule 4-01(a) of Regulation S-X Regarding the Compliance Date for Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment" ("FR-74"). FR-74 allows companies to implement SFAS No. 123R at the beginning of their next fiscal year (January 1, 2006 for us), instead of the next reporting period that begins after June 15, 2005. FR-74 does not change the accounting required by SFAS No. 123R; it only changes the implementation date of the standard.

        We adopted SFAS No. 123R using the modified-prospective method on January 1, 2006 and do not expect that it will have a material impact on our financial condition, results of operations or cash flows.

  SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4" ("SFAS No. 151")

        In November 2004, the FASB issued SFAS No. 151, which amends Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing" ("ARB No. 43"). SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be expensed rather than capitalized as inventory. The provisions of SFAS No. 151 are applicable to inventory costs incurred during fiscal years beginning after June 15, 2005 (as of January 1, 2006 for us) with earlier application permitted. We implemented SFAS No. 151 effective January 1, 2006, and do not expect that it will have a material impact on our financial condition, results of operations or cash flows.

  SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154")

        In May 2005, the FASB issued SFAS No. 154. SFAS changes the requirements for the accounting and reporting of a change in accounting principle or correction of an error. It requires, unless impracticable, retrospective application of the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We implemented SFAS No. 154 effective January 1, 2006, and do not expect that it will have a material impact on our financial condition, results of operations or cash flows.

  FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" ("FIN No. 47")

        In March 2005, the FASB issued FIN No. 47 which clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation, if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and/or through the normal operation of the asset. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. We implemented FIN No. 47 as of December 31, 2005 and do not expect that it will have a material impact on our financial condition, results of operations, or cash flows.

  SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB Statements No. 133 and 140" ("SFAS No. 155")

        In February 2006, the FASB issued SFAS No. 155, which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 155 addresses several issues relating to accounting for financial instruments, including permitting fair value measurement of any hybrid financial instrument that contains an embedded derivative and eliminating the prohibition on a qualifying special-purpose entity from holding certain derivative instruments. SFAS No. 155 also provides clarification that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS No. 155 is effective for all financial instruments issued or acquired after the fiscal year that begins after September 15, 2006 (January 1, 2007 for us), with earlier application permitted. We have not yet determined the timing of adoption or the full impact of SFAS No. 155. However, we do not expect that it will have a material impact on our financial condition, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk represents the risk of changes in value of a financial instrument, whether derivative or non-derivative, caused by fluctuations in interest rates and foreign exchange rates. Changes in these factors could cause fluctuations in our results of operations and cash flows. In addition, in the ordinary course of business, we are exposed to foreign currency and interest rate risks.

  Interest Rate Risk

        We are exposed to interest rate risk related to changes in interest rates on our variable rate debt. At December 31, 2005, we held approximately $491.4 million of long-term debt, with approximately $289.0 million subject to variable interest rates. If interest rates increased by 100 basis points, our annualized cash interest expense would increase by approximately $2.9 million, not taking into consideration the effect of the interest rate swaps discussed below.

        In order to mitigate the interest rate risk related to our variable rate debt, we have entered into two interest rate swap agreements with terms commencing December 31, 2005. Under these agreements, we will pay fixed interest rates for three years and will receive floating interest rate payments. Our U.S. dollar interest rate swap is based on the U.S. 90-day LIBOR and our Canadian dollar interest rate swap is based on 90-day Canadian bankers acceptances. During years one and two the notional value of the U.S. Dollar swap is $50.0 million and reduces to $25.0 million in the final year of the agreement, while the notional value of the Canadian dollar swap is $35.0 million in years one and two, reducing to $17.5 million in the final year of the agreement. Based upon current variable debt outstanding, if interest rates increased by 100 basis points, annualized cash interest expense would increase by approximately $2.1 million after taking into consideration the effect of these interest rate swaps.

  Foreign Currency Exchange Rate Risk

        Foreign currency exposures arise from transactions denominated in a currency other than our reporting currency, U.S. dollars, and from foreign financial statement items translated into U.S. dollars. As a result of our purchase of substantially all of the operations and the operating assets of Aluma effective July 29, 2005, we are subject to foreign currency risk associated with our investment in a Canadian company. In order to mitigate our exposure to changes in the value of the Canadian dollar relative to the U.S. dollar we entered into an $80.0 million U.S. dollar/Canadian dollar currency swap agreement for a period of three years commencing on December 31, 2005. The notional amount of the swap is $80.0 million during years one and two and reduces to $40.0 million during the final year of the agreement. A depreciation in the Canadian dollar against the U.S. dollar of 10% would decrease our annual net income by approximately $1.3 million, excluding the impact of U.S. Canadian dollar hedges. We earn an immaterial portion of our revenues in currencies other than U.S. or Canadian dollars, including Mexican pesos. We do not hedge against fluctuations in those other currencies.

BUSINESS

Our Company

        We are a leading industrial services company. We believe we are the largest North American provider of scaffolding work access services, which include design engineering, project management, labor for the erection and dismantlement of complex scaffolding systems and the associated equipment rental. Additionally, we provide concrete forming and shoring and specialty craft labor services. We primarily service North American energy-related markets, with clients in the refining, chemical, power generation, offshore oil production and other industries. In energy-related markets, our services support the ongoing maintenance, inspection and periodic overhauls ("turnarounds") of our customers' facilities. We also provide work access services associated with the construction of new facilities and the expansion or upgrading of existing sites. In the commercial and infrastructure markets, we support new construction and renovation projects, including for high-rise buildings, hospitals, airports, churches, bridges, dams and other construction and renovation projects throughout North America and in select international regions.

        Our work access service offerings facilitate access to our customers' tall and complex structures. The core of our work access business is comprised of work access services for ongoing maintenance at our customers' facilities, many of which we have serviced for over 20 years. In our forming and shoring business, we provide customized applications that support our customers concrete formwork needs. The modular formwork systems we provide enable our customers to shorten construction times and reduce labor costs. We also provide our customers with specialty craft labor services, including insulation, carpentry and safety services. We believe that providing these services strengthens our relationships with our core customer base and provides us with a source of revenues that requires no additional capital investment.

        In 2005 we acquired the operations of Aluma Enterprises, a leading provider of work access and forming and shoring services in Canada. Approximately 60% of Aluma's business serves the Canadian refining market, including the Alberta Oil Sands. Through this acquisition we also acquired a concrete forming and shoring business which has a strong presence in select North American regions and international markets.

        We deliver our services through an extensive field service organization consisting of 6,000 to 7,000 skilled craftspeople (depending on seasonal needs), 88 field offices and an additional 74 facilities located at customer sites throughout the United States, Canada and selected international locations. See note 20 to our consolidated financial statements for a discussion of our revenues by geographic area.

Industry Dynamics

  The Work Access Industry

        The scaffolding industry provides work access services to the industrial and the commercial markets, each of which requires different types of equipment and services. Services we provide to our industrial customers generally require "system" scaffolding capable of conforming to irregularly shaped structures. These structures require specially engineered designs and equipment as well as a highly skilled workforce to erect and dismantle the scaffolding. Services we provide our commercial customers generally require "frame and brace" scaffolding, which is less versatile than system scaffolding but which is broadly used in the construction and renovation markets. We estimate that the total North American market for work access services is approximately $2.6 billion.

        Industrial customers require work access services for ongoing maintenance, periodic turnarounds and capital projects related to their facilities. Turnarounds and capital projects commonly require the partial or complete shutdown of a facility, which results in the loss of substantial revenue per day; as a result, speed and reliability in the execution of this work are key customer considerations. Safety is another important consideration for industrial customers, as work access contractor accidents may be counted against a customer's safety record and may result in project delays, increases in insurance premiums and additional regulatory oversight and related costs.

        Commercial work access services are provided primarily to the high-rise commercial, residential and institutional construction and renovation markets. Building construction companies use work access services to provide their construction and maintenance personnel with safe and efficient platforms to perform masonry work, apply stucco, drywall and paint and conduct a wide range of other construction and renovation activities.

        Industrial companies, engineering and construction firms and commercial construction companies are increasingly outsourcing work access services primarily due to increased safety regulations, limited availability of skilled labor, the greater expertise of work access providers and a general trend for these firms to focus on their core competencies. These companies have generally outsourced work access projects to providers with large equipment fleets and strong project management services. Concurrent with this ongoing trend is an increasing desire by industrial work access customers to consolidate their service providers and reduce the number of suppliers that have access to their facilities. This trend creates opportunities for providers which have existing relationships with such customers.

        Maintenance and capital spending by companies in the refining, petrochemical, chemical, utility, pulp and paper and building construction and renovation industries drives demand for work access services. These companies' spending decisions are, in turn, influenced by the strength of the markets for their products and, in many cases, regulatory, macroeconomic and geopolitical factors. For example, in the refining industry, strong overall demand for refined petroleum products, a trend toward refining a wider range of crude oil grades, the need to de-bottleneck production capacity as refinery utilization rates reach more than 90% and increased investment to achieve compliance with environmental regulations are driving increased spending by refineries on maintenance and capital projects.

        In the Alberta Oil Sands, one of the largest oil reserves in the world, high levels of demand for crude oil and declining extraction costs are driving significant capital investment. According to the Oil and Gas Journal and the Canadian Association of Petroleum Producers, the Alberta Oil Sands contain the second-largest deposits of oil in the world, representing approximately 50% of Canada's total crude oil output and approximately 10% of total North American production. One industry source estimates that $85.0 to $90.0 billion of additional capital could be spent in the Alberta Oil Sands by 2015 to triple the current output capacity to three million barrels per day. This investment represents an attractive growth opportunity for work access service providers. In the utility industry, high natural gas prices have led to increasing reliance on coal-fired and combined-cycle power plants which, in turn, has resulted in increased maintenance costs for utility companies. In addition, growing electricity demand and emissions regulations have driven capital investment as utilities expand capacity and make improvements required to comply with environmental regulations.

  The Concrete Forming and Shoring Industry

        Concrete forming and shoring is a major sector within the construction industry. Forming and shoring equipment consists of steel and aluminum interlocking horizontal, vertical and platform pieces. "Forming" is a term used to describe the assembly of these pieces into forms that allow the pouring of vertical concrete structures like walls, cores, piers and columns. "Shoring" is a term used to describe an assembly of these pieces into table-like structures that allow the pouring of horizontal slabs or floors. Shoring is also used to support recently poured horizontal surfaces or loaded horizontal surfaces. Forming and shoring companies offer a spectrum of services, from pre-engineered systems to custom-designed formwork and shoring services that meet specific construction needs. Pre-engineered formwork and shoring systems are typically rented to customers on a project-by-project basis, whereas custom designed formwork and shoring systems are typically sold to owners or project managers for use on complex or non-standard concrete structures. These services are typically provided to build structures, including high-rise buildings, dams and locks, tunnels, bridges and overpasses, airports, stadiums and power plants.

        The forming and shoring industry is currently benefiting from strong demand for large scale capital projects driven by strong economic growth, particularly in the Southern and Western United States, and federal government investment in aging transportation infrastructure. The forming and shoring industry has also benefited from the increased desirability of concrete as a building material over steel construction due to the increased design flexibility, lower cost and abundant supply of concrete. These factors are driving construction contractors and managers to favor pre-engineered forming and shoring equipment to further shorten construction times and lower labor costs.

Our Strengths

        Our company benefits from a number of competitive strengths, including the following:

  •
  Work Access Market Leader.    We believe we are the largest provider of work access services in North America, where we are the top service provider in the industrial market and are among the top five in the commercial market. Our significant experience and the scale and breadth of our business allow us to provide customized services that meet our customers' complex needs in a safe, fast and reliable manner. Our scale also allows us to assist our customers with a wide variety of projects, ranging from regular maintenance work to periodic large scale capital projects. The broad geographic scope of our business allows us to service our customers at multiple locations while achieving a high utilization rate for our fixed assets.

  •
  Blue Chip Customers.    We have longstanding relationships with a number of large multi-national corporations including Shell, ExxonMobil, Kiewit, Fluor and ConocoPhilips, all of whom rely on our ability to provide safe, reliable and efficient services that are critical to the smooth operation and maintenance of their large-scale facilities. We are well positioned to bid for contracts to provide services to these customers for any new projects they might undertake and our roster of customers that are leaders in their respective industries provides us with competitive advantage when bidding for work from other potential customers.

  •
  Long-Term Business Relationships.    Approximately half of our revenue in the past three years derived from multi-year customer projects. Our long-term customer relationships, the high quality work we perform and the high costs that our customers would incur in changing their service providers provide us with a strongly entrenched position with our existing customers. In many cases, this position enables us to add larger engagements with existing customers providing services for capital projects to the ongoing maintenance work we provide our customers. The multi-year nature of many of our projects also provides us with a consistent base of revenues.

  •
  Strong Operating Systems.    We have developed strong operational systems for the management of our inventory of over 14 million pieces of equipment and 6,000 to 7,000 employees. We conduct our business through 88 field offices and an additional 74 facilities located at customer sites throughout the United States, Canada and other selected international locations. Our customized inventory and personnel controls allow us to allocate these resources efficiently in order to provide mission-critical services to our customers in a timely and effective manner. Our strong operational systems also allow us to maximize our asset utilization and enhance our ability to provide steady work to our labor force which has helped us sharpen the skills of, motivate, and retain our employees.

  •
  Strong Safety Record.    Our comprehensive safety programs and safety-first culture provide us with a critical competitive advantage. We believe that a company's safety record is one of the most important factors customers consider in selecting their work access provider. Our accident incident rate is significantly lower than the construction industry average and we have been recognized by our customers for our strong safety record. Contractor accidents count against a facility's safety record and can result in costly project delays, facility downtime, increased insurance premiums and increased regulatory oversight and related costs. We believe our safety record strengthens our long-term customer relationships, enhances our ability to win new business, helps us reduce insurance costs and accident-related expenses for us and our customers and helps us retain our employees.

  •
  Experienced Management Team.    We have assembled a strong and experienced management team across all principal areas of our organization including sales, finance, operations, marketing and customer service. Our senior management team has successfully served in senior management roles at various large industrial service businesses where they also completed and integrated multiple acquisitions.

Our Strategy

        We intend to leverage our strong position with existing customers in our current market segments, while maintaining an entrepreneurial culture that encourages our employees to identify and capitalize on new opportunities. In order to accomplish these goals, we are focused on the following strategies:

  •
  Maintain Our Current Market Leadership Position.    We intend to continue focusing on the existing North American energy-related markets in which we have strong customer relationships. We intend to focus on securing additional maintenance projects with our existing customers, which have historically led to opportunities to support capital projects by these customers. Further, we intend to expand our service offerings in targeted high growth international markets.

  •
  Continue to Focus on Our Alberta Oil Sands Business.    We are focused on maintaining our existing business and winning new contracts in the fast-growing market for oil extraction and refining in the Alberta Oil Sands region, which is believed to contain the second-largest deposits of oil in the world, representing approximately 50% of Canada's total crude output and approximately 10% of total North American production. One industry source estimates that $85.0 to $90.0 billion of additional capital could be spent in the Alberta Oil Sands by 2015 to triple the current output capacity to three million barrels per day, making the expansion of oil extraction and refining activity in the Alberta Oil Sands a significant opportunity for us. We believe we are well-positioned to capture a substantial portion of this work access business due to our established presence and experience in the region. For example, we have been awarded the three contracts in the region that were offered for bidding through April 2006, including one contract for $50.0 million.

  •
  Increase Our Focus on the Utility Sector.    We intend to increase our focus on clients in the utility sector. Over the near term we expect increased reliance on coal-fired generating facilities, which require significant maintenance, and the need to comply with increasingly stringent environmental regulations to drive increased spending on maintenance and capital projects in the utility sector. We believe that the combination of increasing energy prices, reliance on coal-fired generating facilities and the need to comply with new environmental regulations presents a significant opportunity for us to expand our business with utility customers.

  •
  Enhance Our Business through Acquisitions.    We intend to focus on enhancing our business through selected acquisitions, which represent an opportunity to extend our geographic reach and to increase our service offerings while achieving cost and revenue synergies. While we are primarily focused on acquisitions that would add to our industrial work access business or expand our specialty craft business, we also consider targets in the forming and shoring markets. We have developed a detailed acquisition identification and evaluation process and believe that we have the scale and the organizational capacity to successfully pursue an acquisition strategy. In addition, prior to joining us, members of our senior management team served in senior management roles at various large industrial service businesses where they successfully completed and integrated multiple acquisitions. As a result of the Offering and the application of the proceeds to repay certain of our debt and thereby improve our capital structure, we will be well positioned to pursue acquisition opportunities.

  •
  Continue to Develop Innovative Proprietary Engineering Capabilities.    We intend to continue to develop innovative proprietary engineering capabilities that we can deploy over a broad range of applications in multiple industries. Our ability to innovate and develop proprietary engineering technologies is a distinctive element of our approach to the work access and forming and shoring businesses that helps us both retain existing customers and obtain new business. We routinely work with customers that face highly specialized logistical and operational problems that require customized work access services. As we have successfully met our customers' needs for innovative systems, we have developed a broad range of proprietary design and engineering capabilities. Our ability to leverage these capabilities across multiple applications enables us to meet our customers' needs and provides us with a key competitive advantage as we bid for new business.

  •
  Leverage Our Existing Customer Base to Add Complementary Services.    We intend to continue to leverage our existing customer base to add complementary services that will help us deepen our existing customer relationships, generate an incremental source of revenue without additional capital investment and enhance our ability to offer our craft laborers consistent and steady work. As part of a strategy to be a more complete provider of services in and around our customers' facilities, we offer specialty craft services, including insulation, safety and carpentry services, that we believe are highly complementary to our existing work access and forming and shoring businesses. The markets for these specialty craft services are highly fragmented and are comprised primarily of small niche and regional players. Because our craftspeople are on site providing work access services, we are well-positioned to win business to provide these complementary services, particularly as industrial companies continue to reduce the number of outside suppliers they wish to have present at their facilities.

  •
  Optimize Business Performance with Focused Initiatives.    We have developed a Six Sigma training and certification process that we believe is unique to our industry. This provides us with a set of tools to expand our margins through operational leverage and efficiency. We are also upgrading our IT platform to a server-based application platform that will enable us to effectively manage our business through better controls and available management data. We will also have the ability to provide unique customer reporting on project management and job costs that will enhance our value in the market place. The senior management team has extensive operational experience in large service-based global businesses and is well-positioned to grow the business. We are also developing management development and training processes that will strength our ability to recruit and retain the best.

Equipment

        We believe we own the largest inventory of work access solutions equipment in the United States. As of December 31, 2005, we estimated that the replacement cost of our inventory of work access and forming and shoring equipment would be $388.0 million. This equipment is located at our 72 service centers as well as approximately 100 customer sites

        To track and maximize equipment utilization while minimizing freight costs, we utilize our proprietary BrandNowsm software. Our team members can access BrandNowsm through our wide-area network communications backbone, which is available from any of our service centers or our larger customer equipment storage locations.

  Equipment Types

        We maintain a large stock of equipment to provide services to our customers. For both formwork and scaffolding, the type of equipment that is specified for a given structure depends on a number of factors, including the shape of the structure, the complexity of the temporary works design, and the type of loads that it must support. When renting equipment, an additional variable is the customer's familiarity with, and preference for, a particular type of scaffolding.

        Forming & Shoring Equipment.    Forming and shoring equipment consists of steel and aluminum interlocking horizontal, vertical, and platform pieces. "Formwork" is a term used to describe the assembly of these pieces into forms that allow the pouring of vertical concrete structures like walls, cores, piers, and columns. "Shoring" is a term used to describe an assembly 2of these pieces into table-like structures that allow the pouring of horizontal slabs or floors. Shoring is also used to support recently poured horizontal surfaces or loaded horizontal surfaces. The assemblies are custom engineered for the correct geometry and load-bearing capability. Within the categories of forming and shoring, there are several "systems," under many patents and trademarks that we employ. The flexibility to offer various systems specifically suited to the design of a building is considered a strength.

        Scaffolding.    Scaffolding is used to allow safe access to tall, often irregularly shaped structures. There are three basic types of scaffold equipment, and we maintain a large fleet of all three types.

        System Scaffolding.    System scaffolding (also known as modular scaffolding) consists of interlocking horizontal, vertical and platform pieces. System scaffolding is very versatile because pieces can be connected in a variety of ways to conform to contours. System scaffolding is particularly well-suited for industrial applications, which typically include a labyrinth of pipes, valves and other protruding structures around which the system scaffolding must be erected.

        We believe we maintain the industry's largest inventory of system scaffolding, and our standardized approach to procurement leads to higher equipment utilization rates, lower freight costs and lower procurement costs. Since 1997, we have standardized all of our system scaffolding purchases on cup-type scaffolding, which has the lowest cost to manufacture and to maintain. Cup-type scaffolding is also the strongest system scaffolding available, which means it requires fewer pieces to support a given load.

        Beginning in 2000, we implemented a procurement process that shifted approximately 70% of our capital spending to several offshore manufacturers. To assure high levels of quality, we have contracted with several factories to manufacture system scaffolding exclusively for us. In addition, all of our products are built to our specifications, which are certified, both upon release by the factory and upon receipt by us. As a result of implementing this direct procurement strategy, we have reduced our equipment procurement costs by approximately 40%. This cost reduction has substantially reduced the capital required to support our growth and has allowed us to acquire scaffolding for the purpose of competing in the market for the sale of system scaffolding equipment.

        Tube-and-Clamp Scaffolding.    Tube-and-clamp scaffolding (also known as tube-and-coupler scaffolding) is the predecessor technology to system scaffolding. Because of the versatility of tube-and-clamp scaffolding, it is still used in conjunction with system work access solutions on complex structures. The major drawback to tube-and-clamp scaffolding is that it includes a series of separate pieces that must be bolted together. For this reason, tube-and-clamp scaffolding is more labor intensive to assemble and is typically used only to augment system scaffolding.

        Frame-and-Brace Scaffolding.    Frame-and-brace scaffolding consists of pre-constructed pieces of vertical panels, supported by diagonal bracing, with the horizontal platform typically consisting of wood planks. Frame-and-brace scaffolding is typically used on commercial projects. While it is less labor-intensive to erect than system work access solutions, frame-and-brace scaffolding is less versatile and therefore more limited in its application.

  Equipment Sales

        Historically, equipment sales have represented a very low percentage of our total revenue and for the year ended December 31, 2005, equipment sales represented less than 4% of our total revenue.

This revenue includes reimbursements from rental customers for lost or damaged equipment, which can be significant. Although our network of service centers and our well-known brand names suggest that equipment sales would represent a natural revenue generation opportunity, traditionally we preferred to offer equipment rental. Also, our procurement costs were an impediment to enhancing margins from selling equipment.

        We now source equipment globally, which allows us to compete with manufacturers for sales to competitors, contractors and plant owners. In addition to generating attractive gross profit margins, the increased volume allows us to lower our procurement costs. Our equipment sales strategy has enhanced our relationships with several contractors that prefer to own a portion of their total scaffolding or forming and shoring equipment. These relationships help position us to capture future equipment rentals from these contractors because these customers prefer to rent the same type of work access solutions as they own.

        We also sell equipment from our existing fleet, which allows us to "refresh" our inventory with new equipment and to rebalance the geographical distribution of our equipment.

Employees and Dependence on Labor

        We meet a portion of our staffing needs through the hiring of temporary employees. We typically employ a staff of between 6,000 to 7,000, of which approximately 35% are represented by a labor union. On average, we have approximately 5,000 employees in the United States and 1,500 employees in Canada, of which 400 are employed in the formwork and shoring business and the remainder are employed in the work access solutions business. While we have excellent relations with these unions and have experienced no material work stoppages during the past eight years, we cannot assure that strikes or other types of conflicts with unions or personnel will not arise. Since our business is labor intensive, any such activity could have a material adverse effect on our financial condition, results of operations and cash flows.

        Because our business is labor intensive, our financial performance is affected by the availability of qualified personnel and the cost of labor. The availability of labor can vary depending on market conditions. While we have been successful in hiring workers for our projects, we cannot assure that sufficient labor will be available in the future or that the cost of labor will not rise, either of which could have an adverse effect on our financial condition, results of operations and cash flows.

Properties

        We operate facilities in 89 locations (88 field offices and 1 headquarters location). Our formwork and shoring business has 15 field offices and shares field offices with our work access solutions business in eight other locations. We maintain a substantial inventory of work access solutions and forming and shoring devices at our field offices as well as at customer sites throughout the United States, Canada, Mexico, England and Dubai. Our facilities are concentrated near our customers to minimize transportation costs, shorten lead times and strengthen our oversight and project management abilities. We own two locations in Canada, two in Texas, and one each in Alabama, Florida, Georgia and Louisiana. We lease the remaining 81 facilities as well as one site used for our corporate headquarters. Our facilities typically include a small office, warehouse and yard and range in size from 2,000 to 40,000 square feet under roof with yards from half an acre to more than nine acres.

Legal and Environmental Matters

        We are a party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature incidental to our operations. In the opinion of our management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding our current directors and executive officers. Each director and officer will hold office until a successor is elected and qualified or until his earlier death, resignation or removal.

Name	Age	Position and Offices
Paul T. Wood	45	Chief Executive Officer, President and Director
Anthony A. Rabb	38	Chief Financial Officer and Vice President, Finance
George R. Fleck	47	Vice President, Administration
David J. Witsken	38	Vice President, Sales, Marketing & Business Development
George R. Bissel	48	Vice President, Resource Management
Guy S. Huelat	44	Vice President, Operations-Southwest Region
John A. Durkee	44	Vice President, Operations-Northern Region
James "Marty" McGee	50	Vice President, Operations-Southeast Region
Stephen F. Tisdall	52	Vice President, Operations-Concrete Construction
Michael D. Batchelor	59	Vice President, Operations-Canada Region
John W. Breckenridge(1)	44	Chairman and Director
Christopher C. Behrens(2)	45	Director
Barry J. Goldstein(3)	63	Director
David R. Hang(1)(3)	30	Director
John Horton(3)	45	Director
Jeffrey G. Marshall(1)(2)	61	Director
Delbert L. Williamson(2)	66	Director

(1)
Member of the Nominating and Corporate Governance Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Audit Committee.

        Paul T. Wood has served as our Chief Executive Officer and one of our directors since January 1, 2005. Mr. Wood was previously employed by General Electric for 15 years. During that time Mr. Wood served in a series of functional and general management assignments, and most recently was the General Manager of GE's Installation and Field Services business, a worldwide provider of installation and maintenance services for the utility, refinery and chemical industries. Mr. Wood has over 20 years of general management and industry experience. Mr. Wood holds a B.S. and M.S. from the Ohio State University in Welding & Metallurgical Engineering, graduated from General Electric's executive management training program and is a certified Six Sigma Black Belt.

        Anthony A. Rabb has served as our Chief Financial Officer and Vice President, Finance since April 11, 2005. Mr. Rabb has over 14 years experience with manufacturing and service companies in the United States and Europe. From 2001 through 2005, Mr. Rabb served as the Chief Financial Officer for General Electric's Infrastructure Sensing unit in Atlanta, Georgia. This unit was a $500.0 million technology and manufacturing company with over 3,000 employees in 17 countries. Prior to that position Mr. Rabb was Director of Operations Planning and Analysis for the Webvan Group. Mr. Rabb began his career in 1991 with General Electric and served in various financial management positions of leadership in the United States and Europe. He is also a graduate of GE's Financial Management Program, is Six Sigma Certified and holds a B.A. in Economics from the University of Colorado.

        George R. Fleck has served as our Vice President, Administration since January 2006. Prior to joining us, he was Vice President—Human Resources for Wise Foods, a $400.0 million regional snack food provider which is owned by a private equity firm. Before joining Wise, Mr. Fleck spent 12 years with Philips Electronics where he held various roles of increasing responsibility in Human Resources. Mr. Fleck received an M.B.A. from the University of Toledo and a B.S. from Wright State University.

        David J. Witsken has served as our Vice President, Sales, Marketing & Business Development since May 2005. Prior to joining Brand, Mr. Witsken spent 18 years in various positions of leadership at General Electric, most recently as General Manager in the Energy Services business division. Mr. Witsken received a B.S. from the University of Cincinnati, an M.B.A. from Westminster and is Six Sigma Certified.

        George R. Bissel has served as our Vice President, Materials & IT since March 2005. Prior to joining Brand, Mr. Bissel spent over 24 years at General Electric, most recently as Program Manager for strategic planning and business modeling with GE Energy Services. Mr. Bissel received a B.S. from Worchester Polytechnic Institute. He is a graduate of the GE Manufacturing Management Program and is a certified Six Sigma Black Belt.

        Guy S. Huelat has been our Vice President, Operations—Southwest Region, since October 2002. Prior to that, he was Vice President, Resource Management since January 1997. Prior to joining us, Mr. Huelat was a Plant Manager from 1989 to 1994 and a Materials Manager from 1994 to 1996 at Cooper Industries, Inc. From 1996 to 1997, he was Director of Logistics for Planning and Customer Service for Kimble Glass, Inc., a designer and producer of glass tubing and fabricated glass products. Mr. Huelat holds a B.S. from Gannon University.

        John A. Durkee has been our Vice President, Operations—Northern Region since January 2006. Prior to joining Brand, Mr. Durkee spent 15 years in various positions of leadership at General Electric, most recently as the General Manager of the Northern Region for Energy Services. Mr. Durkee received a B. S. from Manhattan College. He is a graduate of the GE Field Engineering Program and is Six Sigma Certified.

        James "Marty" McGee has served as our Vice President, Operations—Southeast Region since 1996. From 1993 until 1996, Mr. McGee held various regional management positions with RIS and Waste Management Technologies. He has been with us in various management positions since 1981, including President, Southern Regional Scaffolding in 1993, Southern Region Manager in 1994 and Vice President, Southern Operations for WMX Services group, from 1995 to 1996.

        Stephen F. Tisdall has been Vice President, Aluma Systems Concrete Construction since July 2005. Prior to his current position, Mr. Tisdall was President, Concrete Construction of Aluma Systems, Inc. He has over thirty years of experience in various positions worldwide, including careers with RMD, Symons, and SGB. Mr. Tisdall studied Civil Engineering and Concrete Technology in Dublin and London.

        Michael D. Batchelor has been our Vice President, Operations—Canada Region since July 2005. Mr. Batchelor was employed as President, Industrial Services of Aluma Systems Canada, Inc. from January 2003 until July 2005. He has held a number of operating positions with progressively greater responsibility, including Vice President and General Manager for Canada Region (1997-2002) and President and General Manager, U.S. Region (2002). Mr. Batchelor's entire 36-year career has been in the scaffolding and shoring equipment industry, starting with Patent Scaffolding in 1969. He worked for Anthes Equipment Ltd. from 1971 to 1988; Aluma acquired Anthes in 1989. He first gained skills in systems engineering design and product development and then moved into sales and management.

        John W. Breckenridge is a Partner in the New York office of J.P. Morgan Partners, LLC. He was named a director of Brand effective February 28, 2005 and was elected Chairman of the Board of Directors effective July 20, 2005. Previously, Mr. Breckenridge was a Partner in the Japan office of J.P.

Morgan Partners Asia Pte. Ltd. Before becoming a Partner with J.P. Morgan Partners Asia Pte. Ltd in 2001, Mr. Breckenridge spent seven years with Invensys, most recently as Chief Operating Officer of Densei-Lambda KK, a publicly traded Japanese electronics manufacturer with operations around the world. Mr. Breckenridge holds a B.S. from the University of Vermont. Mr. Breckenridge is non-executive chairman of the board of directors of Noble Environmental Power and serves on the board of directors of KRATON Polymers and Winergy Power.

        Christopher C. Behrens is a Partner in the New York office of J.P. Morgan Partners, LLC, a member of the firm's Investment Committee and has been a director of Brand since October 2002. He focuses on making investments in the Industrial, Distribution and Energy sectors. Prior to joining J.P. Morgan Partners in 1994, he was a Vice President in the Merchant Banking Group of The Chase Manhattan Corporation. Mr. Behrens holds a B.A. from the University of California, Berkeley and an M.A. from Columbia University. Mr. Behrens serves on the board of directors of Berry Plastics, Chromalox, Noble Environmental Power and Madisonville Gas Processing.

        Barry J. Goldstein was appointed to the Board of Directors in April 2006. In October 2000, Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc., which he joined as Chief Financial Officer in May 1987. Mr. Goldstein was with Grant Thornton from October 1969 through May 1987, where he was named a Partner in 1976. Mr. Goldstein serves on the board of directors of PQ Corp. and Interline Brands, Inc. Mr. Goldstein has a B.S. in Economics from the Wharton School of Finance and Commerce at the University of Pennsylvania.

        David R. Hang is a Principal in the New York office of J.P. Morgan Partners, LLC and has been a director of Brand since July 2005. He focuses on making investments in industrial, distribution and services companies. Mr. Hang holds a B.S. from The McIntire School of Commerce at the University of Virginia. Mr. Hang also serves as a director of Vetco International.

        John Horton was appointed to the Board of Directors in April 2006. Since 2004, Mr. Horton has served on the Advisory Board of Cherington Capital, a Boston-based private equity firm, where he has been active in building the management teams, setting strategy and evaluating add-on acquisitions for Cherington Capital's portfolio companies. In addition, since 2003, Mr. Horton has been Managing Director of Butler Capital Corporation, a New York- based private equity firm. Prior to joining Butler Capital Corporation, from 1998 until 2002, Mr. Horton was the Chief Financial Officer and Senior Vice President for Omega Cabinets Ltd. Mr. Horton serves as a director of a number of privately held companies. Mr. Horton has a B.A. in Business Administration and Political Science from Illinois Wesleyan University.

        Jeffrey G. Marshall was appointed to the Board of Directors in December 2005. Mr. Marshall currently is Chairman of Smith Marshall, a strategic consultancy partnership. He is a member of the board of directors of Toronto Hydro Corporation; Neenah Foundry Company; Ormet Corporation; and Wakefield Thermal Solutions, Inc. From 1997 to 2003, Mr. Marshall was President and Chief Executive Officer of Aluma Enterprises, Inc.

        Delbert L. Williamson was elected to the Board of Directors in September 2005. Mr. Williamson is currently a consultant to the energy industry. He retired from General Electric in February 2005 after a 45-year career with that company. His last position with General Electric was President, Global Sales for General Electric Energy.

Director Compensation

        We do not currently pay any fees to our directors other than our independent directors. Each of our independent directors is eligible to receive an annual retainer of $50,000 and certain equity interests in our parent, Brand LLC. We reimburse all of our directors for customary expenses incurred in connection with attending meetings of our board of directors.

Executive Compensation

        The following table sets forth all compensation earned by the Chief Executive Officer and the most highly paid executive officers for services rendered in 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE

Annual Compensation
Name and Principal Position				Other Annual Compensation ($)
	Year	Salary ($)	Bonus ($)
Paul T. Wood Chief Executive Officer, President	2005 2004 2003	400,000 — —	780,922 — —	9,000 — —
Anthony A. Rabb Chief Financial Officer, Vice President	2005 2004 2003	150,000 — —	180,003 — —	— — —
Guy S. Huelat Vice President Operations—Southwest Region	2005 2004 2003	182,821 173,457 168,857	216,557 — —	4,846 — —
James "Marty" McGee Vice President Operations—Southeast Region	2005 2004 2003	185,639 173,308 168,940	216,661 — —	8,400 — —
Stephen F. Tisdall Vice President Operations—Concrete Construction	2005 2004 2003	102,484 — —	546,435 — —	3,500 — —
Michael D. Batchelor Vice President Operations—Canada Region	2005 2004 2003	122,580 — —	494,361 — —	3,500 — —
John M. Monter(1) Chief Executive Officer, President	2005 2004 2003	451,110 451,060 438,363	— — —	15,588 16,398 15,879
Raymond L. Edwards(2) Vice President Operations—Support	2005 2004 2003	186,005 181,329 176,428	192,427 — —	— — —
David R. Cichy(3) Vice President Operations—Northern Region	2005 2004 2003	185,014 172,164 167,963	182,625 — —	8,400 7,835 6,300

(1)
Mr. Monter resigned as President and Chief Executive Officer effective January 1, 2005 but continues to be employed by Brand Energy.

(2)
Mr. Edwards resigned effective December 31, 2005.

(3)
Mr. Cichy resigned effective December 31, 2005.

        The individuals named in the foregoing table are collectively referred to as the "Brand Advisory Team."

Equity Incentives

        In addition to compensation reflected in the foregoing table, Brand LLC has provided members of the Brand Advisory Team an opportunity to participate in both a time-based equity incentive program and a performance-based equity incentive program. During 2003 and 2004 no grants were made to the current members of the Brand Advisory Team. In 2005, the following grants were made to Brand Advisory Team members:

  •
  Paul Wood was granted 7,375 Class A Units, 153,488 Class B Units and 525,000 Class C-1 Units of Brand LLC. In addition, Mr. Wood was offered the opportunity to make a co-leveraged investment in 150,000 Class B Units of Brand LLC that vest only in the event of a "Distribution Event" as defined in Brand LLC's limited liability company agreement;

  •
  Each of Guy Huelat, Raymond Edwards, David Cichy, and James McGee were allowed to convert 39,822 Class C Units of Brand LLC into 39,822 Class C-1 Units of Brand LLC;

  •
  George Bissel, Anthony Rabb, Stephen Tisdall and David Witsken were each granted 52,787 Class C Units and 39,822 Class C-1 Units of Brand LLC; and

  •
  George Fleck was granted 92,610 Class C Units of Brand LLC.

Employment Agreements

        Paul Wood has entered into an employment agreement with us which became effective January 1, 2005 pursuant to which he will serve as Chief Executive Officer. The employment agreement terminates on December 31, 2007 and provides for an annual salary of not less than $400,000. The employment agreement will automatically extend thereafter for one-year terms unless a written notice to terminate is provided by us or Mr. Wood not less than 60 days prior to the end of the then-current term. Mr. Woods was given a starting bonus of $50,000 and equity interests in our parent, Brand LLC. Mr. Wood is also eligible for a bonus of up to 150% of his base salary. In the event Mr. Wood's employment term is terminated by us for cause or terminated by Mr. Wood other than for good reason, he is entitled to his then-current base salary through the date of termination, earned bonus for the prior fiscal year but not yet paid, $50,000, and any unreimbursed business expenses. In the event that Mr. Wood's employment term is terminated by reason of his death or disability or by us without cause or by Mr. Wood for good reason, Mr. Wood will be entitled to (i) his then-current base salary through the date of his termination, earned bonus for the prior fiscal year but not yet paid, $50,000, and any unreimbursed business expenses; (ii) continued payment of his then-current base salary through the first anniversary of his termination (the "Severance Period"); (iii) continued coverage under our welfare benefits for up to the end of the Severance Period or such time as Mr. Wood is eligible to receive comparable welfare benefits; and (iv) a pro rated amount of the bonus Mr. Wood would have otherwise received. In the event that Mr. Wood's employment term is terminated by reason of his death or disability or by us without cause or by Mr. Wood for good reason, or in connection with a change of control, Mr. Wood will be entitled to sell to us his equity interests in Brand LLC. As a part of the employment agreement, Mr. Wood has entered into covenants prohibiting him from competing with us, working for any of our competitors or using proprietary information for a 12-month period following the termination of his employment.

        Anthony A. Rabb's compensation arrangements provide for an annual base salary of at least $180,000. In the event Mr. Rabb's employment is terminated for any reason other than cause, he will be entitled to his then-current base salary for a period of 12 months following termination and continued coverage under medical and other insurance benefits.

        Each of Guy S. Huelat and James McGee (the "Executives") has entered into an employment agreement with us, each of which became effective October 16, 2004, for terms effective through October 16, 2007. The employment agreements will automatically extend thereafter for one-year terms unless a written notice to terminate is provided by us not less than 30 days nor more than 60 days prior to the end of the then-current term. We are obligated to establish a nonqualified deferred compensation plan for each of the Executives pursuant to which we shall make an annual contribution during each year of such Executive's employment term in an amount equal to 15% of such Executive's base salary. The employment agreements provide that if within 24 months following a change of control an Executive's position is eliminated, their title, job responsibilities and/or work location change, their salary or bonus is reduced or their employment is terminated, the Executive will be entitled to terminate his employment and receive his then-current base salary and other benefits for a period of 24 months following such termination. As a part of each employment agreement, each Executive has entered into covenants prohibiting such Executive from competing with us, working for any of our competitors or using proprietary information for a 24-month period following his departure from us. Each Executive's receipt of post-termination severance benefits is conditioned upon such Executive releasing us from certain potential claims and upon such Executive's compliance with confidentiality and non-competition provisions included in the employment agreement.

        Stephen Tisdall's compensation arrangements provide for an annual base salary of CDN$275,000. Mr. Tisdall will be awarded a retention bonus equal to CDN$281,167 for each year of the first three full years Mr. Tisdall remains with us. In the event Mr. Tisdall's employment is terminated for any reason other than cause, he will be entitled to any unpaid retention bonus, his then-current salary for a period of 12 months following termination and continued coverage under medical and other insurance benefits. In the event that the formwork and shoring operations are to be sold, Mr. Tisdall will be given first opportunity to negotiate a management led buy-out.

        Michael Batchelor's compensation arrangements provide for an annual base salary of CDN$336,690. Mr. Batchelor will be awarded a retention bonus equal to CDN$275,000 for each year of the first three full years Mr. Batchelor remains with us. In the event Mr. Batchelor's employment is terminated for any reason other than cause, he will be entitled to a portion of any unpaid retention bonus, his then-current salary for a period of 12 months following termination and continued coverage under medical and other insurance benefits.

        On June 20, 2005, John Monter and Brand Services entered into a Second Amended and Restated Employment Agreement. Under the employment agreement Mr. Monter's employment term shall end December 31, 2006. For the year ending December 31, 2005, Mr. Monter received a base salary of $449,000 and for the year ending December 31, 2006, Mr. Monter shall receive a retainer of not less than $150,000. In addition to the base salary, in 2005 we made a credit on Mr. Monter's behalf to a nonqualified deferred compensation plan in an amount equal to 25% of Mr. Monter's base salary during the year ended December 31, 2005. During the employment term, Mr. Monter shall continue to participate in our standard benefit plans. Mr. Monter will also be entitled to receive certain severance benefits. Mr. Monter will receive total cash payments of $1,347,338 payable over 36 months as follows: (i) during the period beginning January 1, 2006 and ending December 31, 2007, we shall pay to Mr. Monter a monthly payment in the amount of $37,056; and (ii) during the period beginning January 1, 2008 and ending December 31, 2008, we shall pay to Mr. Monter a monthly payment in the amount of $38,167. From January 1, 2007 until December 31, 2008, Mr. Monter shall be entitled to participate, on a basis no less favorable than our other senior executives, in such medical plan as we may maintain.

Equity Programs

        Our executive officers and certain of our other team members are offered the opportunity to invest in equity securities of Brand LLC pursuant to the following equity participation programs.

        The Management Equity Incentive Program.    As a portion of the employment compensation packages offered by us to our management, Brand LLC has provided certain members of our management with an opportunity to participate in both a time-based equity incentive program and a performance-based equity incentive program. Such time-based and performance-based equity took the form of Class C Units and Class C-1 Units issued by Brand LLC. A portion of the Class C Units of Brand LLC was issued to our management in connection with our merger with the Predecessor in 2002. The remaining Class C Units and Class C-1 Units of Brand LLC were reserved by Brand LLC for issuance to new hires or existing managers following such merger.

        Under the time-based equity incentive program, certain members of our management have an opportunity to earn, as a group, up to 2% of the fully diluted equity of Brand LLC (as calculated at the time of the closing of our merger with the Predecessor). Such time-based equity units shall vest over a five-year period, with various restrictions and accelerators.

        Under the performance-based equity incentive program, certain members of our management have an opportunity to earn, as a group, up to 12% of the fully diluted equity of Brand LLC (as calculated at the time of the closing of our merger with the Predecessor). The percentage of the outstanding performance-vesting incentive units that shall vest will be determined by the net equity valuation of Brand LLC at a liquidity event or at the seventh anniversary of the closing of such merger.

        The Leveraged Employee Co-Investment Program.    Certain members of our management, including our executive officers, have been given the opportunity to participate in a leveraged employee co-investment program. Under this program, Brand LLC has provided these members of our management with eight-year term loans, bearing interest at a cumulative rate per annum equal to 3.27%, for the purpose of financing such management members' purchase of Class B Units of Brand LLC. The executive officers and other management members have borrowed approximately $2.9 million to purchase Class B Units of Brand LLC under this program. Each loan made to a member of our management was secured, at a minimum, by a pledge of all of the Class B Units of Brand LLC purchased by such management member with the proceeds of the loan.

        The Direct Investment Program.    In addition to the foregoing equity programs, Brand LLC provided certain members of our management with the opportunity to purchase additional Class B Units of Brand LLC for the same per unit cash purchase price paid by certain of our institutional investors in connection with the closing of our merger with the Predecessor in 2002. No loans were provided to members of our management under the direct investment program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management

        We have entered into employment agreements with certain of our executive officers. See "Management—Executive Compensation" for details about these agreements. In addition, our executive officers and certain of our other employees have been offered the opportunity to invest in equity securities of Brand LLC pursuant to certain equity participation programs. See "Management—Executive Compensation" for details about these programs.

Credit Facilities and Offering of Notes by Affiliates

        J.P. Morgan Chase Bank, N.A. is the syndication agent and its affiliate, Chase Lincoln First Commercial Corporation, is a lender under our credit facility. Chase Lincoln First Commercial Corporation will receive interest and other payments as a lender under our credit facility. In addition, J.P. Morgan Chase Bank, N.A. is a counterparty to interest rate swap agreements and a currency swap agreement with us.

        During the year ended December 31, 2005, J.P. Morgan Securities Inc. received fees of approximately $1.7 million for services provided in connection with our credit facility amendments.

        Each of J.P. Morgan Chase Bank, N.A., J.P. Morgan Chase & Co. and J.P. Morgan Securities Inc. are affiliates of J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P. and J.P. Morgan Partners Global Investors (Selldown) II, L.P. who collectively own 61.4% of the equity interests (72.4% of the voting equity interests) in our parent company, Brand LLC. John W. Breckenridge, Christopher C. Behrens and David R. Hang, who serve as our directors, are executive officers or employees of J.P. Morgan Partners, LLC, which serves as investment advisor to J.P. Morgan Partners (BHCA), L.P., and JPMP Capital Corp., a subsidiary of J.P. Morgan Chase & Co., which is the general partner of JPMP Master Fund Manager, L.P., general partner of J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., and also the general partner of JPMP Global Investors, L.P., which is the general partner of each of J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P, J.P. Morgan Partners Global Investors (Selldown), L.P. and J.P. Morgan Partners Global Investors (Selldown) II, L.P.

        In connection with the 2005 acquisition of Aluma, J.P. Morgan Partners received a financial advisory fee of $2.0 million.

        In connection with the 2005 issuance of our redeemable preferred stock, J.P. Morgan Partners received a placement fee of $0.6 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of the issued and outstanding common stock of Brand Services is owned by Brand Energy and all of the issued and outstanding common stock of Brand Energy is owned by Brand LLC. The following table sets forth certain information with respect to the beneficial ownership of the voting equity interests of Brand LLC as of April 30, 2006, by:

  •
  each person who we know beneficially owns more than 5% of the equity interests of Brand LLC;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

Except as otherwise indicated, the business address for each of the following persons is 2505 South Main Street, Kennesaw, Georgia 30144.

Name and Address of Beneficial Owner	Number of Voting Equity Interests	Percentage of Class
J.P. Morgan Partners (BHCA), L.P.(3) 1221 Avenue of the Americas, 39th Floor New York, NY 10020(1)	13,466,227	72.3%
Teachers Insurance and Annuity Association of America 730 Third Avenue New York, NY 10019	1,210,164	6.5
Paul T. Wood	303,488	1.6
Anthony A. Rabb	37,500	0.2
Guy S. Huelat	54,602	0.3
James "Marty" McGee	60,825	0.3
Stephen F. Tisdall	37,500	0.2
Michael D. Batchelor	—	—
John M. Monter	411,482	2.2
Raymond L. Edwards	77,500	0.4
David R. Cichy	57,618	0.3
John W. Breckenridge(2)(3)	13,466,227	72.3
Christopher C. Behrens(2)(3)	13,466,227	72.3
Barry J. Goldstein	—	—
David R. Hang(2)(3)	13,466,227	72.4
John Horton	—	—
Jeffrey G. Marshall	—	—
Delbert L. Williamson	—	—
All directors and officers as a group(2)	14,555,003	78.1

(1)
Consists of equity interests held by J.P. Morgan Partners (BHCA), L.P. ("BHCA"), J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P. and J.P. Morgan Partners Global Investors (Selldown) II, L.P., each of which is affiliated with BHCA.

(2)
Includes 13,466,277 shares held by BHCA and its affiliates. Messrs. Breckenridge and Behrens are partners and/or principals of J.P. Morgan Partners, LLC, and Mr. Hang is a principal of JPMP Capital Corp., each of which is an affiliate of BHCA and therefore may be considered to share the beneficial ownership of the shares held by BHCA and its affiliates. Messrs. Breckenridge, Behrens and Hang disclaim beneficial ownership of these shares.

(3)
The address of BHCA and Messrs. Breckenridge, Behrens and Hang is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

        In connection with the Aluma Acquisition, we amended and restated our existing credit facility with Credit Suisse (formerly known as Credit Suisse First Boston, acting through its Cayman Islands Branch), as administrative agent, and other institutions, to provide for supplemental term loans in the aggregate principal amount of $185.0 million. As amended and restated, our credit facility consists of $287.0 million in aggregate principal amount of term loans, a letter of credit facility of $20.0 million, a synthetic letter of credit facility of $15.0 million and a revolving credit facility of $50.0 million. $57.0 million of the supplemental term loan was made in Canadian dollars.

        Indebtedness under our credit facility for U.S. dollar loans bears interest at a floating rate based upon the type of loan and, in certain circumstances, our then-applicable Leverage Ratio (as defined in the credit agreement). Based upon our Leverage Ratio as of December 31, 2005, such floating rate equaled (i) the Base Rate (as defined in the credit agreement), in each case plus 2.25%, in the case of revolving loans, 2.75%, in the case of letter of credit facility loans, or 2.00%, in the case of synthetic letter of credit facility loans and term loans, or, at our option, (ii) the Adjusted LIBOR Rate (as defined in the credit agreement) for one, two, three or six month period, (or a nine or twelve month period if, at the time of the relevant LIBOR Rate loan, all lenders participating therein agree to make an interest period of such duration available) plus 3.50%, in the case of revolving loans, 4.00%, in the case of letter of credit facility loans or 3.00%, in the case of synthetic letter of credit facility loans and term loans. Indebtedness under the credit facility for Canadian dollar loans bears interest at (i) in the case of Canadian prime rate loans, a floating rate based upon the Canadian Prime Rate (as defined in the credit agreement), plus 2.25% and (ii) in the case of bankers' acceptance loans, we will pay a fee at the rate of 3.25% calculated on the basis of a year of 365 days on the face amount at maturity (or the principal amount in the case of a bankers' acceptance equivalent loan) of such bankers' acceptance for the period from and including the date of acceptance (or advance in the case of a bankers' acceptance equivalent loan) of such bankers' acceptance to but excluding the maturity date of such bankers' acceptance. The interest period for bankers' acceptance loans is a 30, 60, 90 or 180 day period (in each case subject to availability). The interest rate for loans under the revolving credit facility and the letter of credit facility is subject to adjustment on a quarterly basis, based on the ratio of our consolidated debt to EBITDA (as defined in the credit agreement).

        The revolving facility will mature in October 2008. The term loan will mature in January 2012. The term loan is subject to nominal quarterly amortization payments, with the balance payable in equal installments on the maturity date. In addition, the credit agreement provides for mandatory prepayments, subject to certain exceptions, of the term loan based on certain asset sales, the net proceeds of certain debt and equity issuances, excess cash flow and insurance proceeds.

        Among other covenants, our credit facility contains the following financial covenants:

  •
  Minimum Interest Coverage Ratio.    Our ratio of EBITDA (as defined in the credit agreement) to consolidated cash interest expense for any four-fiscal quarter period ending during any of the periods set forth below cannot be less than the ratio indicated:

Period	Minimum Interest Coverage Ratio
Through September 30, 2006	1.75:1.00
October 1, 2006 through December 31, 2008	2.00:1.00
January 1, 2009 and thereafter	2.25:1.00

  •
  Maximum Leverage Ratio.    Our ratio of period end consolidated total debt (net of cash and cash equivalents) to EBITDA (as defined in the credit agreement) for any four-fiscal quarter period ending during any of the periods set forth below cannot exceed the ratio indicated:

Period	Maximum Leverage Ratio
Through September 30, 2006	6.00:1.00
October 1, 2006 through December 31, 2006	5.75:1.00
January 1, 2007 through December 31, 2007	4.75:1.00
January 1, 2008 through December 31, 2008	4.00:1.00
January 1, 2009 and thereafter	3.00:1.00

        Our credit facility also contains covenants which, among other things, limit the amount of capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. The credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, failures under ERISA or foreign pension plans, judgment defaults, failure of any guaranty or security document supporting the credit agreement to be in full force and effect and any change of control.

13% Senior Subordinated Pay-In-Kind Notes due 2013

        On October 16, 2002, we issued $35.0 million of 13% senior subordinated pay-in-kind notes due 2013. Interest on our 13% senior subordinated pay-in-kind notes is payable in cash semi-annually in April and October of each year until maturity. In lieu of making a payment of such interest in cash, until the fifth anniversary of the issuance of our 13% senior subordinated pay-in-kind notes, we are entitled to pay such accrued interest through the issuance of additional 13% senior subordinated pay-in-kind notes. Following the fifth anniversary of the issuance of our 13% senior subordinated pay-in-kind notes, we will be required to make interest payments in cash to the extent we are permitted to make such cash payments pursuant to the terms of our credit facility and the indenture governing Brand Services' 12% senior subordinated notes due 2012. Our 13% senior subordinated pay-in-kind notes mature in October 2013.

        The indenture governing our 13% senior subordinated pay-in-kind notes contains customary events of default and covenants, including, among other things, restrictions on our ability to incur indebtedness, liens and other encumbrances, make restricted payments and investments and consummate affiliate transactions, asset sales and mergers and consolidations. The indenture also provides that upon the occurrence of certain events constituting a change of control under the indenture, each holder of the 13% senior subordinated notes shall have the right to require that we repurchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

        We intend to use a portion of the proceeds from the Offering to consummate private repurchases of all of our outstanding 13% senior subordinated pay-in-kind notes.

DESCRIPTION OF THE NOTES

        The Notes were issued pursuant to an indenture (the "Indenture"), dated as of October 16, 2002, by and among the Company, the Guarantors and The Bank of New York Trust Company of Florida, N.A., as Trustee (the "Trustee").

        The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information." In the following summary:

  •
  references to the "Company" include only Brand Services, Inc. and not its Subsidiaries; and

  •
  you can find definitions of various terms under the subsection "—Certain Definitions."

        The Notes are in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as Paying Agent and Registrar. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Notes. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of holders of Notes.

Brief Description of the Notes and the Guarantees

  The Notes are

  •
  unsecured senior subordinated obligations of the Company;

  •
  subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  •
  senior in right of payment to any future Subordinated Obligations of the Company; and

  •
  fully and unconditionally guaranteed by Parent and each Subsidiary Guarantor on a senior subordinated basis.

  The Guarantees

        The Notes are guaranteed by Brand Energy and the following subsidiaries of the Company:

    Brand Scaffold Services, LLC
    Brand Scaffold Rental & Erection, LLC
    Brand Scaffold Builders, LLC
    Scaffold-Jax, Inc.
    Brand Scaffold Erectors, Inc.
    Scaffold Building Services, Inc.
    Brand Special Events, Inc.
    Mike Brown Grandstands, Inc.
    Kwikrig, Inc.
    Brand Staffing Services, Inc.
    Skyview Staffing, Inc.
    Hightower Staffing, Inc.
    Brandcraft Labor, Inc.
    Skyview Safety Services, Inc.

        The guarantees of these Notes are

  •
  unsecured senior subordinated obligations of each Guarantor;

  •
  subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor;

  •
  senior in right of payment to any future Subordinated Obligations of each Guarantor.

Principal, Maturity and Interest

        The Notes will mature on October 15, 2012. If we comply with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness," we may, without the consent of the holders, issue more Notes under the Indenture, on the same terms and conditions and with the same CUSIP numbers as the Notes (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued.

        Interest on these Notes will accrue at the rate of 12% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on April 15, 2003. We will make each interest payment to the holders of record of these Notes on the immediately preceding April 1 and October 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

        Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Optional Redemption

        We may not redeem the Notes prior to October 15, 2007. On and after October 15, 2007, we may redeem all or a portion of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2007	106.00%
2008	104.00
2009	102.00
2010 and thereafter	100.00%

Selection and Notice of Redemption

        If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

        Parent and each of the Subsidiary Guarantors will jointly and severally guarantee the Company's obligations under these Notes. Each Guarantee will be subordinated to the prior payment in full of all Senior Indebtedness of that Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors—In some circumstances, fraudulent transfer laws may permit a court to take action detrimental to you."

        If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors—In some circumstances, fraudulent transfer laws may permit a court to take action detrimental to you."

        Parent may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Certain Covenants—Merger and Consolidation;" but, if such other Person is not Parent or the Company, Parent's obligations under the Parent Guaranty must be expressly assumed by such other Person.

        A Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Certain Covenants—Merger and Consolidation;" but, if such other Person is not the Company, such Subsidiary Guarantor's obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, unless the Subsidiary Guaranty is released as described in the following paragraph.

        The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

  (1)
  upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor in its entirety;

  (2)
  upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

  (3)
  upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary; or

  (4)
  in connection with any sale of Capital Stock of a Subsidiary Guarantor to a Person in accordance with the Indenture that results in the Subsidiary Guarantor no longer being a Restricted Subsidiary; provided, however, that, after giving effect to such sale, such former Subsidiary Guarantor shall have no Guaranties outstanding of any Indebtedness of the Company or any Restricted Subsidiary,

in each case other than to a Restricted Subsidiary or an Affiliate of the Company and as permitted by the Indenture and, in the case of clauses (1), (2) and (4), if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition.

Ranking

Senior Indebtedness versus Notes

        The payment of the principal of, premium, if any, and interest on the Notes and the payment of the Parent Guaranty or any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company, Parent or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company, Parent and such Subsidiary Guarantor under the Credit Agreement.

        As of December 31, 2005:

  (1)
  the Company's Senior Indebtedness was $289.3 million, of which $289.0 million is secured indebtedness;

  (2)
  the Senior Indebtedness of the Subsidiary Guarantors was $289.4 million, of which $289.0 million is secured indebtedness; and

  (3)
  the Senior Indebtedness of Parent was $289.0 million, all of which is secured indebtedness.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Indebtedness."

Liabilities of Subsidiaries versus Notes

        All of our operations are conducted through our subsidiaries. None of our foreign subsidiaries is guaranteeing the Notes. Claims of creditors of such non-guarantor subsidiaries and any future non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

        At December 31, 2005, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) was $20.4 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness." At December 31, 2005, our non-guarantor subsidiaries held approximately $365.1 million of our consolidated assets. For the year ended December 31, 2005, our non-guarantor subsidiaries generated approximately 21.7% of our consolidated revenues.

Other Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Company, Parent or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes, the Parent Guaranty and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes, the Parent Guaranty and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, Parent and the relevant Subsidiary Guarantor, respectively.

        We and the Guarantors have agreed in the Indenture that we and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured and (ii) Secured Indebtedness as subordinated or junior to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Notes

        We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if either of the following occurs (a "Payment Default"):

  (1)
  any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

  (2)
  any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness of the Company (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

  (1)
  the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

  (2)
  until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations subordinated to all securities issued in respect of claims of such Senior Indebtedness; and

  (3)
  if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration. If any Designated Senior Indebtedness is outstanding, neither the Company, Parent nor any Subsidiary Guarantor may pay the Notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

        The obligations of Parent under the Parent Guaranty and of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by Parent or by a Subsidiary Guarantor pursuant to the Parent Guaranty or a Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of Parent or such Subsidiary Guarantor, as the case may be. The terms of the subordination and payment blockage provisions described above with respect to the Company's obligations under the Notes apply equally to Parent and a Subsidiary Guarantor and the obligations of Parent and such Subsidiary Guarantor under the Parent Guaranty or Subsidiary Guaranty, as the case may be.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company, Parent or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company, Parent or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "—Defeasance."

Change of Control

        If a Change of Control occurs, each Holder will have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date specified in the notice, pursuant to the procedures required by the Indenture and described in the notice. We will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. If the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue of our compliance with such securities laws or regulations.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Change of Control purchase feature of the Notes may make more difficult or discourage a sale or takeover of the Parent and the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Parent, the Company and the Initial Purchasers. Neither the Company nor Parent have the present intention to engage in a transaction involving a Change of Control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        If the terms of any Senior Indebtedness of the Company (including the Credit Agreement) restrict or prohibit the purchase of Notes following a Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we will undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments owed to the Holders of Notes.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources and we may not have sufficient funds available to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1.

        (b)   Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

    (1)
    Indebtedness Incurred by the Company and its Subsidiary Guarantors pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $240.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock;"

    (2)
    Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

    (3)
    the Notes and the Exchange Notes (other than any Additional Notes);

    (4)
    Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

    (5)
    Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1;

    (6)
    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

    (7)
    Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

    (8)
    Capital Lease Obligations and Purchase Money Indebtedness which, when taken together with all other Capital Lease Obligations Incurred pursuant to this clause (8) outstanding on the date of such Incurrence (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)), do not exceed $15.0 million;

    (9)
    obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

    (10)
    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

    (11)
    Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3) or (4) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4);

    (12)
    Indebtedness Incurred for working capital purposes by Foreign Subsidiaries which, when taken together with all other Indebtedness Incurred pursuant to this clause (12), does not exceed $15.0 million;

    (13)
    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or the Restricted Subsidiary in connection with such disposition;

    (14)
    Indebtedness under Currency Agreements entered into to hedge business transactions entered into in the ordinary course of business of the Company and the Restricted Subsidiaries that relate to Indebtedness of the Company and its Subsidiary Guarantors; provided, however, that in the case of Currency Agreements that relate to Indebtedness of the Company or its Subsidiary Guarantors, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; and

    (15)
    Indebtedness of the Company or of any of its Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence Incurred pursuant to this clause (15) (other than Indebtedness permitted by clauses (1) through (14) above or paragraph (a)) does not exceed $25.0 million.

        (c)   Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

        (d)   For purposes of determining compliance with this covenant:

    (1)
    any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

    (2)
    in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

    (3)
    the Company will be entitled at the time of Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

    (4)
    following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new paragraph or clause at the time of such reclassification.

        (e)   Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the Notes or the Parent Guaranty or relevant Subsidiary Guaranty, as applicable, equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes or the Parent Guaranty or relevant Subsidiary Guaranty, as applicable) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

Limitation on Restricted Payments

        (a)   The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (1)
    a Default shall have occurred and be continuing (or would result therefrom);

    (2)
    the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness;" or

    (3)
    the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

    (A)
    50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements have been made publicly available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

    (B)
    100% of the aggregate Net Cash Proceeds and Fair Market Value of property or assets (other than Indebtedness and Capital Stock, except that Capital Stock of a Person that is or becomes a Restricted Subsidiary shall be valued in accordance with the Company's interest in the Fair Market Value of such Person's property and assets, exclusive of goodwill or any similar intangible asset) received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than (i) an issuance or sale to a Subsidiary of the Company, (ii) an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees with respect to amounts funded or Guaranteed by the Parent, the Company or any of their Subsidiaries and (iii) in exchange for the proceeds of loans or advances made pursuant to clause (6) under the definition of "Permitted Investment") and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

    (C)
    the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees with respect to amounts funded or Guaranteed by Parent, the Company or any of their Subsidiaries); plus

    (D)
    an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

        (b)   The preceding provisions will not prohibit:

    (1)
    any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees with respect to amounts funded or Guaranteed by Parent, the Company or any of their Subsidiaries) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

    (2)
    any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of such Person which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

    (3)
    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (4)
    so long as no Default has occurred and is continuing, the repurchase or other acquisition of, or payments to any parent of the Company to permit such parent to repurchase or otherwise acquire, shares of Capital Stock of a parent of the Company, the Company or any of its Subsidiaries from employees, former employees, directors or former directors of a parent of the Company, the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisition shall not exceed $2.5 million in any fiscal year; provided further, however, that the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (b)(4) in prior fiscal years may be carried forward to each succeeding fiscal year, with up to a maximum amount of $7.0 million over the term of the Notes; provided still further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

    (5)
    dividends to Parent to be used by Parent solely to pay its fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of the employees) incurred by Parent in the ordinary course of its business; provided, however, that such dividends shall not exceed $0.5 million in any calendar year; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

    (6)
    dividends to Parent to the extent used by Parent solely to pay to applicable tax authorities in cash tax obligations incurred by Parent in the ordinary course of business; provided,

      however, that such calculations shall be excluded in the calculation of the amount of Restricted Payments;

    (7)
    payments of dividends on Disqualified Stock issued in accordance with the covenant captioned "Limitation on Indebtedness;" provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

    (8)
    Restricted Payments made with Net Available Cash from Asset Dispositions remaining after application thereof as required by the covenant captioned "Limitation on Sales of Assets and Subsidiary Stock;" provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

    (9)
    repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (10)
    payments and distributions made to consummate the Transactions; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments; and

    (11)
    Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (11), does not exceed $10.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such dividends shall be included in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

    (1)
    with respect to clauses (a), (b) and (c),

    (A)
    any encumbrance or restriction pursuant to an agreement (including the Credit Agreement as in effect on the Issue Date) in effect at or entered into on the Issue Date;

    (B)
    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement existing on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

    (C)
    any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

      (D)
      any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

      (E)
      any encumbrance or restriction pursuant to applicable law; and

    (2)
    with respect to clause (c) only,

    (A)
    any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

    (B)
    any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

    (1)
    the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

    (2)
    at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

    (3)
    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

    (A)
    first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Preferred Stock or Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

    (B)
    second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

    (C)
    third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

    provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

        For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

    (1)
    the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

    (2)
    securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

        (b)   In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

        (c)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

    (1)
    the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

    (2)
    if such Affiliate Transaction involves an amount in excess of $3.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

    (3)
    if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

        (b)   The provisions of the preceding paragraph (a) will not prohibit:

    (1)
    any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments;"

    (2)
    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

    (3)
    loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

    (4)
    the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

    (5)
    any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; and

    (6)
    the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company to Affiliates of the Company.

Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

        Parent will not engage in any business other than the ownership of the equity of Brand Services, Inc. and the issuance of its own securities.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

        The Company

    (1)
    will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

    (2)
    will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary),

    (3)
    unless

    (A)
    immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

    (B)
    immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under "—Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

        Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with (x) the formation or capitalization of a Restricted Subsidiary or (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.

Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

    (1)
    the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

    (2)
    immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3)
    immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness;"

    (4)
    the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

        The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

    (1)
    except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

    (2)
    immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

    (3)
    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

        Pursuant to the Indenture, Parent will covenant not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

    (1)
    the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the jurisdiction under which Parent was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume all the obligations of Parent, if any, under the Parent Guaranty;

    (2)
    immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

    (3)
    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors

        The Company will cause each domestic Restricted Subsidiary that Incurs any Indebtedness to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that so long as Parent is a Guarantor of the Notes and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and provided as described hereunder may, at the Company's option, be filed by and be those of Parent rather than the Company.

        At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

        Each of the following is an Event of Default:

    (1)
    a default in the payment of interest on the Notes when due, continued for 30 days;

    (2)
    a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

    (3)
    the failure by the Company or any Guarantor to comply with its obligations under "—Certain Covenants—Merger and Consolidation" above;

    (4)
    the failure by the Company, Parent or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes validly tendered) or under "—Certain Covenants" under "—Limitation on Indebtedness," "—Limitation on Restricted Payments," "—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes validly tendered), "—Limitation on Affiliate Transactions," "—Limitation on Line of Business," "—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "—Future Guarantors," or "—SEC Reports;"

    (5)
    the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Indenture;

    (6)
    Indebtedness of Parent, the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $12.0 million (the "cross acceleration provision");

    (7)
    certain events of bankruptcy, insolvency or reorganization of Parent, the Company, a Subsidiary Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

    (8)
    any judgment or decree for the payment of money in excess of $12.0 million is entered against Parent, the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 30 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

    (9)
    the Parent Guaranty or any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Parent Guaranty or such Subsidiary Guaranty) or Parent or any Subsidiary Guarantor denies or disaffirms its obligations under the Parent Guaranty or its Subsidiary Guaranty, as the case may be.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

    (1)
    such holder has previously given the Trustee notice that an Event of Default is continuing;

    (2)
    holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

    (3)
    such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

    (4)
    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

    (5)
    holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

    (1)
    reduce the amount of Notes whose holders must consent to an amendment;

    (2)
    reduce the rate of or extend the time for payment of interest on any Note;

    (3)
    reduce the principal of or extend the Stated Maturity of any Note;

    (4)
    reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption" above;

    (5)
    make any Note payable in money other than that stated in the Note;

    (6)
    impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

    (7)
    make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

    (8)
    make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

    (9)
    make any change in, or release other than in accordance with the Indenture, the Parent Guaranty or any Subsidiary Guaranty that would adversely affect the Noteholders.

        Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, Parent, the Subsidiary Guarantors and Trustee may amend the Indenture:

    (1)
    to cure any ambiguity, omission, defect or inconsistency;

    (2)
    to provide for the assumption by a successor corporation of the obligations of the Company, Parent, or any Subsidiary Guarantor under the Indenture;

    (3)
    to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

    (4)
    to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

    (5)
    to add to the covenants of the Company, Parent or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, Parent or a Subsidiary Guarantor;

    (6)
    to make any change that does not adversely affect the rights of any holder of the Notes; or

    (7)
    to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company, Parent or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

        The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

        The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

        At any time, we may terminate all our obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to the Parent Guarantor, Subsidiary Guarantors and Significant Subsidiaries and

the judgment default provision described under "—Defaults" above and the limitations contained in clauses (3) and (4) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under "—Defaults" above or because of the failure of the Company to comply with clause (3) or (4) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, Parent and each Subsidiary Guarantor will be released from all of its obligations with respect to the Parent Guaranty or its Subsidiary Guaranty, as the case may be.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

        The Bank of New York Trust Company of Florida, N.A. is the Trustee under the Indenture. We appointed the Trustee as Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, Parent or any Subsidiary Guarantor will have any liability for any obligations of the Company, Parent or any Subsidiary Guarantor under the Notes, the Parent Guaranty, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

        "Additional Assets" means:

  (1)
  any property, plant or equipment used in a Related Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments," "—Certain Covenants—Limitation on Affiliate Transactions" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Parent or the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

  (2)
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3)
  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

    (A)
    a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

    (B)
    for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Certain Covenants—Merger and Consolidation;"

    (C)
    sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Company or its Restricted Subsidiaries to the extent such license does not prohibit the Company or any Restricted Subsidiary from using the intellectual property licensed or require the Company or any Restricted Subsidiary to pay any fees for any such use;

    (D)
    the disposition of cash or Temporary Cash Investments;

    (E)
    Investments and Restricted Payments permitted by the Indenture; and

    (F)
    a disposition of assets with a fair market value of less than $1,000,000).

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby with be determined in accordance with the definition of "Capital Lease Obligation."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

        "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Change of Control" means any of the following events:

  (1)
  prior to the earlier to occur of (A) the first public offering of common stock of Parent or (B) the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Parent or the Company, whether as a result of issuance of securities of Parent or the Company, any merger, consolidation, liquidation or dissolution of Parent or the Company, or any direct or indirect transfer of securities by Parent or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

  (2)
  after the earlier to occur of (A) the first public offering of common stock of Parent or (B) the first public offering of common stock of the Company, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

  (3)
  individuals who on the Issue Date constituted the Board of Directors of the Company or the Parent Board (together with any new directors whose election by such Board of Directors of the Company or the Parent Board or whose nomination for election by the shareholders of the Company or the Parent, as the case may be, was approved by a vote of a majority of the directors of the Company or of the Parent, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent Board then in office;

  (4)
  the adoption of a plan relating to the liquidation or dissolution of the Company; or

  (5)
  the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the surviving or transferee Person is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are publicly available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (1)
  if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

  (2)
  if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3)
  if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (5)
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment that is being given pro forma effect that would be permitted pursuant to Rule 11-02 of Regulation S-X promulgated by the SEC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

  (1)
  interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

  (2)
  amortization of debt discount and debt issuance cost;

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (6)
  net payments pursuant to Hedging Obligations;

  (7)
  dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Subsidiaries of the Company, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Company in good faith);

  (8)
  interest incurred in connection with Investments in discontinued operations;

  (9)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; and

less, to the extent included in such total interest expense, the amortization during such period of capitalized financing costs associated with the Transactions.

        "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

  (B)
  the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

  (2)
  any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

  (3)
  any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that, at the date of calculation of such Consolidated Net Income, could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

  (B)
  the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4)
  any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  extraordinary gains or losses;

  (6)
  the cumulative effect of a change in accounting principles;

  (7)
  any non-recurring fees, charges or other expenses (including bonus and retention payments and severance expenses) made or incurred in connection with the Transactions;

  (8)
  amortization charges resulting from purchase accounting adjustments with respect to the Transactions and other transactions occurring prior to the Issue Date; and

  (9)
  the amount of amortization or write-off of deferred financing costs and debt issuance costs during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity thereof pursuant to the agreement governing such Indebtedness, in each case in connection with the Transactions.

Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net

Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Credit Agreement" means the Credit Agreement to be entered into by and among, the Company, certain of its Subsidiaries, the lenders referred to therein, Credit Suisse First Boston, as Administrative Agent, and J.P. Morgan Chase Bank, as Syndication Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness," with respect to a Person means:

  (1)
  the Bank Indebtedness; and

  (2)
  any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Change of Control;" and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of the Company and its consolidated Restricted Subsidiaries;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

  (4)
  all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (other than accrual of revenue in the ordinary course of business) of the Company and its consolidated Restricted Subsidiaries; and

  (5)
  restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors; provided, however, that for purposes of clause (a)(3)(B) of the covenant under the caption "—Limitation on Restricted Payments," if the Fair Market Value of the property or assets in question is so determined to be in excess of $10.0 million, such determination must be confirmed by an Independent Qualified Party.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on Indebtedness":

  (1)
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

  (2)
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

  (3)
  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5)
  the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, if such Person is a Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Issue Date" means October 16, 2002.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such

    Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition;

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Parent" means DLJ Brand Holdings, Inc. (which was renamed Brand Intermediate Holdings, Inc., and subsequently renamed Brand Energy & Infrastructure Services, Inc.), a Delaware corporation, and its successors.

        "Parent Board" means the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of such Board.

        "Parent Guaranty" means the Guarantee by Parent of the Company's obligations with respect to the Notes.

        "Permitted Holders" means J.P. Morgan Partners, LLC, a Delaware limited liability company, and any Persons controlled by it; JPMP Global Investors, L.P., a Delaware limited partnership; JPMP Global Investors (Cayman), L.P., a Cayman Islands Exempted Limited Partnership; JPMP Global Investors (Cayman) II, L.P., a Cayman Islands Exempted Limited Partnership; JPMP Global Investors A, L.P., a Delaware limited partnership; and J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made (a) in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary or (b) to purchase Capital Stock of the Company or the Parent in connection with the Transactions in an aggregate amount not in excess of $5.0 million;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;"

  (9)
  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

  (11)
  any Person to the extent such Investments consist of Hedging Obligations and Currency Agreements otherwise permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness;"

  (12)
  Persons to the extent such Investments are in existence on the Issue Date;

  (13)
  Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) outstanding on the date such Investment is made, do not exceed the greater of $20.0 million and 3.5% of the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's consolidated balance sheet for the most recently ended fiscal quarter for which financial statements are publicly available.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation or construction, of property or equipment.

        "Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced:

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Registration Rights Agreement" means the Registration Rights Agreement dated October 16, 2002, among the Company, the Guarantors, Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc..

        "Related Business" means any business in which the Company was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date.

        "Representative" means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

        "Restricted Payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

  (2)
  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Parent or the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Person (other than the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Indebtedness" means with respect to any Person:

  (1)
  Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  (2)
  all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes, the Parent Guaranty or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

  (1)
  any obligation of such Person to the Company or any Subsidiary;

  (2)
  any liability for Federal, state, local or other taxes owed or owing by such Person;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (4)
  any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

  (5)
  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture;

  (6)
  any obligations of such Person with respect to any Capital Stock.

        "Senior Subordinated Indebtedness" means, with respect to a Person, the Notes (in the case of the Company), the Parent Guaranty (in the case of the Parent), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes, the Parent Guaranty or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

        "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

        "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  (2)
  investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group; and

  (5)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

        "Transactions" means, collectively, the following transactions that occurred on or prior to the Issue Date: (a) the consummation of the merger of Parent and Brand Acquisition Corp., a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of August 9, 2002, among Brand Energy, Brand Acquisition Corp., DLJ Brand Holdings, Inc. and the sellers named therein, (b) the execution and delivery of the Credit Agreement and the initial borrowings thereunder, (c) the closing of the tender offer for and the receipt of the requisite consents in connection with the consent solicitation in respect of the Company's $130 million aggregate principal amount of its then-existing 10 1/4% Senior Notes due 2008, (d) the equity contribution to Parent from affiliates of J.P. Morgan Partners, LLC and other equity investors totaling approximately $220 million, (e) the repurchase of $14.5 million aggregate principal amount of the Company's then-existing 7.03% Subordinated Notes due 2008, (f) the redemption of the Company's $59.1 million aggregate liquidation preference of its then-existing 14.5% Senior Exchangeable Preferred Stock due 2008, (g) the issuance by Parent of $35 million aggregate principal amount of its 13% Senior Subordinated Pay-In-Kind Notes due 2013 and (h) the issuance by Brand Energy of warrants to purchase 516,796 of its Class B Units.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Trustee" means The Bank of New York Trust Company of Florida, N.A. until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

        The notes are represented by one or more fully registered global notes, without interest coupons and have been deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

        Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Notes in certificated form except in limited circumstances. See "—Certificated Securities" for more information about the circumstances in which certificated notes may be issued.

        Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

        The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

The Global Notes

        We expect that pursuant to procedures established by DTC ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the notes. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the notes by a prospective investor in light of their personal circumstances. This discussion is limited to the U.S. federal income tax consequences to persons who are beneficial owners of the notes and who hold the notes as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," as part of a "hedge" against currency risk, or as part of a "conversion transaction" or persons that have a "functional currency" other than the U.S. dollar. This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or, except to a limited extent under the caption "Non-U.S. Holders," any possible applicability of U.S. federal gift or estate tax.

        This summary is based upon current provisions of the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

        Persons considering an investment in the notes should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the law of any state, local or foreign taxing jurisdiction, to their particular situations.

U.S. Holders

        For purposes of the following discussion, a U.S. Holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a partnership or corporation, or entity treated as a partnership or corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding notes, you should consult your own tax advisor.

        Stated Interest.    The tax treatment of interest paid on a note depends on whether the interest is "qualified stated interest." Qualified stated interest is any interest on a debt security having a maturity of more than one year from its issue date that is payable at least annually over the entire term of the note at a single fixed rate. For these purposes, the stated interest on a note will constitute qualified stated interest. Qualified stated interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

        Original Issue Discount.    Each note was issued with original issue discount ("OID") equal to the excess of (i) the "stated redemption price at maturity" of the note over (ii) its "issue price." For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of qualified stated interest. The issue price of a note is the first price at which a substantial amount of the notes was sold.

        Each note was issued with OID that exceeds a de minimis amount. Consequently, each U.S. Holder will be required to include in income each year, without regard to whether any cash payments of interest are made with respect to the note and without regard to the holder's method of accounting for U.S. federal income tax purposes, a portion of the OID on the note so as to provide a constant yield to maturity. The amount included in the income of a U.S. Holder each year in this way will be treated as ordinary income. Any amount of OID included in income will increase the adjusted issue price of and a U.S. Holder's adjusted tax basis in a note, and any payment (other than a payment of qualified stated interest) on the note will decrease the adjusted issue price of and a U.S. Holder's adjusted tax basis in such note. In compliance with U.S. Treasury Regulations, we will provide certain information to the IRS and U.S. Holders that is relevant in determining the amount of OID in each accrual period.

        Market Discount.    Assuming that the notes were issued with OID in excess of a de minimis amount (as discussed above), a U.S. Holder of a note will be subject to the rules regarding market discount if (a) in the case of a holder who acquired (or is deemed to have acquired) a note at original issue, such holder's initial basis was less than the issue price of the note, or (b) in the case of any other holder, such holder acquired the note with an initial basis less than the adjusted issue price of the note on the date of acquisition (as determined under the OID rules). In either case, the market discount rules will not apply to a U.S. Holder of a note if the amount of market discount is less than a de minimis amount (currently equal to one-fourth of one percent (0.25%) multiplied by the number of complete years to maturity of the note after the date of such holder's acquisition of the note).

        Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or (2) the market discount which such holder has not previously included in income (see discussion below of the election to currently accrue market discount) and that is treated as having accrued on the note as of the time of such payment or disposition. Market discount on a note will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the note, unless a holder elects to accrue market discount on the basis of semiannual compounding.

        A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the stated maturity of the note or certain earlier dispositions, because a current deduction is allowed only to the extent the interest expense exceeds an allocable portion of market discount.

        A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of a note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply to such holder. Generally, such currently included market discount is treated as ordinary income for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by a U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

        Acquisition Premium.    A U.S. Holder who purchases a note after original issue and whose initial basis in a note is greater than the adjusted issue price of the note on the date of acquisition but not greater than the stated redemption price at maturity of the note less the sum of any prior payments on the note of amounts that did not represent payments of qualified stated interest generally is permitted to reduce each daily portion of OID otherwise required to be included in income by the percentage of such daily portion represented by a fixed fraction whose numerator is the holder's initial basis in the note less the adjusted issue price of the note on the date of acquisition and whose denominator is equal to the sum of the daily portions of OID for all days after the date of acquisition until the stated maturity date of the note.

        Amortizable Bond Premium.    A U.S. Holder whose initial basis in a note exceeds the stated redemption price at maturity of the note less the sum of any prior payments on the note of amounts that did not represent payments of qualified stated interest generally is not required to include any amounts in income as OID with respect to such note and may be permitted to treat such excess as amortizable bond premium. A U.S. Holder may elect to amortize such bond premium under the constant interest rate method over the period from acquisition of a note to the stated maturity date as an offset to interest income on the note, rather than as a separate interest deduction item subject to the investment interest limitations of the Code. If a U.S. Holder elects to amortize bond premium, such holder generally must reduce the tax basis of the notes by the amount of bond premium used to offset interest income. If a U.S. Holder's notes are redeemed in full before their stated maturity date and such a holder has elected to amortize bond premium, the holder may be entitled to a deduction for any remaining unamortized bond premium in the taxable year of the redemption. An election to amortize bond premium generally applies to all debt instruments held by a taxpayer (other than debt instruments the interest on which is excludable from gross income) at the beginning of the first taxable year to which such election applies, as well as to any debt instruments acquired thereafter, and is irrevocable without the consent of the IRS.

        The interaction of the market discount and bond premium rules with the OID rules is complex. Prospective purchasers of notes are urged to consult their tax advisors regarding the application of these rules to their particular circumstances.

        Sale, Exchange or Redemption of the Notes.    Unless a non-recognition provision applies, upon the disposition of a note by sale, exchange or redemption, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not yet taken into income, which will be treated as interest income as described above, or to OID) and (ii) the U.S. Holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the notes (net of accrued interest) to the U.S. Holder increased by any OID included in income through the date of disposition and decreased by any payments on the notes (other than payments of stated interest).

        Subject to the possible application of the market discount rules (see discussion above), gain or loss from the disposition of a note generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for longer than one year. You should consult your own tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income if you are not a corporation) and losses (the deductibility of which is subject to limitation).

        Backup Withholding and Information Reporting.    A U.S. Holder of a note may be subject, under certain circumstances, to backup withholding at a rate of 28% (which rate is scheduled to be reduced periodically through 2010 and increased to 31% for 2011 and thereafter) with respect to payments of interest (including OID) on, and gross proceeds from a sale or other disposition of, a note. These backup withholding rules apply if the U.S. Holder, among other things:

  •
  fails to furnish a social security number ("SSN") or other taxpayer identification number ("TIN"), certified under penalties of perjury within a reasonable time after the request therefor;

  •
  furnishes an incorrect SSN or TIN;

  •
  fails to properly report interest (including OID); or

  •
  under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the SSN or TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding.

        A U.S. Holder of a note who does not provide his, her or its correct SSN or TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding is creditable against the U.S. Holder's federal income tax liability, provided the requisite information is provided to the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption from backup withholding is properly established. U.S. Holders of notes should consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining such exemption.

        We will report to the holder of a note and the IRS the amount of any "reportable payments" made by us and any amount withheld with respect to the notes during the calendar year.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a note that is not a U.S. Holder (a "Non-U.S. Holder"). For purposes of the following discussion, interest (including OID) and gain on the sale, exchange or other disposition of a note will be considered to be "U.S. trade or business income" and generally will be subject to U.S. federal income tax if such income or gain is:

  •
  effectively connected with the conduct of a U.S. trade or business or

  •
  in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

        Stated Interest.    Generally, interest (including OID) paid to a Non-U.S. Holder of a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest (including OID) on the notes will qualify as portfolio interest if the Non-U.S. Holder:

  •
  does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock within the meaning of Section 871(h)(3) of the Code and the regulations thereunder;

  •
  is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code;

  •
  is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

  •
  either (A) provides to us or our paying agent its name and address on an IRS Form W-8BEN and certifies, under penalties of perjury, that such holder is not a U.S. person, or (B) holds notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

        Stated Interest and OID.    The gross amount of payments of interest and OID that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates and will not be subject to U.S. federal withholding tax at the 30% gross rate if the Non-U.S. Holder certifies on IRS Form W-8ECI that such holder is exempt from withholding tax because the interest income and OID on your notes is effectively connected with the conduct of such holder's trade or business in the United States. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional "branch profits tax." To claim an exemption from withholding, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payments through qualified intermediaries and payments to partnerships, estates and trusts. You should consult your tax advisor regarding the application of the U.S. federal withholding tax rules to your particular circumstances.

        Sale, Exchange or Redemption of the Notes.    Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note (including any portion of such gain that represent market discount) generally will not be subject to U.S. federal income tax, unless:

  •
  such gain is U.S. trade or business income;

  •
  subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

  •
  the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

        Federal Estate Tax.    A note held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax, provided the interest on the notes is exempt from withholding of U.S. federal income tax under the portfolio interest exemption described above (without regard to the certification requirement) and income on such note was not U.S. trade or business income. If you are an individual, you should consult with your tax advisor regarding the possible application of the U.S. federal estate tax to your particular circumstances.

        Information Reporting and Backup Withholding.    We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid and OID accrued to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Treasury regulations provide that the backup withholding tax at a rate of 28% (which rate is scheduled to be reduced periodically through 2010 and increased to 31% for 2011 and thereafter) and certain information reporting will not apply to such payments of interest (including OID) with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of a note to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a U.S. related person). In the case of the payment of the proceeds from the disposition of a note to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is provided to the IRS.

        EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        This prospectus is to be used by J.P. Morgan Securities Inc. in connection with offers and sales related to market-making transactions in the notes. J.P. Morgan Securities Inc. may act as principal or agent in such transactions. Such sales will be made at prices relating to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. has no obligation to make a market in the notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.

        As of March 31, 2006, affiliates of J.P. Morgan Partners, an affiliate of J.P. Morgan Securities Inc., held in the aggregate a 61.1% equity interest (73.1% of the voting equity interest), on a fully diluted basis, in Brand LLC, our parent. Certain of our directors are employees of J.P. Morgan Partners. J.P. Morgan Securities Inc. acted as an Initial Purchaser in connection with the original offering of the old notes. See "Management," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" for a description of certain relationships between us and J.P. Morgan Securities Inc. and its affiliates.

        The Company will receive no portion of the proceeds of the sales of the notes and will bear the expenses incident to the registration thereof. The Company has agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments J.P. Morgan Securities Inc. may be required to make in respect thereof.

LEGAL MATTERS

        The validity of the new notes has been passed upon for us by Mayer, Brown, Rowe & Maw LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Brand Energy & Infrastructure Services, Inc. at December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005, appearing in this prospectus and in the Registration Statement of which this prospectus forms a part, have been audited by Ernst & Young LLP, St. Louis, Missouri, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Aluma Enterprises Inc. at December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004, appearing in this prospectus and in the Registration Statement of which this prospectus forms a part, have been audited by Ernst & Young LLP, Toronto, Canada, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission. You may also read and copy any document we file at the Commission's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the Securities and Exchange Commission at +1 202-551-8090 for more information about the public reference room and their copy charges. The Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

        We have filed a registration statement on Form S-1 (of which this prospectus is a part) with the Securities and Exchange Commission under the Securities Act with respect to the notes. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. You should review our registration statement and our exhibits.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2003, 2004 and 2005

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.

Years ended December 31, 2002, 2003 and 2004

ALUMA ENTERPRISES INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors Brand Energy & Infrastructure Services, Inc.

        We have audited the accompanying consolidated balance sheets of Brand Energy & Infrastructure Services, Inc. and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholder's equity, and cash flows for the Company for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal controls. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brand Energy & Infrastructure Services, Inc. and subsidiaries at December 31, 2004 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 16 to the financial statements, in 2004 the Company changed its method of accounting for stock-based compensation.

/s/ Ernst & Young LLP
St. Louis, Missouri
April 10, 2006

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Revenue:
Labor	$267,964	$260,825	$349,386
Equipment rental	72,408	66,335	124,018
Equipment sales	7,365	6,794	17,972

Total revenue	347,737	333,954	491,376

Operating expenses:
Labor	222,005	214,485	292,239
Equipment rental	36,395	28,182	44,992
Scaffolding equipment write-off	—	—	13,996
Equipment sales	5,005	4,720	9,841
Divisional operating expenses	15,818	17,026	24,110

Total operating expenses	279,223	264,413	385,178

Gross profit	68,514	69,541	106,198
Selling and administrative expenses	44,125	45,145	80,534
Non-cash compensation	—	233	1,388

Operating income	24,389	24,163	24,276
Interest expense	32,718	33,673	40,803
Interest income	(267)	(284)	(252)
Loss on interest rate and foreign currency swaps	—	—	1,288
Foreign currency transaction gain	—	—	(2,712)
Redeemable preferred stock dividend expense	—	—	2,338

Loss before benefit for income tax	(8,062)	(9,226)	(17,189)
Benefit for income tax	(2,221)	(2,420)	(2,733)

Net loss	$(5,841)	(6,806)	(14,456)

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2004	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,408	$6,310
Trade accounts receivable, net of allowance for doubtful accounts of $1,605 in 2004 and $6,364 in 2005	57,864	117,207
Accrued revenue	2,115	6,292
Other current assets	7,798	12,594

Total current assets	82,185	142,403

PROPERTY AND EQUIPMENT:
Land	1,283	5,190
Buildings and leasehold improvements	3,518	6,278
Vehicles and other equipment	29,090	29,997
Scaffolding and forming and shoring equipment	195,356	309,387

Total property and equipment, at cost	229,247	350,852
Less—Accumulated depreciation and amortization	59,554	74,232

Total property and equipment, net	169,693	276,620

GOODWILL	247,325	292,601
OTHER ASSETS AND INTANGIBLES, NET	68,372	111,447

Total assets	$567,575	$823,071

(Continued on following page)

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)
(In thousands except share amounts)

	December 31, 2004	December 31, 2005
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,047	$2,904
Current maturities of notes payable and capital lease obligations	350	370
Accounts payable and accrued expenses	37,264	79,585
Deferred revenue	1,514	3,034

Total current liabilities	40,175	85,893

LONG-TERM DEBT, LESS CURRENT MATURITIES	290,467	481,694

NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS, LESS CURRENT MATURITIES	427	458

REDEEMABLE PREFERRED STOCK	—	32,337

DEFERRED INCOME TAXES	22,546	18,556

STOCKHOLDER'S EQUITY:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding, as of December 31, 2004 and 2005	—	—
Paid-in capital	224,445	225,833
Cumulative foreign currency translation adjustment	4,007	7,248
Accumulated deficit	(14,492)	(28,948)

Total stockholder's equity	213,960	204,133

Total liabilities and stockholder's equity	$567,575	$823,071

The accompanying notes to the consolidated financial statements are an integral part of these consolidated balance sheets.

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,841)	$(6,806)	$(14,456)
Adjustments to reconcile net loss to net cash provided by operating activities:
Scaffolding equipment write-off	—	—	13,996
Deferred income tax benefit	(3,282)	(5,672)	(3,836)
Depreciation and amortization	38,503	28,935	35,195
Non-cash compensation	—	233	1,388
Non-cash interest expense	6,197	7,499	8,439
Gain on sale of scaffolding equipment	(828)	(1,110)	(3,337)
Loss on interest rate and foreign currency swaps	—	—	1,288
Foreign currency transaction gain	—	—	(2,712)
Redeemable preferred stock dividends	—	—	2,338
Changes in operating assets and liabilities:
Trade accounts receivable, net	4,458	(2,486)	(25,459)
Accrued revenue	242	1,022	(1,594)
Other current assets	3,018	1,037	(1,147)
Accounts payable and accrued expenses	(5,262)	3,962	18,996
Deferred revenue	(20)	66	(61)
Other	(584)	168	492

Net cash provided by operating activities	36,601	26,848	29,530

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(11,921)	(14,092)	(35,219)
Proceeds from sales of property and equipment	1,773	2,384	7,928
Payments for acquisitions	—	(1,020)	(217,267)

Net cash used for investing activities	(10,148)	(12,728)	(244,558)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	—	185,153
Proceeds from redeemable preferred stock	—	—	30,000
Payment of deferred financing fees	—	(986)	(5,595)
Payments of long-term debt	(6,287)	(21,098)	(1,973)
Payments on capital lease obligations	(1,883)	(728)	(376)

Net cash provided by (used for) financing activities	$(8,170)	$(22,812)	$207,209

(Continued on following page)

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In thousands)

	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$18,283	$(8,692)	$(7,819)
IMPACT OF FOREIGN CURRENCY EXCHANGE RATES	—	—	(279)
CASH AND CASH EQUIVALENTS, beginning of year	4,817	23,100	14,408

CASH AND CASH EQUIVALENTS, end of year	$23,100	$14,408	$6,310

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$26,745	$26,074	$32,152
Income taxes paid	1,453	2,433	1,571
NON-CASH TRANSACTIONS:
Notes payable, issued in connection with acquisitions	—	421	—
Capital lease obligations	—	259	—

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

(In thousands except share amounts)

	Common Stock	Additional Paid In Capital	Cumulative Translation Adjustment	Accumulated Deficit	Total	Comprehensive Income (Loss)
Balance, December 31, 2002	$—	$223,498	$140	$(1,845)	$221,793
Comprehensive income (loss):
Net loss	—	—	—	(5,841)	(5,841)	$(5,841)
Translation adjustment	—	—	2,713	—	2,713	2,713

Comprehensive loss						$(3,128)

Accrued bonuses exchanged for LLC equity; subsequently contributed to additional paid in capital		714			714

Balance, December 31, 2003	$—	$224,212	$2,853	$(7,686)	$219,379

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

	Common Stock	Additional Paid In Capital	Cumulative Translation Adjustment	Accumulated Deficit	Total	Comprehensive Income (Loss)
Balance, December 31, 2003	$—	$224,212	$2,853	$(7,686)	$219,379
Comprehensive income (loss):
Net loss	—	—	—	(6,806)	(6,806)	$(6,806)
Translation adjustment	—	—	1,154	—	1,154	1,154

Comprehensive loss						$(5,652)

Non-cash compensation		233			233

Balance, December 31, 2004	$—	$224,445	$4,007	$(14,492)	$213,960

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (Continued)
(In thousands except share amounts)

	Common Stock	Additional Paid In Capital	Cumulative Translation Adjustment	Accumulated Deficit	Total	Comprehensive Income (Loss)
Balance, December 31, 2004	$—	$224,445	$4,007	$(14,492)	$213,960
Comprehensive income (loss):
Net loss	—	—	—	(14,456)	(14,456)	$(14,456)
Translation adjustment	—	—	3,241	—	3,241	3,241

Comprehensive loss						$(11,215)

Non-cash compensation		1,388			1,388

Balance, December 31, 2005	$—	$225,833	$7,248	$(28,948)	$204,133

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands except share data)

1.    ORGANIZATION AND BUSINESS

        Brand Energy & Infrastructure Services, Inc. (formerly Brand Intermediate Holdings, Inc.) and its subsidiaries ("Brand") are 100% owned by Brand Holdings, LLC (the "LLC"). As of March 1, 2006, the voting equity interests of the LLC were owned 72.4% by J.P. Morgan Partners and its affiliates ("JPMP"), and 27.6% by other equity investors, on a fully diluted basis. Brand Services, Inc. is a wholly owned subsidiary of Brand Energy & Infrastructure Services, Inc. All references to "the Company", "we", "us", or "our" mean Brand Energy & Infrastructure Services, Inc. and its subsidiaries.

        Prior to the acquisition of Aluma (Note 4) in July 2005, the Company operated in one segment, "Work Access Services", providing work access services primarily to refining, petrochemical, chemical, utility and pulp and paper industries, and to a lesser extent general commercial clients. Work access services are typically provided in connection with periodic, routine cleaning and maintenance of refineries, chemical plants and utilities, as well as for new construction projects. The Company provides personnel to erect and dismantle scaffolding structures, transport scaffolding to project sites and supervise and manage such activities. In addition, the Company rents and occasionally sells scaffolding that is classified as property and equipment on the consolidated balance sheets. The Company maintains a substantial inventory of scaffolding in the United States and Canada. As a result of the acquisition of the operations of Aluma, the Company also provides engineered forming and shoring solutions for complex concrete construction projects ranging from pre-engineered technology systems to custom-designed formwork and shoring solutions to meet specific customer needs (the "Forming and Shoring Services" business). In the U.S. and Canada, pre-engineered technology systems are typically rented to customers on a project-by-project basis whereas custom-designed formwork and shoring solutions are typically sold to owners or project managers for use on large civil projects, such as bridges.

        The Company's services are not rendered to or dependent on any single customer within the industrial or commercial markets and, therefore, the Company does not believe a material concentration of credit risk exists. One customer accounted for $37.6 million or 11%, $35.6 million or 11% and $40.7 million or 8% of our revenues for the years ended December 31, 2003, 2004 and 2005, respectively; a second customer accounted for $37.3 million or 11%, $34.6 million or 10% and $31.9 million or 7% of our revenues for the years ended December 31, 2003, 2004 and 2005, respectively; and another customer accounted for $38.1 million or 8% of 2005 revenues. All of these customers purchase work access services.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying financial statements are prepared on a consolidated basis and include those assets, liabilities, revenues and expenses directly attributable to the operations of the Company. All significant intercompany balances and transactions have been eliminated.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        The Company rents equipment under month-to-month rental contracts and provides services under both fixed-fee and time-and-materials short-term contracts. Services provided on a fixed-fee basis are recognized over the contractual period based upon the percentage of completion method. Percentage of completion is measured by the percentage of costs incurred for work completed to total estimated costs for each contract. Any losses on contracts are recognized in full in the period it becomes evident that such losses will occur. Services provided on a time-and-materials basis are recognized when earned as services are performed.

        The Company periodically sells new scaffolding and concrete forming and shoring equipment directly to third parties. The Company recognizes revenue upon shipment and records as operating expense, the cost of the scaffolding or concrete forming and shoring equipment sold on the first-in first-out cost method. The Company periodically sells used scaffolding and concrete forming and shoring equipment to third parties, primarily to its rental customers. The Company recognizes revenue for the proceeds of such sales and records as operating expense, the net book value of the scaffolding or concrete forming and shoring equipment. Net book value is determined assuming the oldest is sold first, as the Company maintains inventory records on a group basis.

Cash and Cash Equivalents

        The Company considers all short-term deposits purchased with original maturities of three months or less to be cash equivalents.

Accrued Revenue

        Accrued revenue represents work performed which either due to contract stipulations or lacking contractual documentation requirements could not be billed. Substantially all unbilled amounts are expected to be billed and collected within one year.

Inventories

        The Company maintains minimal amounts of finished goods inventories for sales to customers. Inventories are accounted for using the first-in first-out (FIFO) cost method.

Property and Equipment

        Property and equipment (including major repairs and improvements that extend the useful life of the asset) are capitalized and stated at cost. Ordinary maintenance and repairs of equipment are charged to expense. The cost of property and equipment is depreciated over its estimated useful life on the straight-line method as follows:

Buildings	10 to 30 years
Vehicles and other equipment	3 to 8 years
Scaffolding and forming and shoring equipment	2 to 20 years
Leasehold improvements	Life of the applicable lease or life of the improvement, whichever is shorter

        For the years ended December 31, 2003, 2004 and 2005, depreciation expense was $33,838, $24,384 and $29,498, respectively.

Impairment Review Policies

        The Company accounts for its long-lived assets, excluding goodwill and tradenames, in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144), which requires the Company to assess the recoverability of these assets when events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable. If impairment indicators exist, the Company determines whether the projected undiscounted cash flows will be sufficient to cover the carrying value of such assets. This requires the Company to make significant judgements about the expected future cash flows of the asset group. The future cash flows are dependent on general and economic conditions and are subject to change.

        Goodwill and intangible assets with indefinite lives are not amortized but tested for impairment at the reporting unit level. SFAS 142 defines a reporting unit as an operating segment or one level below an operating segment (referred as a component). A component of a segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that segment. According, the Company performs the impairment test on goodwill and intangible assets with indefinite lives at the operating segment for its Scaffolding Services business and its Forming and Shoring Services business. These impairment tests are performed on an annual basis as of October 1 and between annual tests whenever events or circumstances indicate that the carrying value of a reporting unit's goodwill and intangible assets with indefinite lives may exceed its fair value. A discounted cash flow model is used to estimate the fair value of a reporting unit. Management must make significant judgments and estimates about future conditions to estimate future cash flows. Unforeseen events and changes in circumstances and market conditions including general economic and competitive conditions, could result in significant changes in those estimates and material charges to income.

Deferred Revenue

        Deferred revenue represents amounts billed or collected from customers in excess of revenues contractually earned. All of these amounts will be earned within one year.

Workers' Compensation and Health Benefit Liabilities

        The estimates of workers' compensation and health benefit liabilities are developed using actuarial methods based upon historical data for payment patterns, cost trends, utilization of health care services and other relevant factors. These estimates take into account incurred but not reported (IBNR) claims. These estimates are continually reviewed and adjustments, if necessary, are reflected in the period known.

Foreign Currency Translation

        The financial statements of the Company's subsidiaries outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rates as of the balance sheet date. Resulting translation adjustments are recorded in the cumulate translation adjustment account as a separate component of other comprehensive income (loss). Income and expense items are translated at average monthly exchange rates. Gains and losses from foreign currency transactions are included in net loss. The Company does not have any subsidiaries outside the United States located in highly inflationary economies.

Reclassifications

        Certain amounts have been reclassified in the 2004 consolidated balance sheets to conform to the 2005 presentation.

3.    NEW ACCOUNTING STANDARDS

SFAS No. 123 (revised 2004), "Shared-Based Payment" (SFAS 123R)

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123R which is a revision of SFAS 123, "Accounting for Stock-Based Compensation". SFAS 123R supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and amends SFAS 95, "Statement of Cash Flows". Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

        In March 2005, the Securities and exchange Commission (SEC) issued Staff Accounting Bulletin No. 107 (SAB 107) which summarizes the views of the SEC staff regarding the interaction between SFAS 123R and certain SEC rules and regulations. SAB 107 provides guidance on several topics including: valuation methods, the classification of compensation expense, capitalization of compensation costs related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements, and disclosures in Management's Discussion and Analysis subsequent to adoption of SFAS 123R.

        In April 2005, the SEC issued FR-74, "Amendment to Rule 4-01(a) of Regulation S-X Regarding the Compliance Date for Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment" (FR-74). FR-74 allows companies to implement SFAS 123R at the beginning of their next fiscal year (January 1, 2006 for the Company), instead of the next reporting period that begins after June 15, 2005. FR-74 does not change the accounting required by SFAS 123R; it only changes the implementation date of the standard.

        The Company adopted Statement 123(R) using the modified-prospective method on January 1, 2006 and it will not have a material impact on the Company's financial position, results of operations or cash flows.

SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4" (SFAS 151)

        In November 2004, the FASB issued SFAS 151, which amend Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing" (ARB 43). SFAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be expensed rather than capitalized as inventory. The provisions of SFAS 151 are applicable to inventory costs incurred during fiscal years beginning after June 15, 2005 (as of January 1, 2006 for the Company) with earlier application permitted. The Company implemented SFAS 151 effective January 1, 2006, and it will not have a material impact on the Company's financial position, results of operations or cash flows.

SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS 154)

        In May 2005, the FASB issued SFAS 154. SFAS changes the requirements for the accounting and reporting of a change in accounting principle or correction of an error. It establishes, unless impracticable, retrospective application of the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company implemented SFAS 154 effective January1, 2006, and it will not have a material impact on the Company's financial position, results of operations or cash flows.

FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" (FIN 47)

        In March 2005, the FASB issued FIN 47 which clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143), refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation, if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and/or through the normal operation of the asset. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company implemented FIN 47 as of December 31, 2005 and it will not have a material impact on the Company's financial position, results of operations, or cash flows.

SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB Statements No. 133 and 140" (SFAS 155)

        In February 2006, the FASB issued SFAS 155, which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS 155 addresses several issues relating to accounting for financial instruments, including permitting fair value measurement of any hybrid financial instrument that contains an embedded derivative and eliminating the prohibition on a qualifying special-purpose entity from holding certain derivative instruments. SFAS 155 also provides clarification that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS 155 is effective for all financial instruments issued or acquire after the fiscal year that begins after September 15, 2006 (January 1, 2007 for the Company), with earlier application permitted. The Company has not yet determined the timing of adoption or the full impact of SFAS 155; however, it is not expected to materially impact the Company's financial position, results of operations or cash flows.

4.    ACQUISITIONS

        On July 29, 2005, the Company purchased substantially all of the operations and the net operating assets of Aluma Enterprises, Inc. ("Aluma"), as defined by the terms of the Asset Purchase Agreement dated May 19, 2005. The purpose of the transaction was to expand the Company's market position in Canada and obtain entry into the forming and shoring business. The results of Aluma are included in the Company's consolidated financial statements from the date of the acquisition.

        The purchase price paid for this acquisition was as follows:

Cash paid	$211,189
Direct acquisition costs	6,078

$217,267
Liabilities assumed	23,814

Total purchase price	$241,081

        Included in the total purchase price is $4.5 million of severance related costs, change in control payments to two former Aluma executives and estimated exit costs related to two existing Aluma facility leases which the Company determined, prior to the acquisition, it would not use. The affected employees were notified of their termination concurrent with the closing of the transaction and payments for the severance related costs were made on the date of the acquisition. The change in control payments assumed by the Company were earned by former Aluma executives that have accepted executive positions with the Company.

        The acquisition was principally financed through borrowings under the Company's amended and restated secured credit facility (Note 10) and through the issuance of the Company's redeemable preferred stock (Note 11).

        The Company obtained an independent third-party valuation of tangible and identifiable intangible assets, which consists of patents, trademarks and customer relationships. The excess of the total purchase price over the fair value of the assets acquired, including the value of the identifiable intangible assets, has been allocated to goodwill. These fair values are based on preliminary information and are subject to change.

        The following table presents the estimated fair values of the assets acquired and the amount allocated to goodwill:

Current assets		$39,894
Property and equipment		114,515
Identifiable intangible assets:
Customer relationships	$30,753
Patents	280
Trademarks	11,585

		42,618

Total fair value of assets acquired		$197,027
Goodwill		44,054

Total purchase price		$241,081

        All of the goodwill arising in the Aluma acquisition has been assigned to the work access services segment.

        The Company is amortizing customer relationships over twelve years and patents over the life of the related patent. Trademarks will not be amortized as this intangible asset has an indefinite life.

        The following unaudited pro forma information assumes the acquisition occurred as of the beginning of each period presented. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the periods presented. In addition, they are not intended to be a projection of future results that may be achieved from the combined operations.

	December 31, 2003	December 31, 2004	December 31, 2005
Revenue	517,177	545,345	638,368
Operating expense	391,837	398,893	482,114

Gross profit	125,340	146,452	156,254
Selling and administrative expenses	98,343	110,733	126,106
Non-cash compensation	—	233	1,388

Operating income	26,997	35,486	28,760
Interest expense, net	44,587	45,525	47,630
Foreign currency transaction gain	(7,396)	(3,235)	(1,977)
Loss on interest rate and foreign currency swaps	—	—	1,288
Preferred stock dividend expense	5,841	5,841	5,841

Loss before provision for taxes	(16,035)	(12,645)	(24,022)
Benefit for income taxes	(2,824)	(1,506)	(3,996)

Net loss	(13,211)	(11,139)	(20,026)

        On June 1, 2004, the Company purchased the assets of Levitator, Inc., a commercial scaffolding company, for an aggregate purchase price of $1.0 million in cash and a $0.4 million note payable. The price was allocated to the assets and liabilities assumed, based on relative fair values. In connection with the acquisition, the Company recorded goodwill of $0.2 million based upon the allocation of the purchase price. The acquisition has been included in the financial statements from the date of the acquisition.

5.    OTHER CURRENT ASSETS

        Other current assets consists of the following at December 31:

	2004	2005
Prepaid expenses	$3,608	$4,708
Inventory	3,978	7,487
Other	212	399

	$7,798	$12,594

6.    ALLOWANCE FOR DOUBTFUL ACCOUNTS

        As of December 31, 2004 and 2005, the Company's accounts receivable are recorded at the amounts invoiced to customers less an allowance for doubtful accounts. Management estimates the allowance based on a review of the portfolio taking into consideration historical collection patterns, the economic climate, and aging statistics based on contractual due dates. Accounts are written off once collection efforts are exhausted.

        Activity in the allowance for doubtful accounts for the three year period ended December 31, 2005 is as follows:

	For the Year Ended December 31, 2003	For the Year Ended December 31, 2004	For the Year Ended December 31, 2005
Balance at beginning of year	$1,326	$1,365	$1,605
Additions charged to operating expenses	1,560	1,469	3,007
Acquisition of Aluma	—	—	3,539
Impact of foreign currency translation	—	—	127
Net write-offs	(1,521)	(1,229)	(1,914)

Balance at end of year	$1,365	$1,605	$6,364

7.    GOODWILL

        Goodwill represents the amount paid in connection with the Transaction and acquisitions (see Note 4) in excess of the fair value of the identifiable net assets acquired. The Company completed its annual required impairment test as of October 1, 2005, and in doing so determined that goodwill was not impaired. The Company used the present value of expected future cash flows to estimate fair value. The Company must make significant judgements about future conditions to estimate future cash flows. Unforeseen events and changes in circumstances and market conditions including general economic and competitive conditions, could result in significant changes in those estimates and material charges to income. All goodwill has been assigned to the work access services business segment. Changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2005 are as follows:

Balance at December 31,2003	$248,347
Goodwill acquired	179
Reclassifications	(1,201)

Balance at December 31, 2004	247,325
Goodwill acquired	44,054
Foreign currency translation	1,222

Balance at December 31, 2005	$292,601

        Reclassifications represent opening balance adjustments between goodwill and deferred taxes.

        Approximately $35.9 million of the goodwill recorded at December 31, 2005 is amortizable over fifteen years for tax purposes.

8.    OTHER ASSETS AND INTANGIBLES

        Other assets and intangibles consists of the following at December 31:

	2004	2005
Deferred financing costs, net of accumulated amortization of $2,909 in 2004 and $4,608 in 2005	$10,736	$14,633
Customer relationships	43,794	70,630
Trade names	13,514	25,566
Patents	—	281
Non-compete agreement	286	210
Other	42	127

	$68,372	$111,447

        In connection with the issuance of its credit facility (Note 10), the $150.0 million, 12% Senior Subordinated Notes (Note 10), the $35.0 million, 13%, pay-in-kind notes (Note 10) and the redeemable preferred stock (Note 11), the Company incurred financing fees and expenses that were deferred and are being amortized over the lives of the individual debt instruments. For the years ended December 31, 2003, 2004 and 2005, amortization expense relating to these deferred financing costs was $1,109, $1,419 and $1,699, respectively.

        Customer relationships, trade names and patents were recorded at their fair values as a result of the Transaction and the acquisition of Aluma. The fair values assigned to customer relationships, trade names and patents were based on the future discounted cash flows that are expected to result from the respective intangible existing at the date of the respective transaction. Customer relationships are being amortized over twelve years. Amortization expense relating to customer relationships for the years ended December 31, 2003, 2004 and 2005, was $4,492, $4,492 and $5,614, respectively. Trade names are not amortized as this type of intangible asset has an indefinite life. Patents are amortized over the life of the respective patent. Amortization expense related to patents was $7 in 2005. Amortization expense related to the non-compete agreements was $174, $60 and $76 for the years ended December 31, 2003, 2004 and 2005, respectively.

        The following summarizes the balances of intangibles as of December 31, 2004 and 2005:

	December 31, 2004			December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Customer relationships	$53,900	$(10,106)	$43,794	$86,355	$(15,725)	$70,630
Non-compete agreement	1,357	(1,071)	286	1,357	(1,147)	210
Patents	—	—	—	288	(7)	281
Unamortizable intangible assets:
Trade names	13,514	—	13,514	25,566	—	25,566

        Aggregate amortization expense for the years ended December 31, 2003, 2004 and 2005 was $4,665, $4,552, and $5,697, respectively. Estimated amortization expense for the next five years is as follows:

2006	$7,275
2007	7,275
2008	7,275
2009	7,239
2010	7,196

9.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        The major components of accounts payable and accrued expenses as of December 31, 2004 and 2005, are as follows:

	2004	2005
Accounts payable	$6,728	$21,638
Payroll and related accruals	7,859	24,979
Workers' compensation and health benefit liabilities	14,402	16,029
Accrued interest	3,957	4,785
Other	4,318	12,154

	$37,264	$79,585

10.    LONG-TERM DEBT

        At December 31, 2004 and 2005, long-term debt consisted of the following:

	2004	2005
Credit Facility, due 2009	$102,615	$—
Amended Credit Facility, due 2012	—	288,959
12% Senior Subordinated Notes, due 2012	150,000	150,000
13% Intermediate Subordinated Notes, due 2013	46,249	52,457

	298,864	491,416
Less—
Current maturities	1,047	2,904
Unamortized discount	7,350	6,818

	$290,467	$481,694

        On July 29, 2005, the Company amended and restated its existing credit facility with Credit Suisse (formerly known as Credit Suisse First Boston, acting through its Cayman Islands Branch), as administrative agent, and other institutions, to provide for supplemental term loans in the aggregate principal amount of $185 million. As amended and restated, the credit facility consists of $287.0 million in aggregate principal amount of term loans, a letter of credit facility of $20 million, a synthetic letter of credit facility of $15 million and a revolving credit facility of $50 million. The supplemental term loan included $57 million of debt in Canadian dollar equivalents.

        Indebtedness under the credit facility for US dollar loans bears interest at a floating rate based upon (i) the Base Rate (as defined in the credit agreement) in each case, plus 2.25%, in the case of revolving loans, 2.75%, in the case of letter of credit facility loans, or 2.00%, in the case of synthetic letter of credit facility loans and term loans, or, at our option, (ii) the LIBOR Rate (as defined in the credit agreement) for one, two, three or six month period, (or a nine or twelve month period if, at the time of the relevant LIBOR Rate Loan, all Lenders participation therein agree to make an interest period of such duration available) plus 3.50%, in the case of revolving loans, 4.00%, in the case of letter of credit facility loans or 3.00%, in the case of synthetic letter of credit facility loans and term loans. Indebtedness under the credit facility for Canadian dollar loans bears interest at (i) in the case of Canadian prime rate loans, a floating rate based upon the Canadian Prime Rate (as defined in the credit agreement), plus 2.25% or, at our option, (ii) in the case of bankers' acceptance loans, Brand will pay a fee at the rate of 3.25% calculated on the basis of a year of 365 days on the face amount at maturity (or the principal amount in the case of a bankers' acceptance equivalent loan) of such bankers' acceptance for the period from and including the date of acceptance (or advance in the case of a bankers' acceptance equivalent loan) of such bankers' acceptance to but excluding the maturity date of such bankers' acceptance. The interest period for bankers' acceptance loans is a 30, 60, 90 or 180 day period (in each case subject to availability). The interest rate for loans under the revolving credit facility and the letter of credit facility is subject to adjustment on a quarterly basis, based on the ratio of our consolidated debt to EBITDA (as defined).

        The revolving facility will mature in October 2008. The Company had no borrowings under the revolving facility at December 31, 2005. The term loan will mature in January 2012. The term loan is subject to quarterly amortization payments of $726, with the balance payable in equal installments on the maturity date. In addition, the credit agreement will provide for mandatory repayments, subject to certain exceptions, of the term loan based on certain asset sales, the net proceeds of certain debt and equity issuances, excess cash flow and insurance proceeds.

        The amended credit agreement contains financial and operating covenants, including among other things, that the Company maintain certain financial ratios, and imposes limitations on the Company's ability to make capital expenditures, to incur indebtedness, and to pay dividends. The Company was in compliance with all loan covenants at December 31, 2005.

        In 2002 Brand issued $150.0 million of 12%, Senior Subordinated Notes (the "Senior Notes") due in 2012, with interest payable semi-annually. The Senior Notes were issued at a discount of $4,216 and are subordinated to the Credit Facility (the "Credit Facility"). Amortization expense related to the discount on the Senior Notes for the years ended December 31, 2003, 2004 and 2005 was $241, $271 and $305, respectively.

        Brand also issued $35.0 million of 13%, pay-in-kind notes (the "Intermediate Notes") that are subordinated to the Credit Facility and rank equally with the Senior Notes. The Intermediate Notes were issued at a discount of $4,098. Amortization expense related to the discount on the Intermediate Notes for the years ended December 31, 2003, 2004 and 2005 was $171, $197 and $228, respectively. The Intermediate Notes are "pay-in-kind" notes due to restrictions on interest payments in the Credit Facility. Accretion of interest on the Intermediate Notes for the years ended December 31, 2003, 2004 and 2005 was $4,675, $5,611 and $6,208, respectively.

        Maturities of long-term debt as of December 31, 2005, are as follows:

Year
2006	$2,904
2007	2,904
2008	2,904
2009	2,904
2010	2,904
Thereafter	476,896

$491,416

11.    REDEEMABLE PREFERRED STOCK

        On July 29, 2005, the Company issued and sold to J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners (BHCA), L.P. and J.P. Morgan Partners Global Investors (Selldown), L.P. $30.0 million aggregate liquidation value of its Series A Preferred Capital Stock.

        Dividends on the preferred stock accrue cumulatively on a daily basis at a rate of 18% per annum (computed on the basis of a 360-day year of twelve 30-day months) on the liquidation value of the preferred stock. The dividend rate will increase (a) by 0.25% each quarter after the occurrence of certain events of default, up to a maximum rate of 20.0% per annum and (b) to 20% per annum after a default in any payment due on the preferred stock.

        The preferred stock is required to be redeemed by Brand Energy & Infrastructure Services, Inc. on October 16, 2014 at their liquidation value or upon the occurrence of a change of control at 101% of their liquidation value. Prior to July 1, 2008, the preferred stock may be redeemed at the option of Brand Energy & Infrastructure Services, Inc. at a redemption price equal to the sum of the present values of 109% of the aggregate liquidation value of the preferred stock to and including July 1, 2008, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the U.S. Treasury rate plus 50 basis points, together with, in each case, accrued and unpaid dividends, if any at redemption date.

        After July 1, 2008, the preferred stock may be redeemed at the option of Brand Energy & Infrastructure Services, Inc., at the following redemption prices (expressed as percentages of the liquidation value thereof), plus, in each case, accrued and unpaid dividends to the date of redemption, if any:

Period in which redemption occurs	Percentage
July 1, 2008 through (and including) June 30, 2009	109%
July 1, 2009 through (and including) June 30, 2010	104.5%
July 1, 2010 through (and including) June 30, 2011	102.25%
Thereafter	100%

        Because the preferred stock has mandatory redemptions terms, it is accounted for as a long-term liability and the related accrued dividends are recorded as preferred stock dividend expense.

12.    COMMITMENTS AND CONTINGENCIES

        In the ordinary course of conducting its business, the Company becomes involved in various pending claims and lawsuits. These primarily relate to employee matters. The outcome of these matters is not presently determinable; however, in the opinion of management, based on the advice of legal counsel, the resolution of these matters is not anticipated to have a material adverse effect on the financial position or results of operations of the Company.

13.    FINANCIAL INSTRUMENTS

Off-Balance Sheet Risk

        As security for the Company's performance under its self-insurance obligations and to insurers, the Company is contingently liable under letters of credit in the amounts of $34.5 million and $34.3 million at December 31, 2004 and 2005, respectively. These letters of credit generally have no scheduled expiration date. The Company pays fees to various banks that range from 3.25% to 4.25% per annum of their face value. If the Company were required to replace its outstanding letters of credit as of December 31, 2005, it is the Company's opinion that the replacement cost would not vary significantly from the present fee structure.

Derivative Instruments and Hedging Activities

        In order to mitigate the interest rate risk related to changes on its variable rate debt, during 2005 the Company entered into two interest rate swap agreements. Under these agreements, the Company will pay fixed interest rates for three years and will receive floating interest rate payments based on the U.S. 90 day LIBOR and 90 day Canadian bankers acceptances. During years one and two the notional amounts of the U.S. Dollar swap is $50 million and reduces to $25 million in the final year of the agreement, while the notional amount of the Canadian dollar swap is $35 million in years one and two, reducing to $17.5 million in the final year of the agreement

        Foreign currency exposures arise from transactions denominated in a currency other than the U.S. dollar. As a result of the Company's purchase of substantially all of the operations and the net operating assets of Aluma effective July 29, 2005, the Company is subject to foreign currency risk associated with its Canadian investment. In order to mitigate the Company's exposure to changes in the value of the Canadian dollar due to its investment in Aluma, during 2005 the Company entered into an $80 million U.S. dollar / Canadian dollar currency swap for a period of three years. The notional amount of the swap is $80 million during years one and two and reduces to $40 million during the final year of the agreement.

        The Company did not elect to treat these swap agreements as hedges under SFAS 133 and so mark-to-market gains and losses were recognized in net loss. For the year ended December 31, 2005, the Company recognized a mark-to-market gain of $0.2 million on its interest rate swaps and a mark-to-market loss of $1.5 million on its foreign currency swaps. The fair value of the interest rate swaps and foreign currency swaps were recorded in other current assets and other current liabilities, respectively, at December 31, 2005.

Fair Value of Financial Instruments

        The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Notes Receivable—Recorded amounts of notes receivable approximate their fair value.

          Interest Rate and U.S. Dollar/Canadian dollar currency swaps—Fair value quotes from brokers.

          Term Loans—The carrying amounts of the term loans approximate their fair value because such loans carry variable interest rates.

          Notes Payable and Capital Lease Obligations—Recorded amounts of the notes payable and capital lease obligations approximate their fair value.

          12% Senior Subordinated Notes—The fair value of the Senior Notes is based upon market rates obtained from dealers.

          13% Intermediate Notes—The carrying value of the Intermediate Notes approximates fair value.

        The carrying amounts and fair values of the Company's financial instruments at December 31, 2004 and 2005, are as follows:

	2004		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Notes receivable	$218	$218	$57	$57
Interest rate swaps	—	—	231	231
Currency swaps	—	—	(1,519)	(1,519)
Term loans	102,615	102,615	288,959	288,959
Notes payable and capital lease obligations	777	777	828	828
12% Senior Subordinated Notes (a)	150,000	168,000	150,000	157,500
13% Intermediate Notes (a)	46,249	46,249	52,457	52,457

(a)
Excludes discount.

14.    SCAFFOLDING EQUIPMENT WRITE-OFF

        In the fourth quarter of 2005, the Company initiated a physical inventory of its scaffolding equipment and reconciled the results of the physical inventory to the amounts recorded in the Company's books and records. As a result, the Company identified $14.0 million of scaffolding equipment assets that no longer physically existed.

        The cause of the $14.0 million in non-existing scaffolding equipment assets was largely attributable to deficiencies in internal controls over two types of transactions: (i) transfers of scaffolding equipment between Company locations and their subsequent dispositions were not recorded properly in the Company's perpetual scaffolding equipment records, and (ii) the Company did not perform periodic comprehensive reconciliations of its perpetual scaffolding equipment records to amounts recorded in the Company's fixed asset system and other books and records. These internal control issues represented a material weakness in the Company's system of internal controls which led to inaccurate recording of these types of scaffolding equipment transactions. Due to the number of transactions, passage of time since many of these transactions have occurred, and the deficiencies in the documentation and controls over these activities, the Company could not specifically identify or allocate the scaffolding equipment asset write-offs to distinct fiscal years with any certainty. Accordingly, the full amount of the scaffolding equipment asset write-offs are recorded as a non-cash charge in the fourth quarter of 2005.

        The Company has taken corrective actions to institute new policies and procedures for the tracking of scaffolding equipment disposals and transfers between Company locations and the reconciliation of physical quantities to the Company's books and records. In addition, the Company has adopted a new policy to periodically conduct physical inventories of these assets at each location at least once a year.

15.    EMPLOYEE BENEFIT PLAN

        The Company sponsors the Brandshare 401(k) Savings Plan and Profit Sharing Plan ("401(k) Plan"). Substantially all employees are eligible to participate in the Plan, after one year of service. Participants may elect to defer 1% to 25% of their salary, up to the Internal Revenue Service limitation. The Company, at its sole discretion, may make matching contributions to the 401(k) Plan. For the years ended December 31, 2003, 2004 and 2005, the Company expensed $555, $547 and $609, respectively, for contributions to the 401(k) Plan.

16.    STOCK BASED EMPLOYEE COMPENSATION

        Subsequent to the Transaction, the LLC adopted a Management Equity Incentive Program (the "Management Equity Incentive Program"). Under this program, employees of Brand are eligible to participate in both a time-based equity incentive program and a performance-based equity incentive program to be granted, at no cost to the individual, Class C units and Class C-1 units of the LLC which allow the employee to share in the proceeds of certain liquidity events (as defined by the LLC operating agreement). Under the time-based equity incentive program, for so long as a member of management remains employed by Brand, and subject to an accelerated vesting in the event of certain liquidity events, the time-based incentive units issued to each employee vest over a five-year period. Under the performance-based equity incentive program, the number of outstanding performance-based units that will vest upon the occurrence of a liquidity event will be determined by comparing the net equity valuation of Brand to certain net equity valuation targets agreed to between management and the LLC. In the event that no liquidity event occurs prior to December 31, 2009, the number of the outstanding performance-based units that vest on that date will be determined by the fair market value of the LLC on that date.

        Beginning in April 2003, certain members of the Company's management team were offered the opportunity to acquire 100%-vested Class B units of the LLC, at the fair market value on date of grant, through a leveraged co-investment loan. As in the case of the Class C and Class C-1 units, Class B units allow the employee to share in the proceeds of certain liquidity events (as defined by the LLC operating agreement). These co-investment loans are limited recourse loans, bear interest at the rate of 3.27%, and mature on April 15, 2011. For financial reporting purposes, these management loans are recorded in the LLC financial statements; however, the related stock compensation expense is recorded on the Company's books and records, as applicable.

        The following table summarizes activity related to Class C, Class C-1 and co-leveraged Class B units of the LLC awarded to the employees of Brand for the years ended December 31, 2003, 2004 and 2005:

	Time-Based Class C Units	Performance Based Class C Units	Time-Based Class C-1 Units	Performance Based Class C-1 Units	Co-leveraged Class B Units
Outstanding at December 31, 2002	195,142	1,170,854	—	—	—
Units awarded in 2003	94,500	578,780	—	—	287,145

Outstanding at December 31, 2003	289,642	1,749,634	—	—	287,145
Units awarded in 2004	14,995	92,115	—	—	3,750
2004 Forfeitures	(10,780)	(64,500)	—	—	(6,750)

Outstanding at December 31, 2004	293,857	1,777,249	—	—	284,145
Units awarded in 2005	143,590	682,955	75,000	649,110	—
2005 Forfeitures	(31,074)	(896,581)	—	(64,644)	(8,750)
Performance-based Class C units converted to performance-based C-1 units	—	(332,932)	—	332,932	—

Outstanding at December 31, 2005	406,373	1,230,421	75,000	917,398	275,395

        In addition, the Company granted 7,375 Class A units and 300,988 Class B units in 2005. As in the case of the Class B, Class C and Class C-1 units, Class A units allow the employee to share in the proceeds of certain liquidity events (as defined by the LLC operating agreement).

        Effective January 1, 2004, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". The Company selected the modified prospective transition method under the provisions of SFAS

No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which requires expensing options prospectively, beginning in the year of adoption. The Company expensed $0.2 million and $1.4 million for years ended December 31, 2004 and 2005, respectively, recorded in the caption Non-cash compensation.

        Prior to 2004, the Company accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. For the year ended December 31, 2003, no stock-based employee compensation expense was recorded. The following table illustrates the effect on net income (loss) if the fair value based method had been applied to all outstanding and unvested awards in each period:

	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Net income (loss) as reported	$(5,841)	$(6,806)	$(14,456)
Add: stock based compensation expense included in reported net income (loss)	—	233	1,388
Less: stock based employee Compensation under the requirements of SFAS 123	(802)	(233)	(1,388)

Pro forma net income (loss)	$(6,643)	$(6,806)	$(14,456)

        The following table summarizes the weighted fair value of Class C, Class C-1 and co-leveraged Class B units of the LLC awarded to the employees of Brand for the years ended December 31, 2003, 2004 and 2005:

	Time-Based Class C Units	Performance Based Class C Units	Time-Based Class C-1 Units	Performance Based Class C-1 Units	Co-leveraged Class B Units
Outstanding at December 31, 2002	$2.49	$2.49	$—	$—	$—
Units awarded in 2003	2.23	2.23	—	—	2.23

Outstanding at December 31, 2003	$2.41	$2.40	$—	$—	$2.23
Units awarded in 2004	1.45	1.45	—	—	1.45
2004 Forfeitures	2.49	2.49	—	—	2.23

Outstanding at December 31, 2004	$2.35	$2.35	$—	$—	$2.22
Units awarded in 2005	1.54	1.57	2.16	2.30	—
2005 Forfeitures	2.49	2.49	—	2.49	1.90
Performance-based Class C units converted to performance-based C-1 units	—	2.49	—	3.49	—

Outstanding at December 31, 2005	$2.05	$1.78	$2.16	$2.72	$2.23

        The fair value of each award was estimated on the date of grant using a binomial option pricing model and the following assumptions:

	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Average risk-free interest rate	3.27%	3.67%	3.83%
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility	55.98%	53.66%	51.39%
Expected Life (years)	5	5	3.5

        Time based Class C and C-1 units vest over a period of five years. The Company estimates that approximately 16.67% of the performance based Class C and C-1 units will vest in accordance with the terms of the LLC agreement.

        No awards have been exercised or expired since inception. Expense for time-based awards is being recorded over a graded vesting schedule, while expense for performance based awards is being recorded over a straight-line vesting schedule. Based on the awards outstanding at December 31, 2005, estimated non-cash compensation expense for the next five years is as follows:

2006	$275
2007	231
2008	186
2009	163
2010	—

17.    LEASE OBLIGATIONS

        The Company leases a portion of its operating and office facilities under operating leases. For the years ended December 31, 2003, 2004 and 2005, rent expense was $3,066, $3,173 and $5,822, respectively.

        The future minimum lease payments under noncancelable operating leases as of December 31, 2005 are as follows:

Year
2006	$6,136
2007	4,392
2008	2,511
2009	1,819
2010	787
Thereafter	1,515

$17,160

18.    INCOME TAXES

        Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes are not provided on undistributed earnings of the Company's foreign subsidiary because those earnings are considered to be permanently invested. If these amounts were not considered indefinitely reinvested, additional deferred taxes of approximately $2.7 million would have been provided.

        For the years ended December 31, 2003, 2004 and 2005, income (loss) before provisions for income tax was as follows:

	For the Year Ended December 31, 2003	For the Year Ended December 31, 2004	For the Year Ended December 31, 2005
United States	$(4,577)	$(9,532)	$(23,906)
Foreign	(3,485)	306	6,717

	$(8,062)	$(9,226)	$(17,189)

        For the years ended December 31, 2003, 2004 and 2005, the provision (benefit) for income taxes consisted of the following:

	For the Year Ended December 31, 2003	For the Year Ended December 31, 2004	For the Year Ended December 31, 2005
Current:
Current domestic tax	$850	$616	$323
Current foreign tax (benefit)	211	2,636	780

Total Current	1,061	3,252	1,103

Deferred:
Deferred domestic tax (benefit)	(2,613)	(5,987)	(6,557)
Deferred foreign tax (benefit)	(669)	315	2,721

Total Deferred	(3,282)	(5,672)	(3,836)

Provision (benefit) for income taxes	$(2,221)	$(2,420)	$(2,733)

        The reconciliation of the statutory federal income tax expense (benefit) on the Company's pretax income (loss) to the actual provision (benefit) for income taxes follows:

	For the Year Ended December 31, 2003	For the Year Ended December 31, 2004	For the Year Ended December 31, 2005
Statutory federal income taxes	$(2,741)	$(3,137)	$(5,844)
State and local taxes, net of federal	561	406	(31)
Foreign tax rate differential	(314)	(199)	825
Preferred stock dividends expense	—	—	814
Interest expense disallowance	—	491	763
Non-cash compensation	—	—	472
Other	273	19	268

Provision (benefit) for income Taxes	$(2,221)	$(2,420)	$(2,733)

        The components of the net deferred income tax liability as of December 31, 2004 and 2005 are as follows:

	2004	2005
Deferred tax assets:
Accrued liabilities	$10,996	$13,121
Net operating loss carryforward	38,998	38,581
Other	—	776

Deferred tax assets	49,994	52,478

Deferred tax liabilities:
Property and equipment	(48,490)	(46,311)
Intangibles	(23,804)	(24,632)
Other	(246)	(91)

Deferred tax liabilities	(72,540)	(71,034)

Deferred income tax liability, net	$(22,546)	$(18,556)

        The Company records a valuation allowance when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. At December 31, 2005, the Company had net operating loss carryforwards, for federal income tax purposes, of $97 million which expire in various years between 2012 and 2023. A majority of the net operating loss carryforwards are subject to an annual limitation under Internal Revenue Code Section 382.

19.    RELATED-PARTY TRANSACTIONS

        In connection with the 2005 acquisition of Aluma, JPMP received a financial advisory fee of $2.0 million. In connection with the 2005 issuance of the Company's redeemable preferred stock, JPMP received a placement fee of $0.6 million.

20.    INFORMATION BY SEGMENT AND GEOGRAPHIC AREA

        The Company reports information about its operating segment using the "management approach" in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This approach is based upon the way management organizes and reports the segments within the enterprise for making operating decisions and assessing performance. The Company's reportable segments are identified based upon differences in products, services and markets served. There were no significant inter-segment sales.

        Prior to the acquisition of the assets and operations of Aluma in July 2005, the Company operated in one business segment, providing work access services primarily to refining, petrochemical, chemical, utility and pulp and paper industries, and to a lesser extent general commercial clients.

        As a result of the acquisition of the operations of Aluma, the Company commenced operations in a second business segment, providing engineered concrete forming and shoring solutions for complex concrete construction projects ranging from pre-engineered technology systems to custom-designed formwork and shoring solutions to meet specific customer needs.

	Year Ended December 31, 2003		Year Ended December 31, 2004		Year Ended December 31, 2005
	Revenues	Operating Income	Revenues	Operating Income	Revenues	Operating Income
Work access services	$347,737	$24,389	$333,954	$24,163	$452,202	$19,995
Concrete forming and shoring services	—	—	—	—	39,366	4,821

	$347,737	$24,389	$333,954	$24,163	$491,376	$24,276

	Total Assets at December 31,			Depreciation and Amortization Expense
	2003	2004	2005	2003	2004	2005
Work access services	$590,659	$567,575	$725,636	$38,503	$28,935	$31,686
Concrete forming and shoring services	—	—	97,435	—	—	3,509

	$590,659	$567,575	$823,071	$38,503	$28,935	$35,195

	Capital Expenditures
	2003	2004	2005
Work access services	$11,921	$14,092	$26,449
Concrete forming and shoring services	—	—	8,770

	$11,921	$14,092	$35,219

        The table below reconciles segment operating income to consolidated pretax loss:

	December 31, 2003	December 31, 2004	December 31, 2005
Segment operating income	$24,389	$24,163	$24,276
Interest expense	32,718	33,673	40,803
Interest income	(267)	(284)	(252)
Loss on interest rate and foreign currency swaps	—	—	1,288
Foreign currency transaction gain	—	—	(2,712)
Preferred stock dividend expense	—	—	2,338

Consolidated pretax loss	$(8,062)	$(9,226)	$(17,189)

        Information by geographic areas is as follows:

	Revenues Derived From Unaffiliated Customers for the Year Ended December 31,			Net Property, Plant and Equipment at December 31,
	2003	2004	2005	2003	2004	2005
United States	$335,279	$314,324	$384,883	$165,644	$155,468	$189,717
Foreign	12,458	19,630	106,493	13,315	14,225	86,903

	$347,737	$333,954	$491,376	$178,959	$169,693	$276,620

21.    SUPPLEMENTAL CONSOLIDATING INFORMATION

        The 12% Senior Notes, which are an obligation of Brand Services, Inc. are fully and unconditionally guaranteed on a senior subordinated, joint, and several basis by the other domestic subsidiaries of Brand Energy & Infrastructure Services, Inc. (which are all 100% owned by Brand Energy & Infrastructure Services, Inc.) and by Brand Energy & Infrastructure Services, Inc^. Supplemental consolidating information of Brand Energy & Infrastructure Services, Inc., Brand Services, Inc., the guarantor subsidiaries, and its foreign non-guarantor subsidiary is presented below. Investments in subsidiaries are presented on the equity method of accounting. Separate financial statements are not provided because management has concluded that the summarized financial information below provides sufficient information to allow investors to separately determine the nature of the asset held by and the operations of the guarantor and non-guarantor subsidiaries.

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Condensed Consolidating Balance Sheet
December 31, 2004

	Brand Services, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Brand Energy & Infrastructure Services, Inc.	Adjustments and Eliminations	Brand Energy & Infrastructure Services, Inc. Consolidated
Assets
Current Assets:
Cash and cash equivalents	$13,336	$—	$1,525	$—	$(453)	$14,408
Trade accounts receivable	—	53,851	4,013	—	—	57,864
Accrued revenue	—	1,967	148	—	—	2,115
Other current assets	2,880	4,550	368	—	—	7,798
Due from affiliates	31,648	1,649	—	—	(33,297)	—

Total current assets	47,864	62,017	6,054	—	(33,750)	82,185

Property and Equipment:
Land	—	866	417	—	—	1,283
Buildings and leasehold improvements	13	3,080	425	—	—	3,518
Vehicles and other equipment	6,726	17,866	4,498	—	—	29,090
Scaffolding equipment	179,859	—	15,497	—	—	195,356

	186,598	21,812	20,837	—	—	229,247
Less accumulated depreciation and amortization	41,650	11,292	6,612	—	—	59,554

	144,948	10,520	14,225	—	—	169,693
Due from affiliates	9,750	—	—	46,752	(56,502)	—
Deferred tax asset	—	—	—	2,375	(2,375)	—
Investment in subsidiaries	—	—	—	206,481	(206,481)	—
Goodwill	247,325	—	—	—	—	247,325
Intangibles and other assets	67,465	—	—	907	—	68,372

Total assets	$517,352	$72,537	$20,279	$256,515	$(299,108)	$567,575

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Condensed Consolidating Balance Sheet
December 31, 2004

	Brand Services, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Brand Energy & Infrastructure Services, Inc. Consolidated	Adjustments and Eliminations	Brand Energy & Infrastructure Services, Inc. Consolidated
Liabilities and Stockholder's Equity (Deficit)
Current Liabilities:
Revolving loan	$—	$—	$—	$—	$—	$—
Current maturities of long-term debt	1,047	—	—	—	—	1,047
Notes payable and capital lease obligations, current portion	265	85	—	—	—	350
Accounts payable and accrued expenses	27,532	6,397	3,788	—	(453)	37,264
Deferred revenue	—	1,514	—	—	—	1,514
Due to affiliates	1,649	25,109	6,539	—	(33,297)	—

Total current liabilities	30,493	33,105	10,327	—	(33,750)	40,175
Long-term debt	247,912	—	—	42,555	—	290,467
Notes payable and capital lease obligations	336	91	—	—	—	427
Deferred income taxes	21,882	4	3,035	—	(2,375)	22,546
Due to affiliates	46,752	—	9,750	—	(56,502)	—
Total stockholder's equity (deficit)	169,977	39,337	(2,833)	213,960	(206,481)	213,960

Total liabilities and stockholder's equity (deficit)	$517,352	$72,537	$20,279	$256,515	$(299,108)	$567,575

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Condensed Consolidating Balance Sheet
December 31, 2005

	Brand Services, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Brand Energy & Infrastructure Services, Inc.	Adjustments and Eliminations	Brand Energy & Infrastructure Services, Inc. Consolidated
Assets
Current Assets:
Cash and cash equivalents	$355	$1,291	$4,933	$—	$(269)	$6,310
Trade accounts receivable	—	86,961	30,246	—	—	117,207
Accrued revenue	—	5,560	732	—	—	6,292
Other current assets	3,159	5,675	3,760	—	—	12,594
Due from affiliates	32,269	5,469	—	—	(38,007)	—

Total current assets	35,783	104,956	39,671	—	(38,007)	142,403

Property and Equipment:
Land	—	2,260	2,930	—	—	5,190
Buildings and leasehold improvements	45	4,045	2,188	—	—	6,278
Vehicles and other equipment	7,595	19,531	2,871	—	—	29,997
Scaffolding equipment	173,047	49,250	87,090	—	—	309,387

	180,687	75,086	95,079	—	—	350,852
Less accumulated depreciation and amortization	49,584	16,472	8,176	—	—	74,232

	131,103	58,614	86,903	—	—	276,620
Due from affiliates	113,221	—	—	53,270	(166,491)	—
Deferred tax asset	—	—	—	2,375	(2,375)	—
Investment in subsidiaries	110,716	—	159,734	229,524	(449,974)	—
Goodwill	247,325	6,976	38,300	—	—	292,601
Intangibles and other assets	66,276	3,296	40,451	1,424	—	111,447

Total assets	$704,424	$173,842	$365,059	$286,593	$(706,847)	$823,071

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Condensed Consolidating Balance Sheet
December 31, 2005

	Brand Services, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Brand Energy & Infrastructure Services, Inc.	Adjustments and Eliminations	Brand Energy & Infrastructure Services, Inc. Consolidated
Liabilities and Stockholder's Equity (Deficit)
Current Liabilities:
Revolving loan	$—	$—	$—	$—	$—	$—
Current maturities of long-term debt	2,904	—	—	—	—	2,904
Notes payable and capital lease obligations, current portion	100	270	—	—	—	370
Accounts payable and accrued expenses	41,420	18,042	20,392	—	(269)	79,585
Deferred revenue	—	2,182	852	—	—	3,034
Due to affiliates	5,468	31,286	984	—	(37,738)	—

Total current liabilities	49,892	51,780	22,228	—	(38,007)	85,893
Long-term debt	432,704	—	—	48,990	—	481,694
Notes payable and capital lease obligations	258	200	—	—	—	458
Deferred income taxes	15,331	—	5,600	—	(2,375)	18,556
Redeemable preferred stock	—	—	—	32,337	—	32,337
Due to affiliates	53,270	—	113,221	—	(166,491)	—
Total stockholder's equity (deficit)	152,969	121,862	224,010	205,266	(499,974)	204,133

Total liabilities and stockholder's equity (deficit)	$704,424	$173,842	$365,059	$286,593	$(706,847)	$823,071

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2003

	Brand Services, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Brand Energy & Infrastructure Services, Inc.	Adjustments and Eliminations	Brand Energy & Infrastructure Services, Inc. Consolidated
Revenue:
Labor	$—	$257,776	$10,188	$—	$—	$267,964
Equipment rental	—	69,941	2,167	—	300	72,408
Equipment sales	—	9,129	103	—	(1,867)	7,365
Intercompany revenue	11,063	61	—	—	(11,124)	—

Total revenues	11,063	336,907	12,458	—	(12,691)	347,737
Operating expenses:
Labor	—	213,651	9,179	—	(825)	222,005
Equipment rental	28,229	4,337	3,829	—	—	36,395
Equipment sales	—	7,330	87	—	(2,412)	5,005
Divisional operating expenses	333	15,021	464	—	—	15,818
Intercompany expenses	—	11,063	61	—	(11,124)	—

Total operating expenses	28,562	251,402	13,620	—	(14,361)	279,223

Gross profit	(17,499)	85,505	(1,162)	—	1,670	68,514
Selling and admin expenses	14,194	27,583	2,348	—	—	44,125

Operating income	(31,693)	57,922	(3,510)	—	1,670	24,389

Interest expense	27,816	28	—	4,874		32,718
Interest income	(239)	(3)	(25)	—	—	(267)
Intercompany interest	4,874	—	—	(4,874)	—	—
Equity in loss of subsidiaries	—	—	—	5,841	(5,841)	—

Income (loss) before provision for income tax	(64,144)	57,897	(3,485)	(5,841)	7,511	(8,062)
Provision (benefit) for income tax	(24,053)	22,290	(458)	—	—	(2,221)

Net income (loss)	$(40,091)	$35,607	$(3,027)	$(5,841)	$7,511	$(5,841)

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2004

	Brand Services, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Brand Energy & Infrastructure Services, Inc.	Adjustments and Eliminations	Brand Energy & Infrastructure Services, Inc. Consolidated
Revenue:
Labor	$—	$244,881	$15,944	$—	$—	$260,825
Equipment rental	—	63,388	2,947	—	—	66,335
Equipment sales	—	6,852	739	—	(797)	6,794
Intercompany revenue	19,083	95	—	—	(19,178)	—

Total revenues	19,083	315,216	19,630	—	(19,975)	333,954
Operating expenses:
Labor	—	205,524	14,449	—	(5,488)	214,485
Equipment rental	22,271	4,406	1,505	—	—	28,182
Equipment sales	—	5,512	635	—	(1,427)	4,720
Divisional operating expenses	137	16,327	562	—	—	17,026
Intercompany expenses	—	19,083	95	—	(19,178)	—

Total operating expenses	22,408	250,852	17,246	—	(26,093)	264,413

Gross profit	(3,325)	64,364	2,384	—	6,118	69,541
Selling and admin expenses	14,106	28,940	2,099	—	—	45,145
Non-cash compensation	233	—	—	—	—	233

Operating income	(17,664)	35,424	285	—	6,118	24,163
Interest expense	27,778	37	—	5,858		33,673
Interest income	(263)	—	(21)	—	—	(284)
Intercompany interest	5,858	—	—	(5,858)	—	—
Equity in loss of subsidiaries	—	—	—	6,806	(6,806)	—

Income (loss) before provision for income tax	(51,037)	35,387	306	(6,806)	12,924	(9,226)
Provision (benefit) for income tax	(15,934)	10,562	2,952	—	—	(2,420)

Net income (loss)	$(35,103)	$24,825	$(2,646)	$(6,806)	$12,924	$(6,806)

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2005

	Brand Services, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Brand Energy & Infrastructure Services, Inc.	Adjustments and Eliminations	Brand Energy & Infrastructure Services, Inc. Consolidated
Revenue:
Labor	$—	$283,988	$65,468	$—	$(70)	$349,386
Equipment rental	—	91,325	32,709	—	(16)	124,018
Equipment sales	—	11,271	8,316	—	(1,615)	17,972
Intercompany revenue	24,995	191	—	—	(25,186)	—

Total revenues	24,995	386,775	106,493	—	(26,887)	491,376
Operating expenses:
Labor	—	238,283	58,748	—	(4,792)	292,239
Equipment rental	19,898	12,385	12,709	—	—	44,992
Scaffolding equipment write-off	13,996	—	—	—	—	13,996
Equipment sales	—	7,982	4,030	—	(2,171)	9,841
Divisional operating expenses	24	20,910	3,176	—	—	24,110
Intercompany expenses	—	24,995	191	—	(25,186)	—

Total operating expenses	33,918	304,555	78,854	—	(32,149)	385,178

Gross profit	(8,923)	82,220	27,639	—	5,262	106,198
Selling and admin expenses	25,989	38,012	16,533	—	—	80,534
Non-cash compensation	1,388	—	—	—	—	1,388

Operating income	(36,300)	44,208	11,106	—	5,262	24,276
Interest expense	34,190	84	11	6518	—	40,803
Interest income	(235)	(2)	(15)	—	—	(252)
Intercompany interest	2,158	—	4,360	(6,518)	—	—
Loss on interest rate and foreign currency swaps	1,288	—	—	—	—	1,288
Foreign currency gain	(2,857)	112	33	—	—	(2,712)
Equity in loss of subsidiaries	—	—	—	640	(640)	—
Preferred stock dividend expense	—	—	—	2,338	—	2,338

Income (loss) before provision for income tax	(70,844)	44,014	6,717	(2,978)	5,902	(17,189)
Provision (benefit) for income tax	(23,087)	16,853	3,501	—	—	(2,733)

Net income (loss)	$(47,757)	$27,161	$3,216	$(2,978)	$5,902	$(14,456)

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2003

	Brand Services, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Brand Energy & Infrastructure Services, Inc.	Adjustments and Eliminations	Brand Energy & Infrastructure Services, Inc. Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$33,301	$1,995	$1,001	$—	$304	$36,601

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,681)	(1,995)	(245)	—	—	(11,921)
Proceeds from sales of property and equipment	1,773	—	—	—	—	1,773
Payments for acquisitions	—	—	—	—	—	—

Net cash used for investing activities	(7,908)	(1,995)	(245)	—	—	(10,148)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	—	—	—	—	—
Payments of long-term debt	(6,287)	—	—	—	—	(6,287)
Exercise of stock options	—	—	—	—	—	—
(Payments) borrowings on revolving loans	—	—	—	—	—	—
Payments on capital lease obligations	(1,883)	—	—	—	—	(1,883)

Net cash provided by (used for) financing activities	(8,170)	—	—	—	—	(8,170)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17,223	—	756	—	304	18,283
CASH AND CASH EQUIVALENTS, beginning of period	3,931	—	1,480	—	(594)	4,817

CASH AND CASH EQUIVALENTS, end of period	$21,154	$—	$2,236	$—	$(290)	$23,100

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2004

	Brand Services, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Brand Energy & Infrastructure Services, Inc.	Adjustments and Eliminations	Brand Energy & Infrastructure Services, Inc. Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$23,759	$3,165	$87	$—	$(163)	$26,848

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,197)	(3,097)	(798)	—	—	(14,092)
Proceeds from sales of property and equipment	2,384	—	—	—	—	2,384
Payments for acquisitions	(1,020)	—	—	—	—	(1,020)

Net cash used for investing activities	(8,833)	(3,097)	(798)	—	—	(12,728)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	—	—	—	—	—
Payments of long-term debt	(21,098)	—	—	—	—	(21,098)
Exercise of stock options	(986)	—	—	—	—	(986)
(Payments) borrowings on revolving loans	—	—	—	—	—	—
Payments on capital lease obligations	(660)	(68)	—	—	—	(728)

Net cash provided by (used for) financing activities	(22,744)	(68)	—	—	—	(22,812)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,818)	—	(711)	—	(163)	(8,692)
CASH AND CASH EQUIVALENTS, beginning of period	21,154	—	2,236	—	(290)	23,100

CASH AND CASH EQUIVALENTS, end of period	$13,336	$—	$1,525	$—	$(453)	$14,408

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2005

	Brand Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Brand Energy & Infrastructure Services, Inc.	Adjustments and Eliminations	Brand Energy & Infrastructure Services, Inc. Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$12,837	$7,826	$8,683	$—	$184	$29,530

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(18,636)	(8,434)	(8,149)	—	—	(35,219)
Proceeds from sales of property and equipment	2,743	2,032	3,153	—	—	7,928
Payments for acquisitions	(217,267)	—	—	—	—	(217,267)

Net cash used for investing activities	(233,160)	(6,402)	(4,996)	—	—	(244,558)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	185,153	—	—	—	—	185,153
Proceeds from preferred stock	—	—	—	30,000	—	30,000
Investment in Brand Services, Inc.	29,400	—	—	(29,400)	—	—
Payments of long-term debt	(1,973)	—	—	—	—	(1,973)
Payments of deferred financing costs	(4,995)	—	—	600	—	(5,595)
(Payments) borrowings on revolving loans	—	—	—	—	—	—
Payments on capital lease obligations	(243)	(133)	—	—	—	(376)

Net cash provided by (used for) financing activities	207,342	(133)	—	—	184	207,209

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(12,981)	1,291	3,687	—	184	(7,819)
IMPACT OF CURRENCY ON CASH	—	—	(279)	—	—	(279)
CASH AND CASH EQUIVALENTS, beginning of period	13,336	—	1,525	—	(453)	14,408

CASH AND CASH EQUIVALENTS, end of period	$355	$1,291	$4,933	$—	$(269)	$6,310

CONSOLIDATED FINANCIAL STATEMENTS
ALUMA ENTERPRISES INC.
December 31, 2004

INDEPENDENT AUDITORS' REPORT

To the Director of
 Aluma Enterprises Inc.

        We have audited the accompanying consolidated balance sheets of Aluma Enterprises Inc. as of December 31, 2004 and 2003, and the related consolidated statements of deficit, operations and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aluma Enterprises Inc. as at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in Canada.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has sold the majority of its net operating assets on July 29, 2005. After July 29, 2005, the Company will no longer be an operating entity and the fair value of the Company's remaining assets will be insufficient to discharge its estimated remaining net liabilities. Further, subsequent to July 29, 2005 the Company ceased certain administrative functions, including the monitoring of legal claims. Accordingly, these consolidated financial statements may not reflect subsequently asserted legal claims, if any. Therefore, at that time the going concern basis of presentation will no longer be appropriate. The financial statements do not include any adjustments required to bring the Company's assets and liabilities to their liquidation values.

Toronto, Canada, February 25, 2005	By:	/s/ Ernst & Young LLP
[except for notes 2 and 19 which are dated as of September 30, 2005].		Chartered Accountants

ALUMA ENTERPRISES INC.
Incorporated under the laws of Ontario

CONSOLIDATED BALANCE SHEETS
(thousands of Canadian dollars)

	As at December 31
	2004	2003
ASSETS (Note 5)
Current
Cash	$4,696	$2,920
Trade and other accounts receivable	39,835	35,926
Inventory	2,496	1,983
Prepaid expenses and deposits	3,096	999
Future income taxes (note 11)	7,532	4,129

Total current assets	57,655	45,957
Rental equipment, net (note 3)	140,001	123,009
Property and equipment, net (note 4)	5,965	5,947
Future income taxes (note 11)	21,896	24,638
Other assets (note 7)	7,889	5,909

	233,406	205,460

LIABILITIES AND SHAREHOLDER'S EQUITY
Current
Bank indebtedness (note 6)	$7,947	$2,722
Trade accounts payable and accrued liabilities (notes 9 and 16 (b))	35,905	22,085
Business restructuring provisions (note 8)	525	629
Due to related parties (notes 10 and 16 (b))	452	3,316
Current portion of long-term debt (note 5)	13,613	11,285
Future income taxes (note 11)	5,580	—

Total current liabilities	64,022	40,037
Long term debt (note 5)	68,104	27,852
Notes payable to parent company (note 10)	—	42,200
Other liabilities (notes 9 and 16(b))	8,713	3,430
Future income taxes (note 11)	24,095	29,267

Total liabilities	164,934	142,786
Shareholder's equity (note 12)	68,472	62,674

	233,406	205,460

Commitments and contingencies (note 16)

See accompanying notes

ALUMA ENTERPRISES INC.

CONSOLIDATED STATEMENTS OF DEFICIT
(thousands of Canadian dollars)

	Year ended December 31
	2004	2003	2002
Deficit, beginning of year	$(23,450)	$(24,234)	$(17,866)
Net income (loss) for the year	5,798	784	(6,368)

Deficit, end of year	(17,652)	(23,450)	(24,234)

See accompanying notes

ALUMA ENTERPRISES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands of Canadian dollars)

	Year ended December 31,
	2004	2003	2002
Revenues (note 3(d))	$275,950	$239,436	$228,941
Cost of sales	142,401	127,965	111,063

Gross Profit	133,549	111,471	117,878
Expenses
Yard, selling and administrative expense	97,764	84,063	92,186

Income before undernoted items	35,785	27,408	25,692
Depreciation and amortization	18,441	17,284	19,227
Interest expense, net (note 5 (g))	8,688	8,065	7,663
Business restructuring and other expenses (note 8)	711	4,027	5,155
Loss on parent debt obligation (note 16(b))	6,131	—	—
Foreign exchange gain	(4,071)	(3,036)	(794)

Income (loss) before income taxes	5,885	1,068	(5,559)
Provision for income taxes (note 11)	87	284	809
Net income (loss) for the year	5,798	784	(6,368)

See accompanying notes

ALUMA ENTERPRISES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands of Canadian dollars)

	Year ended December 31
	2004	2003	2002
OPERATING ACTIVITIES
Net income (loss) for the year	$5,798	$784	$(6,368)
Adjustments for non-cash items (note 13 (a))	15,690	9,281	24,977
Net change in non cash working capital balances (note 13 (b))	5,332	6,923	(4,968)

Cash provided by operating activities	26,820	16,988	13,641

INVESTING ACTIVITIES
Purchase of rental equipment	(41,130)	(14,014)	(28,483)
Proceeds from disposal of rental equipment	16,696	13,422	13,177
Proceeds from disposal of assets held for sales	—	3,390	—
Purchase of property and equipment	(908)	(486)	(966)
Proceeds from disposal of property and equipment	—	64	269
Decrease (increase) in other assets	1,752	(4,133)	459

Cash used in investing activities	(23,590)	(1,757)	(15,544)

FINANCING ACTIVITIES
Decrease in restricted cash	—	900	—
Increase (decrease) in bank indebtedness	5,225	(19,378)	18,014
Increase in other assets due to financing fees (note 7(b))	(4,668)	—	—
Net proceeds from refinancing of capital lease	—	2,469	—
Increase (decrease) in other liabilities	434	(650)	(652)
Issuance of term loans	65,000	—	—
Issuance of term debt	12,022	4,485	—
Increase (decrease) in long-term debt	(13,000)	13,000	—
Repayments of notes payable to parent company	(43,296)	(4,073)	(4,190)
Repayments of term and restructured debt	(23,171)	(12,037)	(12,315)

Cash provided by (used in) financing activities	(1,454)	(15,284)	857

Net increase (decrease) in cash during the year	1,776	(53)	(1,046)
Cash, beginning of year	2,920	2,973	4,019

Cash, end of year	4,696	2,920	2,973

Supplementary cash flow information (note 13)

See accompanying notes

ALUMA ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of Canadian dollars)

December 31, 2004

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        These financial statements present the consolidated results of Aluma Enterprises Inc. (the "Company") and have been prepared on a going concern basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities in the normal course of business (note 2).

        The significant accounting policies followed in the preparation of these consolidated financial statements are summarized below:

Principles of consolidation

        The financial statements present on a consolidated basis the results of the Company and all of its subsidiaries, including its principal operating subsidiaries—Aluma Systems Canada Inc., Aluma Systems USA Inc., Aluma Systems International Inc. and Aluma Systems Ontario Ltd.

Inventory

        Inventory is comprised of forming and shoring systems and scaffolding equipment used to fill sales orders, and is recorded at the lower of cost and net realizable value.

Rental equipment

        Rental equipment is comprised of forming, shoring and scaffolding systems and is recorded at cost less accumulated depreciation. An impairment loss is recorded when the carrying value of an asset exceeds the total undiscounted cash flows expected from its use and eventual disposition. The impairment recognized is measured as the amount by which the carrying value exceeds its fair value. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range between 5 and 15 years. The Company provides for lost and damaged equipment as a charge to yard, selling and administrative expense in the consolidated statement of operations. Proceeds from rental equipment periodically sold and proceeds from amounts recovered from customers for lost and damaged equipment are included in sales revenue in the consolidated statement of operations.

Property and equipment

        Property and equipment are recorded at cost less accumulated depreciation. An impairment loss is recorded when the carrying value of an asset exceeds the total undiscounted cash flows expected from its use and eventual disposition. The impairment recognized is measured as the amount by which the carrying value exceeds its fair value. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, generally at periods of 10-20 years for buildings, 3-10 years for computer, operating and office equipment, and the lesser of the term of the lease plus one renewal period or 5 years for leasehold improvements.

Revenue recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. The Company generally records three types of revenue: rental, services and sales. For rental equipment leased to a customer under an operating lease, revenue recognition commences when the rental equipment has been shipped, installed and is ready for use. Revenue from operating leases is recognized on a monthly basis over the term of the lease. Revenue from services is recognized based on the services provided. Revenue from equipment sales is recognized upon shipment and transfer of title. For contracts with multiple deliverables, the Company allocates revenue to each element of the contract based on objective evidence of the fair value of the element.

Leases

        Where the Company is the lessee, leases are classified as capital or operating depending upon the conditions of the contract. A lease that transfers to the Company substantially all of the benefits and risks of ownership of the asset is accounted for as an acquisition of an asset and the assumption of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are charged to income as incurred.

        Where the Company is the lessor, leases are classified as a sale or rental depending upon the conditions of the contract. A lease that transfers to its customer substantially all of the benefits and risks of ownership of the asset is accounted for as a sale, thus giving rise to a profit or loss. All other leases are accounted for as rental leases wherein rental receipts are reflected in income as incurred.

Financing costs

        The costs of obtaining bank and other debt financing are included in other assets on the consolidated balance sheet. Amortization is included in depreciation and amortization expense on a straight-line basis over the effective life of the debt to which it relates.

Foreign currency translation

        The Company's foreign operations are integrated into the business, and therefore foreign currency amounts and balances are measured using the temporal method of accounting. Using this method, the operations are converted as follows:

  •
  Monetary assets and liabilities at rates of exchange in effect at the consolidated balance sheet date.

  •
  Non-monetary assets and liabilities at rates of exchange prevailing at the historic transaction dates.

  •
  Revenues and expenses at average rates of exchange prevailing during the year.

  •
  Gains or losses arising on the translation of long-term debt are included in income during the year.

Income taxes

        The Company has adopted the liability method of tax allocation for accounting for income taxes. Under the liability method of income tax allocation, future tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Use of estimates

        The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Restructuring charges

        The Company records restructuring charges or recognizes a liability related to an exit or disposal activity when the costs are incurred and can be measured at fair value.

Long-term incentive plan

        The Company uses a formula based on a defined income amount and a defined long-term debt amount to calculate the year over year change in the value of each phantom unit in the long term incentive plan. The amount of the change in value is charged to income over the remaining vesting period of each unit on a straight-line basis.

2.    SUBSEQUENT EVENTS

Sale of operating assets

        On July 29, 2005, the Company sold the majority of its net operating assets to Brand Services, Inc. ("Brand") for cash consideration of $255,000. Certain non-operating assets and liabilities, resulting in a net deficit of $14,000, have been excluded from the sale and will remain the sole and exclusive right/obligation of the Company.

        Proceeds from the sale have been used to discharge the bank indebtedness (note 6), the letter of credit commitments, the long-term debt (note 5) and the related accrued interest of the Company. Accordingly the security agreements associated with this debt have been released. The Company no longer has any rental fleet under capital leases as these lease obligations have also been discharged (note 5).

        The Company had guaranteed Nualt Enterprises, Inc. ("Nualt") debt obligations of $156,091 inclusive of applicable interest and on sale of the net operating assets of the Company, was required to perform under the guarantee (note 16 (b)). As a result of the sale to Brand the Company paid $101,680 in addition to the $5,926 that was already accrued, for a total payment of $107,606 to the lenders of Nualt. As a result the Company recorded a loss of $101,680 on its guarantee of Nualt's debt obligation, which is included in the determination of the loss on sale of the net operating assets. Although the security agreements arising from the guarantee have been released to effect the sale to Brand, the guarantee remains in place.

        A summary of the estimated loss on the sale of the Company's net operating assets as at July 29, 2005 is presented below:

Gross proceeds	$255,000
Estimated costs of the transaction and other post-closing adjustments	(21,144)

Net proceeds	233,856
Estimated net assets sold	(185,761)
Deferred financing costs written off	(3,497)
Loss on guarantee of parent debt obligation	(101,680)

Loss on sale of net operating assets before income taxes	(57,082)
Income taxes	(14,138)

Loss on sale of net operating assets	(71,220)

        Deferred financing charges (note 7) in the amount of $3,497 as at July 29, 2005 relating to a debt that has been discharged has been written off and is included in the loss above.

        These amounts are subject to any post-closing adjustments, including working capital changes and finalization of payments under the phantom share plan (note 9).

        The consolidated financial statements at December 31, 2004 have been prepared on a going concern basis in order to present the historical results of operations. The going concern basis of presentation assumes the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities in the normal course of business. After July 29, 2005, the Company will no longer be an operating entity and the fair value of the Company's remaining assets will be insufficient to discharge its estimated remaining net liabilities of $14,000. Therefore, at that time the going concern basis of presentation will no longer be appropriate. These consolidated financial statements do not reflect the effect of any adjustments required to bring the Company's assets and liabilities to their liquidation values.

Commitments

        In accordance with the terms of the sale, Brand has agreed to take on all of the lease commitments with the exception of three properties. The remaining lease commitments for these properties are as follows:

Non-related parties
2005	$467
2006	362
2007	139
2008	92

1,060

Real estate properties

        In July 2005, the Company sold a property to Brand for $828 ($670 U.S.) for no gain or loss. On April 15, 2005 and June 7, 2005, the Company had foreclosed on two of four real estate properties that were secured by mortgages receivable (note 7) for a total cost of $1,496 ($1,105 U.S.). The Company intends to foreclose on the remaining two properties secured by the mortgages receivable ($2,298) and is in negotiation to sell these properties to Brand.

Contingency

        As part of the sale process in May 2005, preliminary environmental site assessments were performed by Brand on three properties that are occupied by Aluma as a tenant and were not assumed by Brand. These assessments indicate that there may be areas on the properties that require environmental remediation. It is possible that the Company may incur remediation costs in the future, however, it is not possible at this time to reasonably estimate the amount of any obligation for the remediation effort.

3.    RENTAL EQUIPMENT

(a)
Rental equipment is comprised of:

	2004
	Cost	Accumulated depreciation	Net book value
Rental equipment	$220,911	$87,547	$133,364
Rental equipment under capital lease	6,844	207	6,637

	227,755	87,754	140,001

	2003
	Cost	Accumulated depreciation	Net book value
Rental equipment	$203,129	$82,186	$20,943
Rental equipment under capital lease	2,112	46	2,066

	205,241	82,232	123,009

(b)
During 2004, the Company sold and leased back rental equipment for total proceeds of $2,000, resulting in a gain of $769. The gain on the sale has been deferred and is being amortized to depreciation expense over the life of the rental equipment, which is 15 years.

During 2003, the Company sold and leased back rental equipment for total proceeds of $2,000, resulting in a gain of $130. The gain on the sale has been deferred and is being amortized to depreciation expense over the life of the rental equipment, which is 15 years.

(c)
During 2004, the amortization expense for capital leases was $161 (2003—$30).

(d)
Revenues in 2004 consist of rental revenue of $111,913 (2003—$89,367; 2002—$99,548) and services and other revenue of $164,037 (2003—$150,069; 2002—$102,805).

4.    PROPERTY AND EQUIPMENT

        Property and equipment are comprised of:

	2004
	Cost	Accumulated depreciation	Net book value
Land	$2,204	$—	$2,204
Buildings	2,101	1,013	1,088
Buildings under capital lease	112	41	71
Leasehold improvements	2,014	933	1,081
Computer, operating and office equipment	15,571	14,050	1,521

	22,002	16,037	5,965

	2003
	Cost	Accumulated depreciation	Net book value
Land	$2,204	$—	$2,204
Buildings	2,101	911	1,190
Buildings under capital lease	112	26	86
Leasehold improvements	2,118	791	1,327
Computer, operating and office equipment	15,236	14,096	1,140

	21,771	15,824	5,947

5.    LONG-TERM DEBT

        Long-term debt is comprised of:

	2004	2003
Term loans(a)	$59,541	$—
Real estate debt(b)	13,394	14,230
Vendor financing(c)	4,740	—
Capital lease obligations(d)	4,042	1,939
Restructured debt(e)	—	9,728
Long-term debt(e)	—	13,000
Term debt(e)	—	240

Total—term and restructured debt	81,717	39,137
Less current portion	13,613	11,285

	68,104	27,852

(a)
Term loans

        Term loans consist of the following:

	2004	2003
Term Loan A	$27,500	$—
Term Loan B (U.S. $26,621)	32,041	—

	59,541	—

        On April 8, 2004, the Company entered into a loan agreement with Wells Fargo Foothill, Inc. ("WFF") for credit facilities to a maximum amount of $95,000 maturing April 8, 2009. On December 30, 2004, WFF increased the Company's credit facility to include a Revolver C Loan for U.S.$7,500.

        The credit facilities included in the agreement are as follows:

  •
  A $30,000 term loan (Term Loan A) repayable in monthly principal payments of $500 plus interest continuing until maturity. Any remaining principal balance is due on the maturity date.

  •
  A $35,000 (U.S.$26,621) term loan (Term Loan B). The principal balance is due on the maturity date.

  •
  A U.S.$7,500 operating facility (Revolver C Loan). The principal balance is due on the maturity date.

  •
  An operating facility consisting of a revolving loan (included in bank indebtedness) and letters of credit, to a maximum of $30,000 limited by margin calculations on accounts receivable and inventory.

        Various interest options are available to the Company for the above credit facilities ranging from U.S. prime plus 1.00% to U.S. LIBOR plus 9.00%. Interest is payable on a monthly basis for prime debt with LIBOR contracts payable every 90 days. There is a minimum interest rate on Term Loan B of 10.25% from April 8, 2004 to June 30, 2004, 9.25% from July 1, 2004 to September 30, 2004 and 8.25% thereafter. Interest is payable on a monthly basis on the Revolver C Loan at a rate of LIBOR plus 8.00%.

        Under the terms of various general security agreements, the Company has pledged all of its assets to WFF with the exception of any real estate assets and specifically pledged equipment as collateral.

        The credit facility contains financial and operating covenants, including among other things, that the Company maintain certain financial ratios, and imposes limitations on the Company's ability to make capital expenditures and to incur indebtedness. At December 31, 2004, the Company was in compliance with its covenants.

(b)
Real estate debt

        Real estate debt consists of the following:

	2004	2003
Bank loan payable (U.S. $3,168) (i)	$3,813	$4,485
Post assignment residual loan (U.S. $5,827) (ii)	7,013	7,004
Mortgage payable (iii)	2,568	2,741

	13,394	14,230

  (i)
  In December 2003, the Company initiated a plan to obtain four properties that secure the majority of an obligation in default from an Affiliate. As part of this plan, the Company borrowed $4,485 [U.S.$3,470] from a third party and used these funds to purchase certain mortgage receivables (note 7(a)) and related securities. The loan bears a fixed rate of interest at 7.50% and matures in April 2009. The initial payment was U.S.$27 in January 2004 followed by monthly blended principal and interest payments of U.S.$48 until maturity, in April 2009.

  (ii)
  The Company co-guarantees outstanding debt with Nualt, the Company's sole shareholder, and TDZ Holdings Inc., an affiliated company. The Company carries the debt which has interest terms of 7.5%, with no fixed repayment terms and matures in April 2009. Accrued interest was capitalized as debt. In 2004 this amounted to $491 (U.S.$408) (2003—nil).

  (iii)
  The Company has a 7.5% mortgage payable, against which two real estate properties are pledged as collateral. There are monthly blended principal and interest payments of $29 until maturity, in April 2009.

(c)
Vendor financing

  During the year, the Company borrowed from its suppliers to finance rental fleet purchases. Fixed interest rates charged on these notes range from 4.5% to 8.0% and the notes mature between 2005 and 2007. Collateral is a specific charge over rental equipment amounting to $7,481. A portion of the notes were financed in U.S. dollars amounting to $726 (U.S.$603).

(d)
Capital lease obligations

  Obligations under capital leases bear interest at fixed rates from 8% to 13% and mature between 2005 and 2007. Repayments are $3,067 in 2005, $864 in 2006, and $478 in 2007. Interest included in these repayments amounts to $367.

(e)
Restructured and other debt

  On November 28, 2001, the Company signed the 2001 Amended and Restated Aluma Debt Restructuring Agreement (the "2001 DRA") covering the majority of its debt. The 2001 DRA consolidated and modified previous restructuring agreements, the last of which was signed April 27, 1999.

  As part of the 2001 DRA, the Company transferred debt and issued promissory notes (the "Promissory Notes") to Nualt (note 10(a)). The Company also acquired a non-interest bearing payable to Nualt with no set terms of repayment (note 10(b)).

  The proceeds of the debt financing from WFF were used to discharge the restructured debt, the Promissory Notes due to Nualt (note 10(a)), to pay down the outstanding credit facility (note 6) and to pay any legal and financing fees.

(f)
Long-term debt repayments in each of the next five years and thereafter are as follows:

2005	$13,613
2006	7,825
2007	7,225
2008	6,724
2009	46,330
Thereafter	—

81,717

(g)
Interest expense

        Interest expense includes interest on long-term debt and obligations under capital lease of $5,631 (2003—$1,340; 2002—$2,149) and interest on the Promissory Notes (note 10(c)) of $1,096 (2003—$4,005; 2002—$4,076).

6.    BANK INDEBTEDNESS

        An operating facility has been obtained from WFF consisting of a revolving loan and letters of credit, to a maximum of $30,000 to be limited by margin calculations on accounts receivable and inventory.

        Various interest options are available to the Company for the above credit facilities ranging from U.S. prime plus 1% to U.S. LIBOR plus 9%. Interest is payable on a monthly basis for prime debt with LIBOR contracts payable every 90 days.

        The balance consists of the following:

	2004	2003
CAD operating line	$222	$9,506
USD operating line—U.S. $6,418 (2003—U.S. $4,810)	7,725	6,216

	7,947	15,722
Less amount classified as long-term (note 5(e))	—	13,000

	7,947	2,722

7.    OTHER ASSETS

	2004	2003
Notes receivable from Aluma Participacoes Ltda. (Brazil)—cost	$36	$305
Mortgage receivable from affiliated company (U.S. $3,168) (note 7(a))	3,812	4,485
Long-term trade receivables	—	1,119
Deferred financing fees (net of amortization) (note 7(b))	4,041	—

	7,889	5,909

(a)
Mortgage receivable from affiliated company

        In 2003 the Company initiated a plan to secure four properties to acquire the majority of an obligation in default from an affiliated company. As part of this plan, the Company borrowed U.S.$3,470 from a third party (note 5(b)(i)) and used these funds to purchase certain mortgage receivables and related securities on the properties. The mortgage receivable bears a fixed rate of interest at 7.50% and matures in April 2009.

(b)
Deferred financing fees

        The Company capitalized costs relating to obtaining bank and other debt financing for $4,668 (2003—nil; 2002—nil). Amortization of deferred financing fees for 2004 amounted to $628 (2003—nil; 2002—nil). Accumulated amortization as at December 31, 2004 amounted to $628 (2003—nil).

8.    BUSINESS RESTRUCTURING AND OTHER EXPENSES AND PROVISIONS

        As a result of efforts to improve profitability, the Company initiated business restructurings in the last few years and recorded expenses and provisions as described below:

	2004	2003
Expenses consist of the following:
In 2004 the Company restructured within its corporate department	$415	$—
In 2004 the Company received a distribution from a bankrupt affiliate	(488)	—
Professional fees and other costs relating to various debt restructuring activities	434	1,495
Severance and other costs related to 2003 business restructuring	315	317
Costs relating to the sale of Swingstage and U.S. Commercial Scaffolding business in 2003	—	1,207
Restructuring charge for additional interest and legal fees in connection with the outstanding obligation as part of a plan to acquire four properties from an affiliate	143	619
Business restructuring programs prior to 2003	(108)	389

	711	4,027

Provisions consist of the following:
In 2004 the Company restructured within its corporate department	210	—
Professional fees and other costs relating to various debt restructuring activities	109	—
Business restructuring programs prior to 2003	206	629

	525	629

9.    LONG-TERM INCENTIVE PLAN

        The Company grants phantom share units to certain directors, executive officers and employees on a discretionary basis under a long-term incentive plan. The phantom units generally vest 25% a year over a four-year period after the date of the award. Cash payouts, which are made only on retirement, employee termination, death of the participant, or full vesting of the phantom award amount, are based on the number of vested phantom units held by the participant multiplied by the change in the value of the phantom units from the award date to the payout date. The value of the phantom units is calculated using an internal formula based on a defined income amount and defined long-term debt. In the event of a sale of the Company, all the phantom units become fully vested and the value of such units are determined with reference to the sale transaction price.

        As at December 31, 2004, there were 900,000 (2003—522,500) phantom units outstanding of which 302,500 (2003—159,375) have vested. During 2004, the Company issued 377,500 phantom units (2003—375,000; 2002—57,500). In 2004 the Company expensed $2,396 relating to the above noted plan (2003—$515; 2002—nil). The amount accrued for the long-term incentive plan is $2,911 (2003—$515), of which $2,122 (2003—nil) is included in trade accounts payable and accrued liabilities and $789 (2003—$515; 2002—nil) is included in other liabilities.

10.    RELATED PARTY TRANSACTIONS

        The Company conducts business transactions with related parties. Related parties include Nualt and enterprises controlled by shareholders with significant influence over Nualt (collectively the "Affiliates"). The amounts due to/from related parties and particulars of the transactions during the year in addition to amounts disclosed in note 5(e) and note 7(a) are as follows:

(a)
Notes payable to parent company

	2004	2003
Notes payable to parent company	$—	$42,200

        In 2004 the Company paid off the Promissory Notes due to Nualt in the amount of $42,200 (note 5(e)).

(b)
Amounts due to related parties consist of the following:

	2004	2003
Trade accounts payable to affiliates	$9	$101
Non-interest bearing payable to Nualt (note 5(e))	443	3,215

	452	3,316

(c)
Transactions during the year are as follows:

	2004	2003	2002
Rent, management fees and legal fees	$1,462	$1,752	$1,880
Interest expense (net)	775	4,005	4,076

  Costs are charged to the Company on the basis of costs incurred by the related parties in respect of such services. Interest of $1,096 (2003—$4,005; 2002—$4,076) was charged by Nualt on the Promissory Notes (note 10(a)) issued on November 28, 2001. Interest income of $321 (2003—nil; 2002—nil) was recorded on a mortgage receivable (note 7(a)) from an affiliated company.

11.    INCOME TAXES

(a)
Earnings (loss) before income taxes

        Earnings (loss) before income taxes by tax jurisdiction are comprised of the following:

	2004	2003	2002
Canada	$14,681	$28,127	$5,011
United States	(8,796)	(27,059)	(10,570)

	5,885	1,068	(5,559)

(b)
Provision for income taxes

        The Company is subject to income taxes in both Canada and the United States. The Company does not provide for income taxes on a current basis due to the availability of cumulative operating losses to reduce income taxes payable.

	2004	2003	2002
Major components of income tax expense include:
Payable (recovery) based on combined federal and provincial income tax rates	$1,781	$400	$(2,363)
Recognition of previously unrecognized tax losses carried forward	(10,550)	(19,151)	(3,641)
Reduction in income tax recovery resulting from benefit of tax losses not recognized	8,769	18,751	6,004
Large corporation tax and other	87	284	809

	87	284	809

        The provision for income taxes would differ from the amount that would have resulted by applying Canadian federal and weighted average provincial statutory income tax rates of approximately 36% to income (loss) as described in the table below.

	2004	2003	2002
Income tax provision calculated using statutory tax rates	$2,125	$391	$(2,170)
Effect of permanent differences	(1,489)	4,755	2,287
Reduction (increase) in future income tax recoveries due to change in statutory rate	205	5,142	(43)
Effect of exchange on foreign temporary differences	4,239	18,655	(4,254)
Effect of difference in statutory rates of foreign subsidiaries	(468)	(603)	(536)
Increase in future income taxes resulting from temporary differences not previously recognized	(179)	(12,729)	(8,706)
Increase (reduction) in application of valuation allowance	(4,452)	(15,657)	13,496
Other provisions	19	46	(74)
Large corporation tax and other	87	284	809

Consolidated income tax provision	87	284	809

(c)
Future tax balances

        The tax effect of significant temporary differences is as follows:

	2004	2003
Unrealized exchange gain	$5,580	$—

Future tax liability—current	5,580	—

Rental equipment, property and equipment and assets held for sale	24,095	29,267

Future tax liability—long-term	24,095	29,267

Total future income tax liabilities	29,675	29,267

Accounts payable and accrued liabilities	4,222	4,129

Unrealized exchange loss	3,310	—

Future tax assets—current	7,532	4,129

Deferred financing costs	123	443
Non-capital losses carried forward	86,471	93,345
Valuation allowance	(64,698)	(69,150)

Future tax assets—long-term	21,896	24,638

Total future tax assets	29,428	28,767

Net future tax liability	247	500

(d)
Net operating losses available

        The Company and its subsidiaries have accumulated income tax losses available which can be applied against future taxable income. The losses in Canadian dollars due to expire in the next five years and thereafter are as follows:

	United States	Canada
2005	$27,211	$1,875
2006	21,026	3,418
2007	32,118	896
2008	15,748	4,662
2009	67,078	11,735
Thereafter	24,858	15,539

	188,039	38,125

12.    SHAREHOLDER'S EQUITY

	2004	2003
Share capital
Authorized
Unlimited common shares with no par value
Issued
10,000 common shares	86,124	86,124
Deficit	(17,652)	(23,450)

	68,472	62,674

13.    SUPPLEMENTARY CASH FLOW INFORMATION

(a)
Adjustments to non-cash items consist of the following:

	2004	2003	2002
Depreciation and amortization	$18,280	$17,273	$19,227
Amortization of capital lease	161	11	—
Gain on sale of rental equipment	(8,864)	(7,887)	(5,964)
Loss on disposal of fixed assets	152	—	—
Write-down of other assets	—	1,663	—
Increase (decrease) in business restructuring provisions	(91)	(836)	1,954
Foreign exchange gain on restructuring provisions	(13)	(1,018)	(78)
Foreign exchange gain on debt	(3,876)	(1,762)	(183)
Foreign exchange loss (gain) on assets held for sale	308	347	(717)
Future income taxes	(2,430)	(4,005)	4,259
Interest accrued in notes payable to parent company	1,096	4,005	4,076
Charges accrued in term and restructured debt	5,605	1,490	2,403
Deferred gain on sale leaseback	(769)	—	—
Loss on parent debt obligation	6,131	—	—

	15,690	9,281	24,977

(b)
Net change in non-cash working capital balances:

	2004	2003	2002
Trade and other accounts receivable	$(3,909)	$(3,343)	$5,660
Inventory	(513)	1,053	(316)
Prepaid expenses and deposits	(2,097)	650	(625)
Trade accounts payable and accrued liabilities	12,538	4,831	(5,454)
Due to related parties	(2,864)	(273)	26
Future income taxes	2,177	4,005	(4,259)

	5,332	6,923	(4,968)

(c)
Cash income taxes paid net of cash income taxes refunded during the year amounted to $457 (2003—$126; 2002—$114) cash income taxes refunded net of cash income taxes paid.

(d)
Cash interest paid during the year amounted to $8,146 (2003—$4,686; 2002—$4,457).

(e)
In 2003, the Company entered into a transaction resulting in a transfer of $7,004 (U.S.$5,419) from the business restructuring provision to long-term debt (note 5(b)(ii)).

14.    FINANCIAL INSTRUMENTS

(a)
Fair value

        Financial instruments are contracts that may give rise to both financial assets and financial liabilities. In these consolidated financial statements, these include cash, trade and other accounts receivable, bank indebtedness, trade accounts payable and accrued liabilities, amounts due to related parties and current and long-term debt, and guarantees. The carrying value of these items approximates fair value unless otherwise indicated.

(b)
Credit risk

        The Company is subject to risk of non-payment of accounts receivable. The Company, in the normal course of business, continuously monitors the financial condition of its customers and reviews the credit history of each new customer. The Company establishes an allowance for doubtful accounts that corresponds to the specific credit risk of its customers, historical trends and other information on the state of the economy.

        In addition, the Company believes that the geographic diversity of its customer base is instrumental in reducing its credit risk, as well as the impact on the Company of fluctuations in local market demand. The Company does not believe that it is exposed to an unusual level of customer credit risk.

(c)
Foreign exchange risk

        Through its operating subsidiaries, the Company undertakes sales and purchase transactions in foreign currencies, and therefore is subject to gains and losses due to fluctuations in foreign currencies.

15.    SIGNIFICANT CUSTOMERS

        In 2004, sales to the Company's largest customer amounted to 23% of overall revenues (2003—18%; 2002—12%). There are no other customers with revenues greater than 10% of overall revenues. The above customer at December 31, 2004 accounted for 16% of the total accounts receivable balance (2003—8%; 2002—4%).

16.    COMMITMENTS AND CONTINGENCIES

(a)
The Company is committed under operating lease agreements to future annual rental payments. The minimum annual amounts in Canadian dollars, with U.S. dollar leases translated at current rates of exchange, are as follows:

	Due to affiliates	Due to others	Total
2005	$1,210	$4,191	$5,401
2006	1,210	2,600	3,810
2007	1,210	1,456	2,666
2008	1,210	607	1,817
2009	1,105	410	1,515
Thereafter	5,002	890	5,892

	10,947	10,154	21,101

(b)
The Company has guaranteed Nualt debt obligations of $155,558 inclusive of applicable interest (2003—$196,833). During 2004, a total of $46,173 (2003—$4,073) in debt payments was made on behalf of Nualt (note 10(a) and 10(b)). Under an amendment to the 2001 DRA (note 5(e)) made upon the signing of the agreement with WFF in 2004 (note 5(a)) the Company has also agreed to pay $150 monthly on behalf of Nualt's debt obligations to April 9, 2009. The Company accrued the net present value of these payments which amounted to $6,574 (2003—nil). Payments are first applied to its non-interest bearing note with Nualt of $443 (note 10(b)). In addition, the Company has accrued in current liabilities $1,282 (2003—nil) and in non-current liabilities $4,849 (2003—nil). After April 9, 2009 or on sale of the Company or its assets, the Company could be required to perform under the guarantee and Nualt's lenders would have security on the assets of the Company. Whether the Company would be required to perform under the guarantee or an estimate of the amount that would be paid as a result of this contingent liability is not determinable (note 2).

(c)
The Company is contingently liable for $3,164 (2003—$7,012) of which $2,264 (U.S.$1,881) is denominated in $U.S. in letters of credit and for $493 (U.S.$410) (2003—$399) in document collection orders issued in the normal course of business (note 6).

(d)
The Company is contingently liable with respect to litigation and claims, which arise from time to time in the normal course of business. In the opinion of management, any liabilities that may arise from such contingencies are being adequately reserved and would not have a significant adverse effect on the consolidated financial statements of the Company. The amount of the final settlement of these claims is subject to future events including negotiations with the claimants and decisions arising out of court proceedings, and could be materially different from the estimate provided in these consolidated financial statements.

(e)
From time to time, the Company enters into buy-back agreements with customers. Should the customers exercise their options, the Company would be committed to spend a maximum of $1,035 in 2005 to buy back rental equipment (2003—$2,724).

17.    SEGMENTED INFORMATION

        The Company's operations are composed of the following segments:

    The Concrete Construction segment includes the activities of forming, shoring, engineering and pre-assembly services.

    The Industrial Services segment provides access technologies, labour services and project management to customers involved in large capital projects, turnarounds and maintenance programs.

    The Corporate segment is responsible for the management of the Company's cash and investment portfolio, long-term debt, certain other non-producing assets, and provides management, administrative and support services to the Company's other two segments.

        The reportable segments determined by management are strategic operating units that are organized to match the requirements of the Company's customers in each market. They are managed separately, because, among other reasons, the equipment utilized by each segment and the competencies associated with providing their respective customer solutions are both different.

        Management assesses the performance of each segment based on its operating earnings before depreciation, amortization, interest, foreign exchange and restructuring costs.

        The accounting policies of the segments are the same as described in the significant accounting policies in note 1.

        The following tables include information on the consolidated balance sheet and the consolidated statement of operations and related geographic information.

CONSOLIDATED BALANCE SHEET

	As at December 31, 2004
	Concrete Construction	Industrial Services	Corporate	Consolidated
ASSETS
Current
Cash	$—	$—	$4,696	$4,696
Trade and other accounts receivable	13,985	25,321	529	39,835
Inventory	1,494	1,002	—	2,496
Prepaid expenses and deposits	408	354	2,334	3,096
Future income taxes	—	—	7,532	7,532

Total current assets	15,887	26,677	15,091	57,655
Rental equipment, net	87,991	52,010	—	140,001
Property and equipment, net	729	793	4,443	5,965
Future income taxes	—	—	21,896	21,896
Other assets	—	—	7,889	7,889

	104,607	79,480	49,319	233,406

LIABILITIES AND SHAREHOLDER'S EQUITY
Current
Bank indebtedness	$—	$—	$7,947	$7,947
Trade accounts payable and accrued liabilities	11,083	9,607	15,215	35,905
Business restructuring provisions	—	—	525	525
Due to related parties	—	—	452	452
Current portion of long-term debt	—	—	13,613	13,613
Future income taxes	—	—	5,580	5,580

Total current liabilities	11,083	9,607	43,332	64,022
Long-term debt	—	—	68,104	68,104
Other liabilities	1,038	—	7,675	8,713
Future income tax liabilities	—	—	24,095	24,095

Total liabilities	12,121	9,607	143,206	164,934
Shareholder's equity	—	—	68,472	68,472

	12,121	9,607	211,678	233,406

CONSOLIDATED BALANCE SHEET

	As at December 31, 2003
	Concrete Construction	Industrial Services	Corporate	Consolidated
ASSETS
Current
Cash	$—	$—	$2,920	$2,920
Trade and other accounts receivable	14,284	21,312	330	35,926
Inventory	1,401	546	36	1,983
Prepaid expenses and deposits	231	329	439	999
Future income taxes	—	—	4,129	4,129

Total current assets	15,916	22,187	7,854	45,957
Rental equipment, net	77,588	45,421	—	123,009
Property and equipment, net	616	962	4,369	5,947
Future income taxes	—	—	24,638	24,638
Other assets	—	—	5,909	5,909

	94,120	68,570	42,770	205,460

LIABILITIES AND SHAREHOLDER'S EQUITY
Current
Bank indebtedness	$—	$—	$2,722	$2,722
Trade accounts payable and accrued liabilities	7,214	7,313	7,558	22,085
Business restructuring provisions	—	—	629	629
Due to related parties	—	—	3,316	3,316
Current portion of long-term debt	—	—	11,285	11,285

Total current liabilities	7,214	7,313	25,510	40,037
Long-term debt	—	—	27,852	27,852
Notes payable to parent company	—	—	42,200	42,200
Other liabilities	—	—	3,430	3,430
Future income tax liabilities	—	—	29,267	29,267

Total liabilities	7,214	7,313	128,259	142,786
Shareholder's equity	—	—	62,674	62,674

	7,214	7,313	190,933	205,460

CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended December 31, 2004
	Concrete Construction	Industrial Services	Corporate	Consolidated
Revenues	$95,209	$180,741	$—	$275,950
Cost of sales	30,633	111,768	—	142,401

Gross profit	64,576	68,973	—	133,549
Yard, selling and administrative expenses	43,600	32,213	21,951	97,764

Income before undernoted items	20,976	36,760	(21,951)	35,785
Depreciation and amortization	8,057	9,018	1,366	18,441
Interest expense, net	—	—	8,688	8,688
Business restructuring and other expenses	—	—	711	711
Loss on parent debt obligation	—	—	6,131	6,131
Foreign exchange gain	—	—	(4,071)	(4,071)

Income (loss) before income taxes	12,919	27,742	(34,776)	5,885
Provision for income taxes	—	—	87	87

Net income (loss) for the year	12,919	27,742	(34,863)	5,798

	Year ended December 31, 2003
	Concrete Construction	Industrial Services	Corporate	Consolidated
Revenues	$74,148	$165,288	$—	$239,436
Cost of sales	18,259	109,706	—	127,965

Gross profit	55,889	55,582	—	111,471
Yard, selling and administrative expenses	37,838	28,956	17,269	84,063

Income before undernoted items	18,051	26,626	(17,269)	27,408
Depreciation and amortization	7,702	8,621	961	17,284
Interest expense, net	—	—	8,065	8,065
Business restructuring and other expenses	—	—	4,027	4,027
Loss on parent debt obligation	—	—	—	—
Foreign exchange gain	—	—	(3,036)	(3,036)

Income (loss) before income taxes	10,349	18,005	(27,286)	1,068
Provision for income taxes	—	—	284	284

Net income (loss) for the year	10,349	18,005	(27,570)	784

	Year ended December 31, 2002
	Concrete Construction	Industrial Services	Corporate	Consolidated
Revenues	$82,202	$146,739	$—	$228,941
Cost of sales	19,437	91,626	—	111,063

Gross profit	62,765	55,113	—	117,878
Yard, selling and administrative expenses	42,758	33,286	16,142	92,186

Income before undernoted items	20,007	21,827	(16,142)	25,692
Depreciation and amortization	7,687	8,604	2,936	19,227
Interest expense, net	—	—	7,663	7,663
Business restructuring and other expenses	—	—	5,155	5,155
Foreign exchange gain	—	—	(794)	(794)

Income (loss) before income taxes	12,320	13,223	(31,102)	(5,559)
Provision for income taxes	—	—	809	809

Net income (loss) for the year	12,320	13,223	(31,911)	(6,368)

OTHER INFORMATION

Rental revenue

        Revenues include rental revenue of $58,779 in the Concrete Construction division (2003—$51,280; 2002—$57,697) and $53,134 in the Industrial Services division (2003—$38,087; 2002—$41,851).

Significant customer

        In 2004, sales to the Company's largest customer (Industrial Services) amounted to 23% of overall revenues (2003—18%; 2002—13%). There are no other customers with revenues greater than 10% of overall revenues.

        The breakdown of the Company's additions to property and equipment is as follows:

	Year ended December 31, 2004
	Concrete Construction	Industrial Services	Corporate	Consolidated
Rental fleet additions	$22,274	$18,856	$—	$41,130
Property and equipment additions	228	175	505	908

	22,502	19,031	505	42,038

	Year ended December 31, 2003
	Concrete Construction	Industrial Services	Corporate	Consolidated
Rental fleet additions	$6,964	$7,050	$—	$14,014
Property and equipment additions	126	295	65	486

	7,090	7,345	65	14,500

	Year ended December 31, 2002
	Concrete Construction	Industrial Services	Corporate	Consolidated
Rental fleet additions	$9,611	$18,872	$—	$28,483
Property and equipment additions	288	382	296	966

	9,899	19,254	296	29,449

Geographic information

	2004	2003	2002
Sales:
Canada	$174,290	$155,388	$127,190
United States	82,845	75,874	95,670
International	18,815	8,174	6,081

	275,950	239,436	228,941

	2004	2003
Net capital equipment:
Canada	$70,288	$62,040
United States	69,133	64,460
International	6,545	2,456

	145,966	128,956

18.    COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

        The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2004 consolidated financial statements.

19.    RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which differ in certain respects from accounting principles generally accepted in the United States ("U.S. GAAP"). The significant differences are described below along with their effect on the consolidated financial statements.

Consolidated Balance Sheet—Long-Term Liabilities

	2004	2003
Canadian GAAP—long-term debt	$68,104	$27,852
Reduction in carrying value of restructured debt not recognized (a)	160,368	160,368
Interest expense on restructured debt (b)	—	181

U.S. GAAP—long-term debt	228,472	188,401

Consolidated Balance Sheet—Shareholder's Equity (Deficiency)

	2004	2003
Canadian and U.S. GAAP—share capital	$86,124	$86,124

Canadian GAAP—contributed surplus	—	—
Contributed surplus not recognized under Canadian GAAP (a)	6,396	6,396

U.S. GAAP—contributed surplus	6,396	6,396

Canadian GAAP—deficit	(17,652)	(23,450)
Deficit of predecessor company to be recognized (c)	(203,122)	(203,122)
Interest expense on restructured debt (b)	44,905	44,724

U.S. GAAP—deficit	(175,869)	(181,848)

Canadian GAAP—accumulated other comprehensive income	—	—
Cumulative translation adjustment (c)	(8,547)	(8,547)
U.S. GAAP—accumulated other comprehensive income	(8,547)	(8,547)

Total U.S. GAAP—shareholder's deficiency	(91,896)	(97,875)

Consolidated Statement of Operation

	2004	2003	2002
Canadian GAAP—net income (loss) for the year	$5,798	$784	$(6,368)
Interest expense on restructured debt (b)	181	1,012	1,807

U.S. GAAP—net income (loss) for the year	5,979	1,796	(4,561)

Consolidated Statement of Cash Flows

	2004	2003	2002
Canadian GAAP—net change in non-cash items	$15,690	$9,281	$24,977
Interest expense on restructured debt (b)	(181)	(1,012)	(1,807)

U.S. GAAP—net change in non-cash items	15,509	8,269	23,170

(a)
In 1996, the Company was incorporated as part of a debt restructuring arrangement (("DRA") as a subsidiary of Aluma Systems Corp. ("ASC"), the predecessor company of Nualt. As part of the

  DRA, ASC sold its net operating assets to the Company in exchange for equity and the assumption by the Company of certain long-term restructured debt obligations. Under Canadian GAAP, the Company's corporate restructuring was accounted for after giving effect to the debt restructuring arrangement and the Company recorded an opening restructured debt liability of $121,508.

  Under U.S. GAAP, the Company is required to account for the restructured debt in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring" ("SFAS 15"), which requires that the Company not reduce the carrying amount of any debt unless the sum of all future cash flows payable under terms of the new debt arrangement, including potential contingent payments, are less than the carrying value of the debt. As part of the DRA the Company had guaranteed the repayment of a portion of ASC's debt, fees and interest on that portion payable by Nualt, resulting in the total future cash payments exceeding the then carrying amount of debt of $326,781. Accordingly, under U.S. GAAP, the restructured debt was recorded in the Company at its original carrying value.

(b)
SFAS 15 requires that in the case that total future cash payments, excluding any not probable contingent payments under the terms of a restructured debt are less than the carrying amount of the debt, all cash payments under the terms of the restructured debt arrangement are accounted for as reductions of the liability, and no interest expense incurred in connection with the restructured debt is recognized over the remaining life of the debt. The Company's total future cash payments, excluding contingent amounts representing amounts payable by Nualt and guaranteed by the Company, considered not probable are less than the carrying amount of the restructured debt. As a result, interest expenses of $44,905 incurred on the restructured debt paid up to December 31, 2004, have not been recognized as expenses but have reduced the carrying value of debt.

(c)
Under Canadian GAAP, after the 1996 restructuring, the Company commenced operations on incorporation by recording opening balances after giving effect to the restructuring. Under U.S. GAAP, the carrying values of the components of shareholder's deficiency in ASC have been carried forward in the accounts of the Company, resulting in the continued recognition of the cumulative translation adjustment debit balance, contributed surplus for the related party payables that were not assumed by the Company as part of the DRA and the deficit of the predecessor company. Under U.S. GAAP, cumulative translation adjustments are included in accumulated other comprehensive income.

(d)
U.S. GAAP requires that depreciation and amortization, interest, foreign exchange and restructuring expenses be included in the determination of income before income taxes and does not permit the disclosure of a subtotal of income before such items in the consolidated statements of operations.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table shows the expenses to be incurred in connection with the offering described in this post-effective amendment to the registration statement, all of which will be paid by the registrant. All amounts are estimates.

Accounting fees and expenses	$20,000
Legal fees and expenses	50,000
Printing and filing expenses	5,000

Total	$75,000

Item 14. Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

        Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        Brand Services' certificate of incorporation provides that Brand Services' directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Brand Services and Brand Services' stockholders to the fullest extent permitted by the DGCL. This provision in the certificate of incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Brand Services and Brand Services' stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        Further, Brand Services' certificate of incorporation provides that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Brand Services, shall be indemnified and held harmless by Brand Services to the fullest extent permitted by the DGCL. The right to indemnification provided in Brand Services' certificate of incorporation also includes a right to be paid by Brand Services the expenses incurred in connection with any such proceeding in advance to the fullest extent permitted by the DGCL. The indemnification provisions contained in Brand Services' certificate of incorporation shall be considered a contract right and are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 15. Recent Sales of Unregistered Securities.

        Since January 1, 2003, Brand Services has not sold any securities without registration under the Securities Act of 1933.

        Brand Services is a wholly-owned subsidiary of Brand Energy and since January 1, 2003, Brand Energy has sold the following securities without registration under the Securities Act of 1933:

    •
    In July 2005, Brand Energy sold 30,000 shares of its non-voting cumulative redeemable Series A preferred stock for an aggregate offering price of $30,000,000 to the following: 4,055 shares of its non-voting cumulative redeemable Series A preferred stock to J.P. Morgan Partners Global Investors, L.P.; 2,036 shares of its non-voting cumulative redeemable Series A preferred stock to J.P. Morgan Partners Global Investors (Cayman), L.P.; 623 shares of its non-voting cumulative redeemable Series A preferred stock to J.P. Morgan Partners Global Investors A, L.P.; 228 shares of its non-voting cumulative redeemable Series A preferred stock to J.P. Morgan Partners Global Investors (Cayman) II, L.P.; 21,685 shares of its non-voting cumulative redeemable Series A preferred stock to J.P. Morgan Partners (BHCA), L.P.; and 1,373 shares of its non-voting cumulative redeemable Series A preferred stock to J.P. Morgan Partners Global Investors (Selldown), L.P. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

        There were no underwriters employed in connection with any of the transactions set forth in this Item 15. The recipients of securities in each such transactions represented their intention to acquire the securities for investment only and not with a view to any distribution thereof. Appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients were given the opportunity to ask questions and receive answers from representatives of Brand Energy concerning the business and financial affairs of Brand Energy and its subsidiaries. Each of the recipients that were employees of Brand Energy or its subsidiaries had access to such information through their employment with Brand Energy or its subsidiaries.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits

  See the exhibit index, which is incorporated herein by reference.

(b)
Financial Statement Schedules

  None.

Item 17. Undertakings.

        Each of the undersigned registrants hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (5)   To respond to requests for information that is incorporated by reference into the prospectus within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          (6)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Brand Services, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

BRAND SERVICES, INC.
By:	/s/ ANTHONY A. RABB Anthony A. Rabb Chief Financial Officer and Vice President, Finance

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint Paul T. Wood and Anthony A. Rabb and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ PAUL T. WOOD Paul T. Wood Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ ANTHONY A. RABB Anthony A. Rabb Chief Financial Officer and Vice President, Finance (Principal Financial and Accounting Officer)
/s/ JOHN V. BRECKENRIDGE John V. Breckenridge Chairman
/s/ CHRISTOPHER C. BEHRENS Christopher C. Behrens Director

/s/ BARRY J. GOLDSTEIN Barry J. Goldstein Director
/s/ DAVID R. HANG David R. Hang Director
/s/ JOHN HORTON John Horton Director
/s/ JEFFREY G. MARSHALL Jeffrey G. Marshall Director
/s/ DELBERT L. WILLIAMSON Delbert L. Williamson Director

        Pursuant to the requirements of the Securities Act of 1933, Brand Energy & Infrastructure Services, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
By:	/s/ ANTHONY A. RABB Anthony A. Rabb Chief Financial Officer and Vice President, Finance

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint Paul T. Wood and Anthony A. Rabb and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ PAUL T. WOOD Paul T. Wood Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ ANTHONY A. RABB Anthony A. Rabb Chief Financial Officer and Vice President, Finance (Principal Financial and Accounting Officer)
/s/ JOHN V. BRECKENRIDGE John V. Breckenridge Chairman
/s/ CHRISTOPHER C. BEHRENS Christopher C. Behrens Director

/s/ BARRY J. GOLDSTEIN Barry J. Goldstein Director
/s/ DAVID R. HANG David R. Hang Director
/s/ JOHN HORTON John Horton Director
/s/ JEFFREY G. MARSHALL Jeffrey G. Marshall Director
/s/ DELBERT L. WILLIAMSON Delbert L. Williamson Director

        Pursuant to the requirements of the Securities Act of 1933, Brand Scaffold Services, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, May 4, 2006.

BRAND SCAFFOLD SERVICES, LLC
By:	/s/ GEORGE R. BISSEL George R. Bissel President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ GEORGE R. BISSEL George R. Bissel Manager and President (Principal Executive Officer)
/s/ WILLIAM RYAN William Ryan Treasurer (Principal Financial and Accounting Officer)
/s/ BRUCE J. COURT Bruce J. Court Manager
/s/ GEORGE R. FLECK George R. Fleck Manager

        Pursuant to the requirements of the Securities Act of 1933, Brand Scaffold Rental & Erection, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

BRAND SCAFFOLD RENTAL & ERECTION, LLC
By:	/s/ JOHN A. DURKEE John A. Durkee President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ JOHN A. DURKEE John A. Durkee Manager and President (Principal Executive Officer)
/s/ KIRK PRICE Kirk Price Treasurer (Principal Financial and Accounting Officer)
/s/ GEORGE R. FLECK George R. Fleck Manager
/s/ GUY S. HUELAT Guy S. Huelat Manager

        Pursuant to the requirements of the Securities Act of 1933, Brand Scaffold Builders, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

BRAND SCAFFOLD BUILDERS, LLC
By:	/s/ JAMES M. MCGEE James M. McGee President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ JAMES M. MCGEE James M. McGee Manager and President (Principal Executive Officer)
/s/ WILLIAM RYAN William Ryan Treasurer (Principal Financial and Accounting Officer)
/s/ GEORGE R. FLECK George R. Fleck Manager
/s/ GEORGE R. BISSEL George R. Bissel Manager

        Pursuant to the requirements of the Securities Act of 1933, Scaffold-Jax, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

SCAFFOLD-JAX, INC.
By:	/s/ JAMES M. MCGEE James M. McGee President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ JAMES M. MCGEE James M. McGee Director and President (Principal Executive Officer)
/s/ DONNA VAN LEUVEN Donna Van Leuven Treasurer (Principal Financial and Accounting Officer)
/s/ GEORGE R. FLECK George R. Fleck Director
/s/ BRUCE J. COURT Bruce J. Court Director

        Pursuant to the requirements of the Securities Act of 1933, Brand Scaffold Erectors, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

BRAND SCAFFOLD ERECTORS, INC.
By:	/s/ JAMES M. MCGEE James M. McGee President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ JAMES M. MCGEE James M. McGee President (Principal Executive Officer)
/s/ IRATE W. CHAN Irate W. Chan Treasurer (Principal Financial and Accounting Officer)
/s/ BRUCE J. COURT Bruce J. Court Director
/s/ GEORGE R. FLECK George R. Fleck Director
/s/ WILLIAM RYAN William Ryan Director

        Pursuant to the requirements of the Securities Act of 1933, Scaffold Building Services, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

SCAFFOLD BUILDING SERVICES, INC.
By:	/s/ JAMES M. MCGEE James M. McGee President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ JAMES M. MCGEE James M. McGee Director and President (Principal Executive Officer)
/s/ WILLIAM RYAN William Ryan Director and Treasurer (Principal Financial and Accounting Officer)
/s/ GEORGE R. FLECK George R. Fleck Director

        Pursuant to the requirements of the Securities Act of 1933, Brand Special Events, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

BRAND SPECIAL EVENTS, INC.
By:	/s/ GEORGE R. FLECK George R. Fleck President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ GEORGE R. FLECK George R. Fleck Director and President (Principal Executive Officer)
/s/ DONNA VAN LEUVEN Donna Van Leuven Director and Treasurer (Principal Financial and Accounting Officer)
/s/ WILLIAM RYAN William Ryan Director

        Pursuant to the requirements of the Securities Act of 1933, Mike Brown Grandstands, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

MIKE BROWN-GRANDSTANDS, INC.
By:	/s/ GEORGE R. FLECK George R. Fleck President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ GEORGE R. FLECK George R. Fleck Director and President (Principal Executive Officer)
/s/ DONNA VAN LEUVEN Donna Van Leuven Director and Treasurer (Principal Financial and Accounting Officer)
/s/ BRUCE J. COURT Bruce J. Court Director

        Pursuant to the requirements of the Securities Act of 1933, Kwikrig, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, May 4, 2006.

KWIKRIG, INC.
By:	/s/ DONNA VAN LEUVEN Donna Van Leuven President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ DONNA VAN LEUVEN Donna Van Leuven Director and President (Principal Executive Officer)
/s/ WILLIAM RYAN William Ryan Treasurer (Principal Financial and Accounting Officer)
/s/ BRUCE J. COURT Bruce J. Court Director
/s/ GEORGE R. FLECK George R. Fleck Director

        Pursuant to the requirements of the Securities Act of 1933, Brand Staffing Services, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

BRAND STAFFING SERVICES, INC.
By:	/s/ GEORGE R. FLECK George R. Fleck President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ GEORGE R. FLECK George R. Fleck Director and President (Principal Executive Officer)
/s/ DONNA VAN LEUVEN Donna Van Leuven Director and Treasurer (Principal Financial and Accounting Officer)
/s/ BRUCE J. COURT Bruce J. Court Director

        Pursuant to the requirements of the Securities Act of 1933, Skyview Staffing, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

SKYVIEW STAFFING, INC.
By:	/s/ GEORGE R. FLECK George R. Fleck President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ GEORGE R. FLECK George R. Fleck Director and President (Principal Executive Officer)
/s/ WILLIAM RYAN William Ryan Director and Treasurer (Principal Financial and Accounting Officer)
/s/ BRUCE J. COURT Bruce J. Court Director

        Pursuant to the requirements of the Securities Act of 1933, Hightower Staffing, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

HIGHTOWER STAFFING, INC.
By:	/s/ BRUCE J. COURT Bruce J. Court President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ BRUCE J. COURT Bruce J. Court President (Principal Executive Officer)
/s/ WILLIAM RYAN William Ryan Director and Treasurer (Principal Financial and Accounting Officer)
/s/ GEORGE R. FLECK George R. Fleck Director
/s/ GUY S. HUELAT Guy S. Huelat Director

        Pursuant to the requirements of the Securities Act of 1933, Brandcraft Labor, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

BRANDCRAFT LABOR, INC.
By:	/s/ GEORGE R. FLECK George R. Fleck President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ GEORGE R. FLECK George R. Fleck Director and President (Principal Executive Officer)
/s/ WILLIAM RYAN William Ryan Director and Treasurer (Principal Financial and Accounting Officer)
/s/ BRUCE J. COURT Bruce J. Court Director

        Pursuant to the requirements of the Securities Act of 1933, Skyview Safety Services, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 4, 2006.

SKYVIEW SAFETY SERVICES, INC.
By:	/s/ GEORGE R. FLECK George R. Fleck President

POWER OF ATTORNEY

        Each of the undersigned does hereby constitute and appoint George R. Fleck his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as he may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2006.

/s/ GEORGE R. FLECK George R. Fleck Director and President (Principal Executive Officer)
/s/ WILLIAM RYAN William Ryan Director and Treasurer (Principal Financial and Accounting Officer)
/s/ BRUCE J. COURT Bruce J. Court Director

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Asset Purchase Agreement dated May 19, 2005, between Aluma Enterprises Inc., Aluma Systems Canada, Inc., Aluma Systems Ontario LTD., Aluma Systems USA Inc., Aluma Systems International, Inc., Aluma International, Aluma RDC Inc., 55 Costa Road Inc., 1930653 Nova Scotia Limited, Chesborough Construction Limited and Brand Services, Inc. (incorporated herein by reference to exhibit 2.1 to Current Report on Form 8-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed May 24, 2005).
2.2
Amendment to Asset Purchase Agreement (incorporated herein by reference to exhibit 2.2 to Current Report on Form 8-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed May 24, 2005).
3.1
Certificate of Incorporation of Brand Services, Inc. (incorporated herein by reference to the exhibit of the same number in Brand Services, Inc.'s Registration Statement on Form S-1, Registration Number 333-56817).
3.2
Certificate of Amendment to the Certificate of Incorporation of Brand Services, Inc. (incorporated herein by reference to the exhibit of the same number in Brand Services, Inc.'s Registration Statement on Form S-1, Registration Number 333-56817).
3.3
Amended and Restated Bylaws of Brand Services, Inc. (incorporated herein by reference to the exhibit of the same number in Brand Services Inc.'s Registration Statement on Form S-1, Registration Number 333-56817).
3.4
Second Amended and Restated Certificate of Incorporation of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) (incorporated herein by reference to exhibit 3.1 to Current Report on Form 8-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed August 4, 2005).
3.5
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) (incorporated herein by reference to exhibit 3.1 to Current Report on Form 8-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed May 1, 2006).
3.6
Form of Certificate of Incorporation of Brand Scaffold Rental & Erection, Inc., Brand Scaffold Services, Inc. and Brand Scaffold Builders, Inc. (incorporated herein by reference to exhibit 3.11 in Brand Services Inc.'s Registration Statement on Form S-4/A, Registration Number 333-102511, filed March 20, 2003).
3.7	Certificate of Conversion from a Corporation to a Limited Liability Company Pursuant to Section 266 of the Delaware General Corporate Law of Brand Scaffold Rental & Erection, Inc. (filed herewith).
3.8	Certificate of Formation of Brand Scaffold Rental & Erection, LLC (filed herewith).
3.9	Operating Agreement of Brand Scaffold Rental & Erection, LLC (filed herewith).
3.10	Certificate of Conversion from a Corporation to a Limited Liability Company Pursuant to Section 266 of the Delaware General Corporate Law of Brand Scaffold Services, Inc. (filed herewith).
3.11	Certificate of Formation of Brand Scaffold Services, LLC (filed herewith).
3.12	Operating Agreement of Brand Scaffold Services, LLC (filed herewith).

3.13	Certificate of Conversion from a Corporation to a Limited Liability Company Pursuant to Section 266 of the Delaware General Corporate Law of Brand Scaffold Builders, Inc. (filed herewith).
3.14	Certificate of Formation of Brand Scaffold Builders, LLC (filed herewith).
3.15	Operating Agreement of Brand Scaffold Builders, LLC (filed herewith).
3.16
Form of Certificate of Incorporation of Delaware subsidiary guarantors other than Brand Scaffold Rental & Erection, LLC, Brand Scaffold Services, LLC and Brand Scaffold Builders, LLC (incorporated herein by reference to exhibit 3.11 in Brand Services Inc.'s Registration Statement on Form S-4/A, Registration Number 333-102511, filed March 20, 2003).
3.17
Form of Bylaws of Delaware subsidiary guarantors (incorporated herein by reference to exhibit 3.12 in Brand Services Inc.'s Registration Statement on Form S-4/A, Registration Number 333-102511, filed March 20, 2003).
3.18
Certificate of Incorporation of Scaffold-Jax, Inc. (incorporated herein by reference to exhibit 3.6 in Brand Services Inc.'s Registration Statement on Form S-4/A, Registration Number 333-102511, filed March 20, 2003).
3.19	Bylaws of Scaffold-Jax, Inc. (incorporated herein by reference to exhibit 3.7 in Brand Services Inc.'s Registration Statement on Form S-4/A, Registration Number 333-102511, filed March 20, 2003).
3.20
Certificate of Incorporation of Kwikrig, Inc. (incorporated herein by reference to exhibit 3.8 in Brand Services Inc.'s Registration Statement on Form S-4/A, Registration Number 333-102511, filed March 20, 2003).
3.21	Bylaws of Kwikrig, Inc. (incorporated herein by reference to exhibit 3.9 in Brand Services Inc.'s Registration Statement on Form S-4/A, Registration Number 333-102511, filed March 20, 2003).
4.1
Indenture dated as of October 16, 2002, between Brand Services, Inc. and Bank of New York Trust Company of Florida, N.A., as Trustee (incorporated herein by reference to the exhibit of the same number in Brand Services Inc.'s Registration Statement on Form S-4, Registration Number 333-102511).
4.2
Registration Rights Agreement, dated as of October 16, 2002, between Brand Services, Inc. and Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc., as initial purchasers (incorporated herein by reference to the exhibit of the same number in Brand Services Inc.'s Registration Statement on Form S-4, Registration Number 333-102511).
5.1
Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the Exchange Notes (incorporated herein by reference to exhibit 5.1 in Brand Services Inc.'s Registration Statement on Form S-4/A, Registration Number 333-102511, filed March 20, 2003).
5.2	Opinion of Milam & Howard, P.A. (incorporated herein by reference to exhibit 5.2 in Brand Services Inc.'s Registration Statement on Form S-4/A, Registration Number 333-102511, filed March 20, 2003).
10.1
Indenture dated as of October 16, 2002, between Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) and Bank of New York Trust Company of Florida, N.A., as Trustee (incorporated herein by reference to the exhibit of the same number in Brand Services Inc.'s Registration Statement on Form S-4, Registration Number 333-102511).

10.2
Credit Agreement dated as of October 16, 2002, among Brand Services, Inc., the lenders party thereto, and Credit Suisse First Boston, as Administrative Agent (incorporated herein by reference to the exhibit of the same number in Brand Services Inc.'s Registration Statement on Form S-4, Registration Number 333-102511).
10.3
Security Agreement dated as of October 16, 2002, among Brand Services, Inc., Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.), the lenders party thereto, and Credit Suisse First Boston, as Administrative Agent (incorporated herein by reference to exhibit 10.4 to Annual Report on Form 10-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed March 17, 2005).
10.4
Amended Employment Agreement dated as of October 16, 2002, between Brand Services, Inc. and John M. Monter (incorporated herein by reference to the exhibit of the same number in Brand Services Inc.'s Registration Statement on Form S-4, Registration Number 333-102511).
10.5
Amendment No. 1 and Limited Waiver to Credit Agreement dated as of February 3, 2004, among Brand Services, Inc., the lenders party thereto, and Credit Suisse First Boston, as Administrative Agent (incorporated herein by reference to exhibit 10.3 to Annual Report on Form 10-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed March 17, 2005).
10.6
Amendment No. 2 and Limited Waiver to Credit Agreement dated as of November 9, 2004, among Brand Services, Inc., the lenders party thereto, and Credit Suisse First Boston, as Administrative Agent (incorporated herein by reference to exhibit 10.1 to Quarterly Report on Form 10-Q of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed November 15, 2004).
10.7
Amendment No. 3 to Credit Agreement dated as of January 14, 2005, among Brand Services, Inc., the lenders party thereto, and Credit Suisse First Boston, as Administrative Agent (incorporated herein by reference to exhibit 10.3 to Annual Report on Form 10-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed March 17, 2005).
10.8
Employment Agreement dated as of January 1, 2005, between Brand Services, Inc. and Paul T. Wood (incorporated herein by reference to exhibit 10.1 to Current Report on Form 8-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed January 6, 2005).
10.9
Employment Agreements dated as of October 16, 2004, between Brand Services, Inc. and members of the Brand Advisory Team (incorporated herein by reference to exhibit 10.8 to Annual Report on Form 10-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed March 17, 2005).
10.10
Summary Compensation Terms for Anthony A. Rabb (incorporated herein by reference to exhibit 10.1 to Current Report on Form 8-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed March 18, 2005).
10.11
Seconded Amended and Restated Employment Agreement between Brand Services, Inc. and John M. Monter (incorporated herein by reference to exhibit 10.1 to Current Report on Form 8-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed July 13, 2005).
10.12
Amended and Restated Credit Agreement dated as of July 29, 2005 (incorporated herein by reference to exhibit 10.1 to Current Report on Form 8-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed August 4, 2005).

10.13
Brand Intermediate Holdings, Inc. (f/k/a Brand Intermediate Holdings, Inc.) Preferred Stock Purchase Agreement (incorporated herein by reference to exhibit 10.2 to Current Report on Form 8-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed August 4, 2005).
10.14
Summary Compensation Terms for Michael D. Batchelor (incorporated herein by reference to exhibit 10.14 to Annual Report on Form 10-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed March 31, 2006).
10.15
Summary Compensation Terms for Stephen Tisdall (incorporated herein by reference to exhibit 10.15 to Annual Report on Form 10-K of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) filed March 31, 2006).
12.1	Statement re Computation of Earnings to Fixed Charges (filed herewith).
21.1
Subsidiaries of Brand Energy & Infrastructure Services, Inc. (f/k/a Brand Intermediate Holdings, Inc.) (incorporated herein by reference to exhibit of the same number in Brand Services Inc.'s Registration Statement on Form S-4, Registration Number 333-102511).
23.1	Consent of Ernst & Young, LLP, St. Louis, Missouri (filed herewith).
23.2	Consent of Ernst & Young, LLP, Toronto, Canada (filed herewith).
24.1	Power of Attorney (included as part of signature page hereto).
25.1
Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Trust Company of Florida, N.A. (incorporated herein by reference to exhibit of the same number in Brand Services Inc.'s Registration Statement on Form S-4, Registration Number 333-102511).

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Terms of the Notes
Risk Factors
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
RISK FACTORS
Risks Relating to the Notes
Risks Relating to Our Business
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Brand Energy & Infrastructure Services, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2005 (in thousands)
Brand Energy & Infrastructure Services, Inc. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2005 (in thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SUMMARY COMPENSATION TABLE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
BOOK-ENTRY; DELIVERY AND FORM
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2003, 2004 and 2005 BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.
Years ended December 31, 2002, 2003 and 2004 ALUMA ENTERPRISES INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands)
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands)
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Continued) (In thousands except share amounts)
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued) (In thousands)
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (In thousands except share amounts)
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (Continued) (In thousands except share amounts)
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In thousands except share data)
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. Condensed Consolidating Balance Sheet December 31, 2004
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. Condensed Consolidating Balance Sheet December 31, 2004
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. Condensed Consolidating Balance Sheet December 31, 2005
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. Condensed Consolidating Balance Sheet December 31, 2005
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. Condensed Consolidating Statement of Operations For the Year Ended December 31, 2003
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. Condensed Consolidating Statement of Operations For the Year Ended December 31, 2004
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. Condensed Consolidating Statement of Operations For the Year Ended December 31, 2005
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2003
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2004
BRAND ENERGY & INFRASTRUCTURE SERVICES, INC. Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2005
INDEPENDENT AUDITORS' REPORT
ALUMA ENTERPRISES INC. Incorporated under the laws of Ontario CONSOLIDATED BALANCE SHEETS (thousands of Canadian dollars)
ALUMA ENTERPRISES INC. CONSOLIDATED STATEMENTS OF DEFICIT (thousands of Canadian dollars)
ALUMA ENTERPRISES INC. CONSOLIDATED STATEMENTS OF OPERATIONS (thousands of Canadian dollars)
ALUMA ENTERPRISES INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (thousands of Canadian dollars)
ALUMA ENTERPRISES INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (thousands of Canadian dollars)
CONSOLIDATED BALANCE SHEET
CONSOLIDATED BALANCE SHEET
CONSOLIDATED STATEMENT OF OPERATIONS
OTHER INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
INDEX TO EXHIBITS